 As filed with the Securities and Exchange Commission on January 20, 2000

                                                      Registration No. 333-94755
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ------------------

                                 Amendment

                                 No. 1 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ------------------
                            INTEK INFORMATION, INC.
             (Exact name of registrant as specified in its charter)
                              ------------------
         Delaware                    7389                   84-1334615
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                          5619 DTC Parkway, 12th Floor
                         Englewood, Colorado 80111-3017
                                 (303) 357-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              Timothy C. O'Crowley
                            Chief Executive Officer
                          5619 DTC Parkway, 12th Floor
                         Englewood, Colorado 80111-3017
                                 (303) 357-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ------------------
                                   Copies to:
       Laurie P. Glasscock, Esq.                Francis S. Currie, Esq.
      G. James Williams, Jr., Esq.               Davis Polk & Wardwell
        Carin M. Kutcipal, Esq.                   1600 El Camino Real
    Chrisman, Bynum & Johnson, P.C.        Menlo Park, California 94025-4112
         1900 Fifteenth Street                       (650) 752-2000
        Boulder, Colorado 80302
             (303) 546-1300
                              ------------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
                              ------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                         Proposed Maximum          Amount of
                                    Aggregate Offering Price(1) Registration Fee
--------------------------------------------------------------------------------
Common Stock......................          $57,500,000             $15,180
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.

     This registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained in this prospectus is not complete and may be changed. + +We may not sell these securities until the registration statement filed with + +the Securities and Exchange Commission is effective. This prospectus is not + +an offer to sell securities, and we are not soliciting an offer to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                          Subject to Completion, Dated

PROSPECTUS

                                       Shares

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+[LOGO OF iINTEK.]                                                             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                  Common Stock

   This is the initial public offering of common stock by Intek Information,
Inc. We are selling    shares of our common stock at an estimated initial
public offering price between $    and $    per share.

                                   --------

   There is currently no public market for the common stock. We have applied to list our common stock on the Nasdaq National Market under the symbol "NTEK."

                                   --------

                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................   $       $
Underwriting discounts and commissions..........................   $       $
Proceeds, before offering expenses, to Intek....................   $       $

   The underwriters may also purchase up to    additional shares of common
stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

   Delivery of the shares of common stock will be made on or about    , 2000.

                                   --------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 6.

                                   --------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Chase H&Q

          Robertson Stephens

                    U.S. Bancorp Piper Jaffray

                                                         Wit Capital Corporation

     , 2000

[Cover 1 is the portion of the cover visible when opening the front cover of the prospectus. Reversed-out (white) copy over full page "I3 circle logo."

"Intek provides an integrated set of solutions that takes our clients from concept to launch and operation of their e-commerce and other direct-to-customer initiatives."]

[The prospectus front cover is a gatefold; Cover 2 is the inside front cover spread visible upon opening the gatefold cover. Four 4-color photographs, with copy pertaining to each photo, laid out in the circle, to describe our service offering.

PHOTO #1: This photo, at the top of the circle, is of several people in a conference situation demonstrating our strategic consulting services. PHOTO #1
COPY: Headline: "Design"; Subhead: "Strategic Consulting"; "We help clients architect their e-commerce and other direct-to-customer initiatives from concept to launch and operation."

PHOTO #2: This photo, at the 3 o'clock position on the circle, is of two employees in a computer room. PHOTO #2 COPY: Headline: "Build"; Subhead:
"Technology Solutions"; "We customize and operate a Web-based processing platform that we integrate with our clients' existing systems, enabling them to rapidly deploy their e-commerce and other direct-to-customer initiatives."

PHOTO #3: This photo, at the bottom on the circle, depicts an employee in a Communications Center on the telephone with a client's customer. PHOTO #3
COPY: Headline: "Operate"; Subhead: "e-Operations"; "We provide communications services that handle our clients' sophisticated transactions with their customers via voice, e-mail, fax and real-time online communications."

PHOTO #4: This photo, at the 9 o'clock position on the circle, shows several employees in a working conference session. PHOTO #4 COPY: Headline: "Analyze";
Subhead: "Customer Knowledge"; "We offer sophisticated database marketing and analysis services to help our clients maximize their marketing efforts and customer relationships."]

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
     Prospectus Summary..................................................    1

     Risk Factors........................................................    6

     Forward-Looking Statements..........................................   13

     Use of Proceeds.....................................................   13

     Dividend Policy.....................................................   13

     Capitalization......................................................   14

     Dilution............................................................   16

     Selected Historical and Pro Forma Financial Data....................   18

     Management's Discussion and Analysis of Financial Condition and
      Results of Operations .............................................   20

     Business............................................................   27

     Management..........................................................   38
     Employee Benefit Plans..............................................   46

     Related Party Transactions..........................................   48

     Principal Stockholders..............................................   56

     Description of Capital Stock........................................   58

     Transfer Agent and Registrar........................................   61

     Shares Eligible for Future Sale.....................................   61

     Underwriting........................................................   62

     Legal Matters.......................................................   65

     Experts.............................................................   65

     Where You Can Find More Information.................................   65

     Index to Consolidated Financial Statements of Intek Information,
      Inc................................................................  F-1

     Index to Unaudited Pro Forma Condensed Financial Information........  P-1

     Index to Financial Statements of Acorn Information Services, Inc. ..  A-1

                              ------------------

     Unless otherwise indicated, all references to "Intek," "we," "us" and "our" refer to Intek Information, Inc., a Delaware corporation, and our predecessor Colorado corporation.

     All brand names and trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under "Risk Factors" beginning on page 6 and the financial statements beginning on page F-1, before making an investment decision.

Our Company

     Intek provides an integrated set of strategic, technological, operational and analytical solutions that takes our clients from concept to launch and operation of their e-commerce and other direct-to-customer sales and marketing initiatives. Our clients are Fortune 1000 and emerging Web-based companies that, either because they sell complex products or employ complicated sales processes, require sophisticated solutions. Our ability to design, build, and operate e-commerce and other associated direct-to-customer initiatives enables our clients to rapidly capitalize on their market opportunities. We provide clients access to our strategic consultants, Web-based processing technology, high-level customer support personnel and communication services, and database marketing and analysis services. Our major clients in 1999 included Safeway, Sega and Sony. In addition, we have recently established relationships with emerging Web-based companies, including AutoWeb.

Our Market Opportunity

     Our market is driven by the continued acceptance and rapid growth of the Internet, which has dramatically changed the way businesses and consumers communicate and conduct business. International Data Corporation, or IDC, estimates that the actual number of Web buyers worldwide will increase from nearly 31 million in 1998 to more than 182 million in 2003, and that the amount of worldwide commerce conducted over the Internet will increase from approximately $50 billion in 1998 to about $1.3 trillion in 2003. This dramatic increase in the use of the Internet for commerce is creating significant new opportunities and challenges for a broad spectrum of businesses.

     In response to growing competitive pressures and the escalating rate of technological innovation, many companies are outsourcing business functions to access expertise, resources and technology that may otherwise be unavailable or prohibitively expensive. As a growing number of companies offer more complex products and services online, demand has increased for sophisticated outsourced service providers that use an integrated approach in delivering technology solutions and specialized services. Additionally, the delivery of these multiple services must be flexible and easy for the customer to use and must enable the client to maintain brand recognition and customer loyalty.

Our Services

     Intek's comprehensive range of solutions for designing, building and operating our clients' direct-to-customer initiatives consists of the following four service offerings:

     Strategic Consulting. We help our clients plan their e-commerce and other direct-to-customer initiatives by determining their needs and objectives, working with them to establish an overall program structure, and designing an integrated solution that incorporates technology platforms, customer communication processes, data requirements and personnel skills.

     Technology Solutions. We customize and operate a Web-based technology platform that enables us to rapidly deploy our clients' e-commerce and other direct-to-customer initiatives. Our platform incorporates the front-end user interface and reference materials, the transaction processing system and the customer and client information databases, all of which can be tailored to meet a client's specific needs. We integrate this platform with our clients' and their vendors' existing systems to provide the sharing of information.

     e-Operations. We provide communications services that handle our clients' sophisticated transactions with their customers via voice, e-mail, fax and real-time online communications. These transactions include the sale of complex products such as financial instruments for direct brokerage and online trading firms, and computer and electronic equipment for technology manufacturers. Our infrastructure, including our technology platform and communications centers, permits efficient and reliable operations of our clients' complex direct-to-customer-initiatives.

     Customer Knowledge. We offer sophisticated database marketing and analysis services to help our clients improve their marketing efforts and customer relationships through a better understanding of their customers' buying processes and behaviors.

Our Strategy

     Intek's strategy is to be a leading provider of integrated solutions to companies developing e-commerce and other direct-to-customer initiatives that involve the sale of complex products or the use of complicated sales processes. We support our clients in both business-to-consumer and business-to-business transactions. Key elements of our strategy are to:

   .  target clients that provide substantial growth opportunities;

   . pursue clients in specialized markets that require sophisticated services;

   .  promote our brand through expanded sales and marketing efforts;

   .  broaden and continue to strengthen our service offerings; and

   .  continue to hire, train and retain talented people.

Our History

     We incorporated in Colorado in March 1996 and reincorporated in Delaware in August 1996. Effective October 1, 1999, we acquired all of the outstanding capital stock of Acorn Information Services, Inc., a Delaware corporation based in Connecticut that provides database marketing and analysis services. Also effective October 1, 1999, we transferred software that we had developed to Spider Technologies, Inc., a newly-formed wholly-owned subsidiary, and we then distributed all of the stock of Spider to our stockholders.

     Our principal executive offices are located at 5619 DTC Parkway, 12th Floor, Englewood, CO 80111, and our telephone number is (303) 357-3000.

     We maintain a Web site at www.intekinfo.com and our subsidiary, Acorn, maintains a Web site at www.acornis.com. Information contained on these Web sites does not constitute part of this prospectus and is not incorporated by reference in this prospectus.

                                  The Offering

Common stock offered by Intek.................     shares

Common stock to be outstanding after this          shares
 offering.....................................

Use of proceeds............................... For general corporate purposes.
                                               See "Use of Proceeds."

Proposed Nasdaq National Market symbol........ "NTEK"

     Unless otherwise noted, the information in this prospectus assumes that all outstanding shares of preferred stock are converted into common stock upon the closing of this offering and that the underwriters do not exercise their
option to purchase an additional     shares of common stock from us to cover
over-allotments, if any.

     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999, plus (1) 1,504,190 shares issuable to holders of our preferred stock as payment-in-kind dividends assuming the closing of this offering on March 15, 2000 and (2)
       shares issuable to holders of our Series F preferred stock assuming the
sale of shares in this offering at an initial offering price of $    per share.
See "Related Party Transactions - Securities Issuances and Loans." It does not include the following:

   . 2,330,563 shares of common stock subject to options granted under our 1997 and 1998 stock plans at a weighted average exercise price of $6.28 per share;

   . 4,750,000 shares of common stock available for future issuance under our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan;

   . 181,250 shares of common stock subject to a warrant issued to Sony Electronics Inc. at an exercise price of $8.52 per share; and

   . 527,778 shares reserved for contingent future issuance to the former stockholders of Acorn.

     Please see "Capitalization" for a more complete discussion regarding the outstanding shares of our common stock, the options and warrant to purchase our common stock and related matters.

                         Summary Financial Information

     The following table presents summary financial data. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Financial Infomation."

     The unaudited pro forma condensed statement of operations information for the year ended December 31, 1999 gives effect to our acquisition of Acorn and the spin-off of Spider as if those transactions had occurred on January 1, 1999. The following transactions are assumed to have occurred on January 1, 1999, in the pro forma as adjusted per share data in the pro forma as adjusted statements of operations data and on December 31, 1999, in the pro forma as adjusted balance sheet data:

   .  the issuance of     shares in this offering at an assumed initial
      public offering price of $    per share (after deducting the estimated
      underwriting discounts and commissions and estimated offering expenses);

   . the automatic conversion of all shares of preferred stock outstanding as of December 31, 1999 into 9,560,188 shares of common stock;

   . the issuance of 1,333,433 shares of common stock to the holders of our preferred stock as payment-in-kind dividends as of December 31, 1999; and

   .  the issuance of     additional shares of common stock to the holders of
      our Series F preferred stock assuming the sale of shares in this
      offering at an initial offering price of $    per share. See "Related
      Party Transactions - Securities Issuances and Loans."

     Additional shares of common stock will be issued to the holders of our preferred stock as payment-in-kind dividends subsequent to December 31, 1999. If this offering were to close on March 31, 2000, we would issue 170,757 additional shares.

                                                           Years Ended
                                                          December 31,
                                            --------------------------------------------
                                                                          1999
                              Inception                           ----------------------
                           (March 6, 1996)                                    Pro forma
                          December 31, 1996   1997       1998      Actual    as adjusted
                          ----------------- ---------  ---------  ---------  -----------
                                                                             (unaudited)
                                       (in thousands, except share data)
Statements of Operations
 Data:
  Revenue...............      $     480     $   9,546  $  17,664  $  24,699   $ 26,707
  Gross profit..........            269         1,779      4,455      7,713      8,743
  Loss from operations..         (1,802)      (12,084)    (9,509)   (11,919)   (10,597)
  Net loss applicable to
   common stockholders..      $  (1,809)    $ (13,226) $ (11,464) $ (25,235)  $(13,997)
Per share data:
  Basic and diluted net
   loss per share.......      $   (1.07)    $   (7.09) $   (6.14) $  (13.50)  $
  Weighted average
   common shares........      1,697,417     1,866,385  1,867,941  1,869,803

                                                            December 31, 1999
                                                           ---------------------
                                                                      Pro forma
                                                            Actual   as adjusted
                                                           --------  -----------
                                                                     (unaudited)
                                                              (in thousands)
Balance Sheet Data:
  Cash and cash equivalents............................... $  6,204      $
  Working capital.........................................    7,533
  Total assets............................................   26,378
  Long-term borrowings, net of current portion............    1,722     1,722
  Total stockholders' equity (deficit)....................  (41,997)

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the trading price of our common stock could decline, and you could lose part or all of your investment. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not currently known to us, or that we currently think are immaterial, may also impair our business operations.

Risks Related to Our Business

We are dependent on a limited number of clients for a major portion of our revenue.

     A substantial majority of our revenue during the past two years has been derived from on-going business with a few significant clients. In 1999, Sony accounted for 27% of our revenue and our next three largest clients accounted for a total of 29% of our revenue. We anticipate that our revenue will continue to be concentrated with a limited number of clients and that the amount of revenue from any particular client will vary from period to period. The services required by any one client may be limited by a number of factors, including industry consolidation, economic slowdown, internal budget constraints and reduced demand for the client's products. Our inability to maintain and develop long-term client relationships or to perform to our significant clients' satisfaction, or the loss of, decrease in, or deferral of work for, a significant client, could seriously harm our business, reputation and financial results.

We do not have long-term contracts with our clients and contracts may be cancelled with little or no penalty.

     Our agreements with our clients generally provide for services and payment on a month-to-month basis. Under most of our existing contracts, our clients may reduce or cancel their agreements with us with little or no penalty. In addition, we sometimes perform work for a client following expiration of a contract or while the terms of a letter of intent, new contract or contract extension are under negotiation. In those cases, we would not have a binding agreement to rely on should a dispute arise with a client regarding delivery of or payment for our services. Consequently, you should not anticipate our future revenue based on the number or identity of the clients we have, the level of services we have performed for those clients in the past or the scope of our existing agreements with those clients. In addition, some clients may prohibit us from doing work for their competitors.

Our stock price could decline because of quarterly fluctuations in our revenues and operating results.

     Our revenues and operating results may vary significantly from quarter-to-quarter due to a number of factors. In future quarters, our operating results may be below the expectations of public market analysts or investors, and the price of our common stock may decline. Factors that could cause quarterly fluctuations include:

   . the beginning and ending of significant services for clients during a quarter;

   . the number, size and scope of our clients' direct-to-customer initiatives;

   .  the utilization of our employees;

   .  fluctuations in demand for our clients' products;

   . fluctuations in demand for our services resulting from clients' budget constraints, program delays, economic downturns or similar events;

   .  expenses incurred in connection with possible acquisitions;

   .  expenses relating to our sales and marketing efforts; and

   .  changes in the prices of services offered by us or our competitors.

     Personnel and related costs constitute the substantial majority of our operating expenses. Because we establish these expenses in advance of any particular quarter, underutilization of our personnel may cause significant reductions in our operating results for a particular quarter. Therefore, any failure to generate revenues according to our expectations in a particular quarter could seriously harm that quarter's financial results. To the extent the addition of employees in anticipation of future work is not followed by corresponding increases in revenues, we would incur additional expenses that would not be matched by corresponding revenues.

We may not be successful in expanding our Strategic Consulting, Technology Solutions and Customer Knowledge services.

     Our ability to significantly increase our revenue and operating margins in the future depends substantially on expanding our Strategic Consulting, Technology Solutions and Customer Knowledge professional services. We have only recently begun billing for our Strategic Consulting services and a material amount of work done by our Technology Solutions group to date has not been billable to our clients. In addition, we recently acquired Acorn to significantly enhance our database marketing and analysis capabilities. We must continue to develop our marketing efforts and billing policies with respect to these services to increase revenues and profitability. To the extent we are unable to do this, our margins and financial results may be impaired.

We may not be able to maintain or improve our e-Operations gross margins.

     To date, a substantial majority of our revenue has come from our communications center operations. Our ability to maintain or improve gross margins for these operations depends on our continuing to provide high-end, value-added services to our clients. If our e-Operations services become commoditized or increased competition creates pricing pressures, our gross margins could be impaired. Because our e-Operations services are expected to generate a major portion of our revenue for the foreseeable future, any adverse effect on the margins associated with these services would have a significant negative effect on our overall gross margin.

Several of our executive officers have worked together for only a short time.

     Ten of our fifteen executive officers joined us in 1999. As a result, there is a risk that management will not be able to work together effectively as a team. If we are unable to successfully integrate these and future managers into our operations, we may not be able to execute our strategies, which could harm our business.

We may be unable to attract, train, license and retain the talented people we need to execute our growth plans.

     We rely heavily on our management, consulting and key technical personnel to develop business and execute our strategies. Most of our revenues to date have been generated by the sales efforts of our senior management and key technical personnel. We have not historically had a marketing department and only recently hired a director of marketing as well as sales personnel. We need to hire additional sales and marketing personnel to implement our sales and marketing growth strategy. We may not be successful in attracting and retaining additional sales and marketing personnel or in integrating our new sales and marketing department with our operations.

     We must attract a significant number of new employees to implement our growth plans. The majority of our employees work in our communications centers handling voice, fax, e-mail and other communications for our clients. It generally takes approximately five weeks of training before a new employee can perform these functions. In addition, a substantial portion of our e-Operations services is for clients in regulated industries and may require that our personnel working on behalf of these clients be licensed by governmental or regulatory agencies. Some of our personnel must be extensively trained and pass rigorous tests to obtain certain licenses, such as NASD Series 6, 7 and 63 broker licenses. We have experienced, and may in the future experience, difficulty getting personnel licensed as quickly as necessary to meet clients' expanding programs. Additionally, if we have higher than anticipated turnover in our communications centers, we may have to absorb costs of training new personnel in excess of the costs to be paid by our clients.

     Competition for talented people is particularly intense currently. In addition, we face the issues of escalating recruitment and labor costs and expectations of significant benefits. The loss of any of our key personnel or our inability to meet our goals for hiring, training, licensing and retaining personnel could damage our relationships with existing clients and impair our business in the future.

We may not be able to manage and support our anticipated growth.

     We are currently experiencing a period of significant growth that may strain our managerial and operational resources. To support our growth, our organizational infrastructure must grow accordingly. We expect this expansion to continue to place a substantial strain on our managerial, operational and financial resources. To manage the expected growth of our operations, we must:
(1) improve existing and implement new managerial, operational and financial controls, reporting systems and procedures, (2) maintain and expand our financial management information systems, (3) hire additional personnel who are trained in managing these types of systems and (4) improve communications among our management and operations personnel. If we fail to address these issues, our revenues and profitability could be harmed because of the inability of our operational infrastructure to support our levels of business activity.

We may not be successful in developing and maintaining brand awareness and a good reputation.

     An important part of our strategy is to develop and maintain widespread awareness of our brand. We believe that establishing our brand and reputation is critical for attracting and expanding our targeted client base, especially as competition in our markets increases. To promote our brand, we plan to increase our marketing expenses, which may cause our operating margins to decline. In addition, our name may become closely associated with the business success or failure of some of our clients. The failure or difficulties of one of our high-profile clients could harm our reputation. If we are unsuccessful in promoting or maintaining our brand or if our reputation is damaged, we may become less competitive or lose market share.

Our recent transfer to Spider of software assets upon which we rely will lessen our control over our primary technology platform and divert the attention of some of our management and technical personnel.

     To date, we have used our IntekWebDirect System as the technology platform in the vast majority of solutions we have developed for our clients. In November 1999, we transferred the proprietary software that we developed and that is used in our IntekWebDirect System to a newly-formed subsidiary, Spider. We then distributed all of the stock of Spider to our stockholders. Although we have a 20-year non-exclusive license from Spider to use this software, as well as certain other protections, we no longer control the development of the software or the right to license it to third parties. If for any reason we had to develop a new software platform to replace the software licensed from Spider, we would incur significant costs and could experience substantial delays in implementing solutions for our clients, which would harm our business. In addition, Paul Tartre, president of our Technology Solutions group, will spend 40% of his time on Spider matters, and Timothy O'Crowley, our president and chief executive officer, will be chairman of the board of directors of and a consultant to Spider. These roles will divert time that these individuals would otherwise spend on our matters.

Spider may be unable to pay amounts due to us in connection with the spin-off.

     In connection with the spin-off, we distributed $1 million to Spider. We also agreed to share certain facilities, supplies and personnel with Spider, for which it will pay us specified fees. We have accounted for the $1 million distribution as a long-term receivable which is to be repaid by Spider's minimum royalty obligation. If Spider is unable to generate sufficient revenue to pay its obligations, we may not be able to recover the $1 million or the costs incurred or to be incurred on its behalf pursuant to agreements entered into in connection with the spin-off. This would have a negative effect on our results of operations in the period in which the losses are recognized.

Demand for our clients' products and services could decline.

     Our revenue depends upon customer demand for our clients' products and services. In particular, a significant portion of our revenue is derived from our communications center operations and depend upon the amount of time that our personnel devote to our clients' customers. In addition, our revenue under one new long-term contract with a major client are based on the client's sales generated from our operation of its direct-to-customer initiative. We may enter into additional contracts with similar terms. Accordingly, a decline in customer demand for a significant client's products could result in underutilization of our personnel and facilities, reduced revenue and termination of our relationship with the client. These events could adversely affect our business and financial results.

Our failure to comply with applicable regulations or to get and maintain necessary licenses could harm our business.

     Some of our operations for financial services, mortgage broker and insurance clients are subject to regulation by federal, state and other regulatory agencies. We also conduct marketing activities for clients in regulated industries that require that we and, in some cases, certain of our employees be licensed. New regulations and modifications to existing regulations may be adopted at any time. In addition, the content and geographical scope of our clients' initiatives change from time to time, which may subject us to further regulations. Some agreements with our clients require us to indemnify them if we are not in compliance with applicable regulations. We are currently applying for licenses with respect to mortgage broker services and telephone contact activities in certain states where we may have been required to be licensed in connection with activities conducted in the past. Our failure to have been so licensed or to comply with applicable regulations in the future could expose us to enforcement actions, private actions for damages, civil or criminal penalties or the possibility of being barred from engaging in the securities business. We cannot assure you that we have been, are now or will be in compliance with all applicable regulations.

We may not be successful in completing and integrating acquisitions.

     We recently acquired Acorn to significantly enhance our database marketing and analysis capabilities. Our strategy includes continuing to acquire complementary businesses. Acquisitions are often expensive and time consuming and require integrating widely dispersed operations with distinct corporate cultures. These integration efforts may not succeed or may distract our management from our existing business. Our failure to manage acquisitions successfully could seriously harm our business. In addition, costs associated with both completed and uncompleted acquisitions could adversely affect our operating results and financial condition. Our operating results could also be harmed by unanticipated liabilities of an acquired company, such as subsequent litigation. We may need to raise additional funds to finance acquisitions, and funds may not be available on favorable terms, if at all.

We could pay significant additional purchase consideration to the former stockholders of Acorn.

     If Acorn achieves its earn-out goals, we will pay significant additional cash and stock consideration to the former stockholders of Acorn. The non-cash amortization of this additional purchase consideration could significantly affect our earnings over the next five years.

Our limited operating history makes it difficult for you to evaluate our business, prospects and an investment in our common stock.

     Although we were incorporated in March 1996, we did not begin providing a number of our current services to clients until mid-1997. Our experience with certain services we offer, such as the database marketing and analysis capabilities we significantly enhanced in October 1999, are more limited. Because of our limited operating history, we may encounter unexpected problems and expenses. These uncertainties make it difficult for you to evaluate our business, prospects and an investment in our common stock.

We have incurred losses since inception and expect to incur losses for the foreseeable future.

     We have incurred net losses of approximately $36.2 million for the period from inception (March 6, 1996) through December 31, 1999. Our stockholders' deficit was approximately $42.0 million at December 31, 1999. We expect to incur losses for the foreseeable future. In particular, we anticipate that our sales and marketing expenses will increase substantially in the near future as we add personnel and expand our brand awareness and other marketing efforts. We do not anticipate that revenues will grow sufficiently in the near term to offset these and other costs and expense increases.


Variations in our sales and implementation cycles make prediction of future operating results difficult.

     The sales cycle for our services is variable, typically ranging between a few weeks to several months from initial contact with a potential client to contract signing. Occasionally, the sales cycle is much longer. The timing of the sales cycle may be affected by factors over which we have little or no control, including the potential client's internal decision-making process and our competitors' selling activities. In addition, the time required to structure and implement a program for a client may vary depending upon the complexity of the client's needs. This variability makes it difficult for us to forecast future revenue amounts and timing.

A breach of our e-commerce security measures could reduce demand for our services.

     A requirement of the continued growth of e-commerce is the secure transmission of confidential information over public networks. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our operations. Any compromise or elimination of our security could reduce demand for our services.

     We may be required to expend significant capital and other resources to protect against security breaches or to address any problems they may cause. Because our activities involve the storage and transmission of proprietary and confidential information, such as credit card numbers, security breaches could damage our reputation and expose us to litigation and possible liability. Our security measures may not prevent security breaches, and failure to prevent security breaches may disrupt our operations.

Our business and services are subject to risks related to the Year 2000 problem.

     The "Year 2000" problems of our clients, their vendors, our internal systems and companies on the Internet generally could negatively affect our systems or operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issue."

Risks Related to Our Industry

Existing competitors may expand their services and new competitors may enter our market.

     A number of companies offer, on an individual basis, one or more of the same services that we do. Many of these companies have greater name recognition, marketing, technical and financial resources, and access to capital than we have. In addition, there are relatively few barriers preventing competitors from entering our market. We do not own any patented technology that precludes or inhibits competitors from offering the same services we offer. We also face competition from the in-house capabilities of existing or potential clients, which could increase if economic conditions decline and companies take or keep programs in-house to avoid layoffs. While competition in any form can have a negative effect on our business, we believe the greatest competitive threat to us would occur if a company were to offer the full range of services we do on a more cost-effective or timely basis.

Our business depends on continued growth in the use and improvement of the Internet.

     Because we are in the business of providing services to clients that use the Internet to sell their products, our future success depends on the continued expansion of, and reliance of consumers and businesses on, the Internet. If consumers have difficulties when buying products on the Internet, as happened with a number of Web sites this holiday season, they may be reluctant to use the Internet in the future. In addition, the Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet may be adversely affected as usage increases. Increased demands will require timely improvement of the infrastructure of the Internet, including bandwidth access and other communications technology. The Internet has already experienced certain outages and delays as a result of damage to portions of its infrastructure. The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. There can be no assurance that the infrastructure, products or services necessary to maintain and expand the Internet will be developed, or that the Internet will remain a successful commercial medium.

Changes in government regulation of the Internet could adversely affect our business.

     Due to the increasing popularity and use of the Internet, any number of state, federal, foreign and international laws and regulations may be enacted regarding pricing, acceptable content, taxation, quality of products and services, and other aspects of e-commerce. Any new legislation could inhibit growth in the use of the Internet and decrease the acceptance and desirability of the Internet as a commercial medium. Such a decrease could harm our future operating performance.

Consumers' concerns and possible legislation about privacy of consumer information on the Internet may adversely affect our business.

     An important feature of our Customer Knowledge services is the ability to collect and analyze customer data to refine and measure the effectiveness of marketing programs. This information is captured with or without consumers' knowledge when they visit a site on the Internet and volunteer information in response to questions or other forms of solicitation concerning their backgrounds, interests and preferences. However, privacy concerns may cause consumers to stop visiting certain Web sites that collect this data or to resist providing the personal data necessary to support this capability. Moreover, privacy concerns, whether or not valid, may indirectly inhibit market acceptance of the Internet as a means of commerce and marketing. Privacy concerns could be heightened by legislative or regulatory requirements that mandate notification to Internet users that the data captured on certain Internet sites may be used by marketing entities to address product promotion and advertising to that user. We can make no assurances that such legislation or regulatory requirements will not be adopted. If the privacy concerns of consumers are not adequately addressed, our future operating performance could be harmed.

We need to keep pace with changing technologies.

     Our success depends in part on our ability to integrate and adapt our services to keep pace with advances in communications technologies and the new and improved devices and services that result from these changes. Our inability to respond quickly and cost-effectively to changing technologies and devices could make our existing service offerings non-competitive and may cause us to lose market share.

Risks Related to the Offering

After the offering, a few existing stockholders could control or strongly influence actions requiring the approval of stockholders.

     After the offering, the stockholders named below will own approximately the percentages of the outstanding common stock shown:

        The Beacon Group III - Focus Value Fund, L.P. ..........    %
        Conning Capital Partners V, L.P. .......................
        Timothy O'Crowley.......................................
        Brinson Partners........................................
        Resource Bancshares.....................................
                                                                 ---
                                                                    %
                                                                 ===

     If these stockholders were to act together, they could substantially influence our business and control certain stockholder votes. This concentration of stock ownership may discourage someone from making a tender offer or bid to acquire us at a price per share higher than the then current market price.

Our stock price may be extremely volatile after the offering.

     Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price of the shares of our common stock will be determined by negotiation between representatives of the underwriters and us. This price will not necessarily reflect the market price of the common stock following this offering, and you may not be able to resell your shares at or above the initial public offering price.

     The market price for our common stock following this offering may be volatile and could decline or fluctuate in response to a variety of factors, including:

   . the announcement of new services or pricing policies by us or our competitors;

   .  acquisitions or strategic alliances by us or others in our industry;

   .  quarterly variations in our or our competitors' results of operations;

   . failure to achieve financial analysts' or other estimates of our results of operations for any fiscal period;

   . changes in earnings estimates or recommendations by securities analysts;

   . announcements of technological innovations that render our capabilities outdated;

   .  developments in our industry; and

   . general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

     In addition, stock prices for many companies in the high technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to their operating performance. These factors and fluctuations, as well as general economic, political and market conditions, may negatively affect the market price of our common stock.

We may seek additional funding or make acquisitions, which may be dilutive to stockholders or impose operational restrictions.

     If we raise additional funds or make acquisitions through the issuance of equity securities, it will reduce the percentage ownership of our stockholders. These stockholders may experience additional dilution in net book value per share, and any additional equity securities may have rights, preferences and privileges senior to those of the holders of common stock. In addition, debt financing, if available, may involve restrictive covenants that limit our operating flexibility with respect to certain business matters.

You should consider the following additional risks before purchasing our stock:

   . declines in our stock price or other events could result in securities class action litigation against us. Securities litigation involves substantial costs and use of management's time, which could adversely affect our business and financial results;

   . our charter documents contain provisions that could make it more difficult for us to be acquired and for you to receive a premium for your stock;

   . substantial sales of our common stock by current stockholders could cause a decline in the price of our common stock;

   . the exercise of options and warrants and purchases of stock under our employee benefit plans will dilute your percentage ownership of our common stock; and

   . we may use the proceeds of this offering differently than you may prefer or may fail to maximize our return on the proceeds.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus. These statements are subject to risks and uncertainties, and there can be no guarantee that these statements will prove to be correct. Forward-looking statements include assumptions as to how we may perform in the future. When we use words like "believe," "could," "may," "will," "estimate," "continue," "seek," "anticipate," "intend," "expect," "predict," "potential," and "plan" or similar expressions, we are making forward-looking statements.

     We have based these statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that these expectations actually will be achieved. In evaluating these statements, you should consider various factors, including the risks set forth in the section entitled "Risk Factors" beginning on page 6. These risk factors may cause actual results to differ materially from any forward-looking statements.

                                USE OF PROCEEDS

     Assuming an initial public offering price of $   per share, we will
receive net proceeds of approximately $   from the sale of    shares of common
stock in this offering (approximately $   if the underwriters exercise their
over-allotment in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

     We intend to use the net proceeds of this offering for general corporate purposes, including capital expenditures and working capital. In addition, we may, if appropriate opportunities arise, use an undetermined portion of the net proceeds to acquire or invest in companies offering services or products complementary to ours. However, we currently have no commitments or agreements with any third party regarding any such potential acquisition or investment. Pending such uses, we will invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never paid or declared cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table shows our capitalization at December 31, 1999:

   .  on an actual basis;

   . on an unaudited pro forma basis giving effect to (1) the automatic conversion upon the closing of this offering of all outstanding shares of preferred stock into 9,560,188 shares of common stock and (2) the issuance of 1,333,433 shares of common stock to holders of our preferred stock as payment-in-kind dividends assuming the closing of this offering on December 31, 1999; and

   .  on an unaudited pro forma basis as adjusted to reflect (1) the
      issuance of     shares of common stock in this offering and the
      receipt by us of net proceeds of approximately $    assuming an
      initial public offering price of $    per share (after deducting the
      estimated underwriting discounts and commissions and estimated
      offering expense), and (2) the issuance of    additional shares of
      common stock to holders of our Series F preferred stock assuming the sale of shares in this offering at an initial offering price of $ per share (see "Related Party Transactions-Securities Issuances and Loans").

                                                  December 31, 1999
                                          ---------------------------------------
                                                                      Pro forma
                                                                         as
                                            Actual      Pro forma     adjusted
                                          -----------  ------------  ------------
                                                             (unaudited)
                                          (in thousands, except share data)
Long-term borrowings, net of current
 portion................................  $     1,722  $     1,722    $   1,722
                                          -----------  -----------    ---------
Convertible Preferred Stock, subject to
 mandatory redemption; 79,000,000 shares
 authorized, 35,255,741 shares issued
 and outstanding actual; convertible
 into 38,240,741 common shares; no
 shares issued and outstanding pro forma
 and pro forma as adjusted..............       59,408          --           --
                                          -----------  -----------    ---------
Stockholders' equity (deficit):.........
  Common stock, 170,000,000 shares
   authorized, 1,881,444 shares issued
   and outstanding, actual; 100,000,000
   shares authorized, pro forma and pro
   forma as adjusted;    shares issued
   and outstanding, pro forma;    shares
   issued and outstanding, pro forma as
   adjusted ............................            1            2
Additional paid-in capital..............          --        59,407
Unearned compensation...................       (1,266)      (1,266)
Accumulated deficit.....................      (40,732)     (40,732)
                                          -----------  -----------    ---------
    Total stockholders' equity
     (deficit)..........................      (41,997)      17,411
                                          -----------  -----------    ---------
    Total capitalization................     $ 19,133  $    19,133         $
                                          ===========  ===========    =========

     The outstanding share information shown in the table above excludes:

   . 2,330,563 shares of common stock subject to options granted under our 1997 and 1998 stock plans at a weighted average exercise price of $6.28 per share;

   . 4,750,000 shares of common stock available for future issuance under our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan;

   . 181,250 shares of common stock subject to a warrant issued to Sony Electronics at an exercise price of $8.52 per share; and

   . 527,778 shares reserved for contingent future issuance to the former stockholders of Acorn.

     An additional 170,757 shares of common stock will be issued to the holders of preferred stock as payment-in-kind dividends subsequent to December 31, 1999 assuming the closing of this offering on March 31, 2000.

     For additional information about our stock plans, see "Employee Benefit Plans," and for information about the warrant issued to Sony Electronics, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    DILUTION

     The unaudited pro forma net tangible book value of our common stock at
December 31, 1999 was $   , or $    per share of common stock. The unaudited
pro forma net tangible book value per share represents the amount of our total
tangible assets less total liabilities, divided by     shares of common stock
outstanding after giving effect to (1) the conversion of all outstanding shares of preferred stock into 9,560,188 shares of common stock upon the closing of this offering, (2) the issuance of 1,333,433 shares of common stock to holders of our preferred stock as payment-in-kind dividends assuming the closing of
this offering on December 31, 1999, and (3) the issuance of     additional
shares of common stock to holders of our Series F preferred stock assuming the
sale of shares in this offering at an initial offering price of $   per share
(see "Related Party Transactions - Securities Issuances and Loans"). It does not include shares that we may issue in connection with the acquisition of Acorn upon Acorn's achievement of certain contingencies.

     After giving effect to this offering and the receipt of approximately $
of net proceeds from this offering (based on an assumed initial public offering
price of $    per share and after deducting the estimated underwriting
discounts and commissions and estimated offering expenses), our unaudited pro forma as adjusted net tangible book value at December 31, 1999 would have been
approximately $    million, or $    per share. This amount represents an
immediate increase in pro forma net tangible book value of $    per share to
existing stockholders and an immediate dilution of $    per share to purchasers
of common stock in this offering. Dilution is determined by subtracting unaudited pro forma as adjusted net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates the per share dilution:

   Assumed initial public offering price per share...................      $
     Unaudited pro forma as adjusted net tangible book value per share at December 31, 1999..................................... $
     Increase in unaudited pro forma as adjusted net tangible book value per share attributable to new investors..................
                                                                      ----
   Unaudited pro forma as adjusted net tangible book value per share after this offering..............................................
                                                                           ----
   Dilution per share to new investors...............................      $
                                                                           ====

     The following table summarizes as of December 31, 1999, on the unaudited pro forma as adjusted basis described above, the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors who purchase shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses:

                         Shares Purchased      Total Consideration      Average
                         -------------------   ----------------------  Price Per
                         Number     Percent     Amount      Percent      Share
                         --------   --------   ----------  ----------  ---------
Existing
 stockholders(1)........                        $                        $
New investors(1)........
                          --------    --------  ----------   ---------
  Total.................                              $
                          ========    ========  ==========   =========

------------------
(1) If the underwriters' over-allotment option is exercised in full, sales in this offering will reduce the number of shares of common stock held by the
    existing stockholders to approximately   % of the total shares of common
    stock outstanding after the offering and will increase the number of shares
    held by new investors to    , or approximately   % of the total shares of
    common stock outstanding after the offering. See "Underwriting."

     The above table assumes no exercise of any outstanding stock options or warrants. As of December 31, 1999, there were options outstanding to purchase a total of 2,330,563 shares of common stock with a weighted average exercise price of $6.28 per share. In January 2000, we issued a warrant to Sony Electronics to purchase 181,250 shares at $8.52 per share. If any of these options or the warrant are exercised, there will be further dilution to new public investors. Please see "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Employee Benefit Plans," and Notes 10 and 13 of Notes to Consolidated Financial Statements for additional information about the outstanding options and warrant.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     You should read the following selected financial data in conjunction with our financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Financial Information," included elsewhere in this prospectus.

Historical Presentation

     The historical statements of operations data set forth below are derived from and qualified by reference to our financial statements included elsewhere in this prospectus. The historical periods are not necessarily indicative of results to be expected in any future period.

Pro Forma Presentation

     The pro forma financial data have been derived from our unaudited pro forma condensed financial statements which were prepared to illustrate the effects of certain transactions and events and the application of the net offering proceeds. For a more complete discussion, this data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The unaudited pro forma consolidated statements of operations data for the year ended December 31, 1999 give effect to our acquisition of Acorn and the spin-off of Spider as if those transactions had occurred on January 1, 1999. The pro forma consolidated balance sheet data give
effect to the sale of     shares in this offering at an assumed initial public
offering price of $    per share (after deducting the estimated underwriting
discounts and commissions and estimated offering expenses) as if this offering had occurred on December 31, 1999. The following transactions are assumed to have occurred on January 1, 1999 in the pro forma as adjusted per share data in the consolidated statements of operations data and on December 31, 1999 in the pro forma consolidated balance sheet data:

   .  the issuance of     shares in this offering at an assumed initial
      public offering price of $    per share (after deducting the estimated
      underwriting discounts and commissions and estimated offering expenses);

   . the automatic conversion of all shares of preferred stock outstanding as of December 31, 1999 into 9,560,188 shares of common stock;

   . the issuance of 1,333,433 shares of common stock to the holders of our preferred stock as payment-in-kind dividends as of December 31, 1999; and

   .  the issuance of     additional shares of common stock to the holders
      of our Series F preferred stock assuming the sale of shares in this
      offering at an initial offering price of $    per share. See "Related
      Party Transactions - Securities Issuances and Loans."

     Additional shares of common stock will be issued to the holders of preferred stock as payment-in-kind dividends subsequent to December 31, 1999. If this offering were to close on March 31, 2000, we would issue 170,757 additional shares.

                            Period from
                           March 6, 1996
                            (inception)             Years Ended December 31,
                          to December 31, ------------------------------------------------
                               1996          1997        1998              1999
                          --------------- ----------  ----------  ------------------------
                                                                                Pro forma
                                                                    Actual     as adjusted
                                                                  -----------  -----------
                                                                               (unaudited)
                                      (in thousands, except for share data)
Consolidated Statements
 of Operations Data:
Revenue.................    $      480    $    9,546  $   17,664  $    24,699   $ 26,707
Direct cost of servic-
 es.....................          (211)       (7,767)    (13,209)     (16,986)   (17,964)
                            ----------    ----------  ----------  -----------   --------
Gross profit............           269         1,779       4,455        7,713      8,743
Operating expenses:
 Selling, general and
  administrative........         2,046        10,464       9,312       15,020     15,129
 Depreciation and amor-
  tization..............            25         2,941       3,755        3,533      3,933
 Research and develop-
  ment..................           --            458         897        1,079        278
                            ----------    ----------  ----------  -----------   --------
 Total operating ex-
  penses................         2,071        13,863      13,964       19,632     19,340
                            ----------    ----------  ----------  -----------   --------
Loss of operations......        (1,802)      (12,084)     (9,509)     (11,919)   (10,597)
                            ----------    ----------  ----------  -----------   --------
Other (expense) income:
Loss from Spider........           --            --          --        (1,055)    (3,320)
 Interest income........            11           245         266          134        134
 Interest expense.......           (16)          (30)        (17)        (150)      (194)
 Loss on disposal of
  equipment and other...            (2)          (26)       (270)         (20)       (20)
                            ----------    ----------  ----------  -----------   --------
                                    (7)          189         (21)      (1,091)    (3,400)
                            ----------    ----------  ----------  -----------   --------
Net loss................    $   (1,809)   $  (11,895) $   (9,530) $   (13,010)  $(13,997)
                            ==========    ==========  ==========  ===========   ========
Net loss applicable to
 common stockholders:
 Net loss...............    $   (1,809)   $  (11,895) $   (9,530) $   (13,010)  $
Accretion of mandatorily
 redeemable convertible
 preferred stock........                         (90)       (469)        (864)       --
Cummulative dividends to
 preferred
 stockholders...........           --            --          --       (11,361)       --
Loss on repurchase of
 Series A preferred
 stock..................           --         (1,241)        --           --         --
Series C preferred
 stock..................           --            --       (1,465)         --         --
                            ----------    ----------  ----------  -----------   --------
Net loss applicable to
 common stockholders....    $   (1,809)   $  (13,226) $  (11,464) $   (25,235)  $
                            ==========    ==========  ==========  ===========   ========
Basic and diluted net
 loss per share.........    $    (1.07)   $    (7.09) $    (6.14) $    (13.50)  $
                            ----------    ----------  ----------  -----------   --------
Weighted average shares
 outstanding--basic and
 diluted................     1,697,417     1,866,585   1,867,941    1,869,803
                            ==========    ==========  ==========  ===========   ========
Pro forma net loss per
 share, assuming conver-
 sion of preferred stock
 and accrued dividends:
 Basic and diluted net
  loss per share........                                          $     (1.26)
                                                                  ===========
 Weighted average common
  shares outstanding--
  basic and diluted.....                                           10,364,936
                                                                  ===========

                                         Years Ended December 31,
                                ----------------------------------------------
                                 1996    1997     1998           1999
                                ------  -------  -------  --------------------
                                                                    Pro forma
                                                          Actual   as adjusted
                                                          -------  -----------
                                                                   (unaudited)
                                              (in thousands)
Consolidated Balance Sheet Da-
 ta:
Cash and cash equivalents...... $  441  $ 2,235  $ 3,752  $ 6,204    $
Working capital................    268    1,897    7,082    7,533
Total assets...................  1,296   17,086   18,644   26,378
Long-term borrowing, net of
 current portion...............     58       20        7    1,722     1,722
Total stockholders' equity
 (deficit)..................... (1,219) (12,920) (22,990) (41,997)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with Selected Historical and Pro Forma Financial Data and the financial statements and notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those stated in the Risk Factors section and elsewhere in this prospectus.

Overview

     We provide an integrated set of strategic, technological, operational and analytical solutions that takes our clients from concept to launch and operation of their e-commerce and other direct-to-customer sales and marketing initiatives. Our clients are Fortune 1000 and emerging Web-based companies that, either because they sell complex products or employ complicated sales processes, require sophisticated solutions to effectively conduct their direct-to-customer initiatives. Our services enable our clients to rapidly capitalize on market opportunities, access sophisticated technology, use the services of highly trained personnel and improve operating efficiencies.

     We incorporated in Colorado in March 1996 and reincorporated in Delaware in August 1996. In February 1997, we acquired Protocall Communications, a customer support company in Livermore, California. The net purchase price of Protocall after assumption of liabilities was approximately $6.7 million. We recorded an intangible asset of $3.0 million for acquired customer relationships and $3.6 million as goodwill. We are amortizing the customer relationship intangible over three years and the goodwill amount over five years. As a result of the Protocall acquisition, our communications center services expanded. We opened our Hayward, California communications center in May 1997.

     We grew our business significantly in 1998. This growth came primarily from expanding our communications center and technology development services to existing clients and adding new clients. During 1999, we continued to expand our e-Operations services, which include our communications center operations, and our Technology Solutions services, as we increased services to our major clients and, to a lesser extent, added new clients. We opened a large communications center in Fort Scott, Kansas in June 1999 to support this growth and planned future growth.

     In October 1999, we acquired Acorn, which provides strategic consulting and sophisticated data analytic services to its clients. The initial purchase price for Acorn after assumption of outstanding borrowings was approximately $2.0 million. Approximately $493,000 of the purchase price was allocated to acquired goodwill and $950,000 to acquired intangibles. Goodwill will be amortized on a straight-line basis over five years and intangibles will be amortized on a straight-line basis over three years. We also agreed to make significant future cash and stock payments to the former stockholders of Acorn if Acorn meets certain earnings targets over the next three years. The non-cash amortization of this additional purchase consideration could significantly affect our earnings over the next five years.

     Effective October 1, 1999, we transferred the rights to the proprietary software that we had developed and that is used in our IntekWebDirect System to a newly-formed subsidiary, Spider. We then distributed the stock of Spider to our stockholders. Fifteen of our technical personnel became employees of Spider. Spider is now primarily responsible for research and development efforts with respect to the transferred software. As a result, our research and development expenses for the fourth quarter of 1999 and on a pro forma basis for 1999 were, and are expected to be for the foreseeable future, lower than historical levels.

     For federal income tax purposes, the distribution of the Spider shares to our stockholders was a taxable event to us. The taxable gain was determined based upon an independent valuation of Spider. To the extent the IRS requires the valuation of Spider to be increased and the taxable gain exceeds the tax operating loss for 1999, we would owe alternative minimum taxes, the payment of which would adversely affect our cash flow. Any increase in the valuation would also decrease our net operating loss carryforward.

     In connection with the spin-off, we distributed $1 million to Spider. We also agreed to share certain facilities, supplies and personnel with Spider, for which it will pay us specified fees. We have accounted for the $1 million distribution as a long-term receivable which is to be repaid by Spider's minimum royalty obligation. If Spider is unable to generate sufficient revenue to pay its obligations, we may not be able to recover the $1 million or the costs incurred or to be incurred on its behalf pursuant to agreements entered into in connection with the spin-off. This would have a negative effect on our results of operations in the period in which the losses are recognized.

     To date, a substantial majority of our revenue has come from our e-Operations services and nearly all of the remainder has been from Technology Solutions services. In the fourth quarter of 1999, we began billing for our Strategic Consulting services, which we had previously provided primarily as a way to attract new clients for Technology Solutions and e-Operations services. We also significantly enhanced our database marketing and analysis services in the fourth quarter through our acquisition of Acorn. These types of professional services traditionally have higher gross margins than our e-Operations services.

     Substantially all of our revenue to date has been based on time and expenses as incurred. Recently we entered into a long-term contract with a major client under which our revenues will be based primarily upon a percentage of the client's revenues generated from our operation of its direct-to-customer initiative. We may enter into additional contracts with similar terms in the future. In addition, we have recently entered into fixed-price agreements for certain Strategic Consulting services. To date, revenue under these fixed-price agreements has been immaterial.

     Direct cost of services consists primarily of compensation and benefits to our employees engaged in the direct delivery of professional services related to the development, implementation and support of programs for our clients. Direct cost of services also includes materials, training, telecommunication expenses and equipment necessary for execution of our clients' programs. Under our agreements with Spider, we are not required to pay license fees for transferred software until November 2002, which will have a positive effect on our direct cost of services until that time.

     Research and development expenses consist of charges, including labor and materials, related to the development and enhancement of software and technology platforms used in providing services to our clients.

     Selling, general and administrative expenses consist primarily of salaries, commissions, benefits, and related expenses for personnel engaged in sales and client support; salaries and related expenses of executive management, human resources, finance and administrative personnel; expenses related to our facilities; marketing and branding expenses, including trade shows and promotional events; and other general corporate expenses.

     In January 2000, we issued a warrant to Sony Electronics for 181,250 shares of common stock. The value of this warrant is approximately $1.1 million which will be changed to operations in the first quarter of 2000.

     Depreciation and amortization expenses consist of the depreciation of equipment used in our operations including phone switches and computer equipment at our facilities.

     Interest income is earned on cash balances in our bank accounts and short-term investments. Interest expense is incurred on our debt and capital lease obligations.

     In connection with the Series F preferred stock financing, we provided certain guarantees to the Series F preferred stock investors regarding the future value of their investment. The adjustments we will be required to make upon the closing of this offering will result in a charge of $13.2 million to net loss applicable to common stockholders in the quarter in which the closing occurs.

Pro Forma Results of Operations

     The pro forma information takes into account the acquistion of Acorn and the spin-off of Spider as if those transactions had occurred on January 1, 1999. On a pro forma basis, Acorn contributed $2.9 million in revenue during 1999. In addition, on a pro forma basis, Acorn contributed $1.5 million in gross profit, while incurring $2.1 million in operating expenses, resulting in a loss for the year of $0.7 million.

     During the first nine months of 1999, on a pro forma basis, Spider incurred $1.2 million in expenses related to support services such as accounting, payroll, human resources and insurance. Spider also incurred $1.1 million in research and development expenses related to the continued development of the IntekWebDirect System. On a going-forward basis, R&D will not include the effect of Spider. For the full year 1999, Spider's operating expenses on a pro forma basis were $3.3 million.

Historical Results of Operations

     The following table sets forth for the periods presented certain data from our consolidated statements of operations as a percentage of revenues. These data, other than the pro forma financial information, have been derived from our audited financial statements and should be read in conjunction with the financial statements and notes included elsewhere in this prospectus.

                                 Period from
                                March 6, 1996
                                 (inception)     Years Ended December 31,
                               to December 31, ---------------------------------
                                    1996       1997   1998          1999
                               --------------- ----   ----   -------------------
                                                                      Pro forma
                                                              Actual as adjusted
                                                             ------- -----------
                                                                     (unaudited)
Revenue.......................       100%       100%  100%     100%      100%
Direct cost of services.......       (44)       (81)  (75)     (69)      (67)
                                    ----       ----   ---     ----      ----
Gross profit..................        56         19    25       31        33
Operating expenses:
  Selling, general and
   administrative.............       426        110    53       61        57
  Depreciation and
   amortization...............         5         31    21       14        13
  Research and development....       --           5     5        4         1
                                    ----       ----   ---     ----      ----
    Total operating expenses..       431        146    79       79        72
                                    ----       ----   ---     ----      ----
Loss from operations..........      (375)      (127)  (54)     (48)      (40)
                                    ----       ----   ---     ----      ----
Other (expense) income:
Loss from Spider..............       --         --    --        (4)      (12)
  Interest income.............         2          3     2        1         1
  Interest expense............        (3)       --    --        (1)       (1)
  Loss on disposal of
   equipment and other........       --         --     (2)     --        --
                                    ----       ----   ---     ----      ----
Net loss......................      (376)%     (124)% (54)%   (53)%     (52)%
                                    ====       ====   ===     ====      ====

   Comparison of Years Ended December 31, 1997, 1998 and 1999

     Revenue. Revenue increased 39.5% to $24.7 million in 1999, from $17.7 million in 1998. This increase was primarily due to growth in initiatives for major existing clients, as well as the addition of new clients and billing rate increases. Furthermore, our acquisition of Acorn contributed an additional $0.9 million during the fourth quarter of 1999. In 1999, we discontinued working with certain clients whose initiatives did not require the sophisticated level of services on which we are focusing. Revenue increased 86.3% to $17.7 million in 1998 from $9.5 million in 1997. This increase was primarily due to revenue from our three largest clients that we had added in late 1997, as well as the addition of new clients and the expansion of our Technology Solutions services.

     Direct cost of services. Direct cost of services in 1999 was $17.0 million, or 68.8% of revenue, as compared to $13.2 million, or 74.8% of revenue, in 1998. On a dollar basis, the increase in direct cost of services was due to the increase in activities related to providing our services. Direct cost of services in 1998 was $13.2 million or 74.8% of revenue compared to $7.8 million or 81.4% of revenue in 1997. This dollar increase resulted from costs related to increased services to new and existing clients. The improvements as a percentage of revenue in 1999 and 1998 over the respective prior years were related primarily to the leveraging of fixed direct costs against increased revenue.

     Selling, general and administrative expenses. Selling, general and administrative (SG&A) expenses were $15.0 million, or 60.8% of revenue, in 1999 compared to $9.3 million, or 52.7% of revenue, in 1998. This growth in SG&A resulted from hiring additional management and support personnel, adding facilities and other activities related to the increase in revenue. In June 1999, we opened a new communications center in Fort Scott, Kansas. Our acquisition of Acorn in October 1999 resulted in additional SG&A expense of $0.3 million. In addition, we incurred $0.4 million in compensation expense related to incentive stock options. SG&A expenses in 1998 were $9.3 million, or 52.7% of revenue, compared to $10.5 million, or 109.6% of revenue, for 1997. This decrease was primarily a result of the termination of certain management personnel acquired in the Protocall acquistion.

     Depreciation and amortization expenses. Depreciation and amortization (D&A) expenses in 1999 were $3.5 million compared to $3.8 million in 1998. The decrease in D&A expenses was a result of the disposal or full depreciation of certain equipment from the acquisition of Protocall. D&A in 1998 was $3.8 million compared to $2.9 million in 1997. The increase of $0.8 million in 1998 compared to 1997 resulted from the depreciation of equipment in our Hayward facility for a full year and new equipment added during the year.

     Research and development. Research and development (R&D) expenses in 1999 were $1.1 million compared to $0.9 million in 1998. The increase in R&D expenses was a result of continued development and support of the IntekWebDirect System. In October 1999, we transferred the IntekWebDirect System software to Spider and we then distributed all of the stock of Spider to our stockholders. Consequently, R&D expenses in the fourth quarter of 1999 were negligible. Research and development expenses increased in 1998 to $0.9 million from $0.5 million in 1997 due to the continued development and support of the IntekWebDirect System.

     Interest income. Interest income in 1999 was $0.1 million compared to $0.3 million in 1998 and $0.2 million in 1997. Fluctuations from year to year were due to preferred stock financings and the investment of the proceeds in short-term financial instruments.

     Interest expense. Interest expense in 1999 was $0.2 million. Interest expense in 1998 and 1997 was negligible. Interest expense in 1999 resulted from our borrowings against our lines of credit and leases for office equipment and furniture.

     Loss on disposal of equipment and other expense. In early 1998, we disposed of telecommunications equipment we considered no longer useful in our operations. The result was a $0.3 million loss.

Selected Unaudited Historical Quarterly Financial Data

     The following table sets forth certain unaudited consolidated statements of operations data for the eight quarters ended December 31, 1999. In our opinion, the quarterly data include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of such information. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                        Quarter Ended
                          ------------------------------------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,
                            1998      1998      1998      1998      1999      1999      1999      1999
                          --------  --------  --------- --------  --------  --------  --------- --------
                                                         (unaudited)
                                                       (in thousands)
Revenue.................  $ 3,402   $ 3,646    $ 4,989  $ 5,627   $ 5,432   $ 4,879    $ 5,567  $ 8,821
Direct cost of
 services...............   (3,086)   (2,688)    (3,404)  (4,031)   (3,638)   (3,420)    (4,296)  (5,632)
                          -------   -------    -------  -------   -------   -------    -------  -------
Gross profit............      316       958      1,585    1,596     1,794     1,459      1,271    3,189
Operating expenses:
 Selling, general and
  administrative........    2,213     2,143      2,445    2,511     2,911     3,182      3,864    5,063
 Depreciation and
  amortization..........    1,070     1,056        770      859       765       775        875    1,118
 Research and
  development...........      154       189        224      330       328       344        389       18
                          -------   -------    -------  -------   -------   -------    -------  -------
 Total operating
  expenses..............    3,437     3,388      3,439    3,700     4,004     4,301      5,128    6,199
                          -------   -------    -------  -------   -------   -------    -------  -------
Loss from operations....   (3,121)   (2,430)    (1,854)  (2,104)   (2,210)   (2,842)    (3,857)  (3,010)
                          -------   -------    -------  -------   -------   -------    -------  -------
Other (expense) income:
 Loss from Spider.......      --        --         --       --        --        --         --    (1,055)
 Interest (income)......      (26)      (87)      (108)     (45)      (14)      (45)       (23)     (52)
 Interest expense.......        1        13          1        2         5         6          8      131
 Loss on disposal of
  equipment and other...      269         1        --       --        --          1         11        8
                          -------   -------    -------  -------   -------   -------    -------  -------
Net loss................  $(3,365)  $(2,357)   $(1,747) $(2,061)  $(2,201)  $(2,804)   $(3,853) $(4,152)
                          =======   =======    =======  =======   =======   =======    =======  =======

Liquidity and Capital Resources

     We have raised $51.0 million of equity capital to date from the sale of common and preferred stock, net of offering expenses.

     Cash and cash equivalents at the end of 1997, 1998 and 1999 were $2.2 million, $3.8 million, and $6.2 million, respectively. The increases in cash were primarily from the net proceeds from the issuance of convertible preferred stock of $22.8 million in 1997, $11.8 million in 1998 and $14.5 million in 1999. The proceeds were used primarily to fund operating activities, capital expenditures and acquisitions.

     Cash used in operations for 1997, 1998 and 1999 was $9.5 million, $9.0 million and $6.6 million, respectively. Our negative operating cash flow resulted primarily from our net losses experienced over these periods. During these periods we continued to develop our communication centers, hire key management and other personnel and expand our technology infrastructure to support our growth.

     Cash used in investing activities was $9.0 million, $1.2 million and $7.4 million for 1997, 1998 and 1999, respectively. We have invested in communication centers, expanded our technology resources and enhanced our support infrastructure. In 1997, we acquired Protocall for $6.7 million, of which $3.3 million was in cash. We also spent $5.6 million for computer and communications equipment and facilities expansion, including the opening of a communications center in Hayward, California. During 1999, we opened a communications center in Fort Scott, Kansas and moved our headquarters operations, which resulted in capital investments in computer systems, facility expansion, furniture and fixtures. Effective October 1, 1999, we purchased Acorn for initial consideration of $ 2.0 million, of which $0.6 million was in cash.

     Our financing activities have generated cash of $20.3 million, $11.7 million and $16.5 million for 1997, 1998 and 1999 respectively. Net proceeds from the sale of preferred equity have generated cash of

$22.8 million, $11.8 million and $14.5 million for 1997, 1998 and 1999, respectively. In June 1999, we obtained a two-year revolving line of credit from Silicon Valley Bank. Borrowings under this secured line of credit bear interest at the bank's prime rate plus 1.5%. The credit limit is based on 80% of the eligible accounts receivable balance up to a maximum credit limit of $5.0 million. In September 1999, we obtained a 30-month, $2.5 million credit facility secured by the capital assets at the Fort Scott communications center and a junior lien on most of our other assets. In the fourth quarter of 1999, we drew $2.5 million against this line to purchase equipment for use in the Fort Scott facility.

     In March 1999, we received an $800,000 grant from the Kansas Department of Commerce and Housing to offset costs for instruction, curriculum development, training equipment, facilities and other expenses associated with our Fort Scott facility. Under the terms of the grant, we are required to maintain certain employee and wage levels in our Fort Scott facility until the third quarter of 2001. We have been reimbursed for approximately $300,000 of expenses as of December 31, 1999. If there are insufficient funds available to fund this grant in the future, we may not be reimbursed for expenses covered by the grant until funds become available, if at all.

     In addition, in April 1999, we received a $400,000 loan from the Kansas Department of Commerce and Housing under the Kansas Economic Opportunity Initiatives Fund. The loan is interest free and will be forgiven in equal amounts over a five-year period provided that we meet and maintain certain employee and wage levels and do not vacate our Fort Scott facility during this period. If we fail to meet these requirements, or otherwise breach the agreement, we must repay all or part of the amount of the loan plus 12% interest.

     We believe that the proceeds from this offering together with our cash and borrowing capacity will be sufficient to fund our activities for at least the next 12 months.

     If the offering is not completed in a timely manner, we will need to decrease our planned business expansion efforts or raise additional capital through debt or private equity placements to fund our activities over this period. There is no assurance that such alternative financing will be available on terms acceptable to us, if at all. Beyond twelve months, we expect to generate sufficient cash flow from operations to fund our business. In addition, although there are no commitments or agreements with any third party with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate potential acquisitions of other businesses, products and technologies. In order to consummate potential acquisitions, we may need to issue equity or debt securities and these issuances may be dilutive to existing investors.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities"("SFAS No. 133"). The Company is required to adopt SFAS No. 133, as amended by SFAS No. 137, in 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Intek has not entered into any derivative financial instruments or hedging activities. As a result, management believes adoption of SFAS No. 133 will not have a material impact on the financial statements.

     In December 1999, the staff of the Securities and Exchange Commission issued its Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." SAB No. 101 provides guidance on the measurement and timing of revenue recognition in financial statements of public companies. Changes in accounting policies to apply the guidance of SAB No. 101 must be adopted by recording the cumulative effect of the change in the fiscal quarter ending March 31, 2000. Management has not yet determined the effect SAB No. 101 will have, if any, on its accounting policies or the amount of the cumulative effect to be recorded from adopting SAB No. 101.

Quantitative and Qualitative Disclosures about Market Risks

     Market risks represent the risk of loss that may impact our financial position, operating results or cash flows due to adverse changes in financial market prices and rates. We are exposed to market risks from changes in United States interest rates. Historically, and as of December 31, 1999, we have not used derivative instruments or engaged in hedging activities.

     We had long-term borrowings (including current maturities) of $3.2 million as of December 31, 1999. Of this amount, $2.3 million bears interest at a fixed rate of 13.9%. The fair value of the fixed-rate debt would change approximately $0.4 million for a 0.50% change in the level of interest rates.

     We temporarily invest our excess cash in money market funds. Changes in interest rates would not significantly affect the fair value of these temporary cash investments because they are repriced on a daily basis.

Inflation

     As a result of the relatively low levels of inflation during the last three years, inflation did not have a significant impact on our results of operations for those periods.

Income Taxes

     We have historically concluded that there exists substantial doubt as to the recoverability of our deferred tax assets. As a result, we have recorded a valuation allowance of $9.7 million against those deferred tax assets. Our view as to the ultimate recoverability of our deferred tax assets may change in the near term based principally upon the successful execution of our business plan.

Year 2000 Issue

     The "Year 2000" issue has been a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery after December 31, 1999. These problems arise from the inability of hardware and software to distinguish dates in the "2000's" from dates in the "1900's" and from other sources such as the use of special codes and conventions in software that make use of a date field. We have not experienced any significant disruptions from the Year 2000 rollover; however, we recognize the need to continue to ensure that our operations will not be adversely affected by still undiscovered Year 2000 software failures.

     To date, we have not incurred any material costs directly associated with Year 2000 compliance efforts. We do not expect the total cost of Year 2000 problems to be material to our business, financial condition or operating results. We will continue to evaluate any new software and hardware systems that we may acquire to determine whether they are Year 2000 compliant. Despite our current assessment, we may not identify and correct all significant Year 2000 problems on a timely basis. If the representations made by our various vendors regarding Year 2000 compliance are inaccurate, additional Year 2000 compliance efforts may involve significant time and expense, and unremedied problems could harm our business.

     In addition, the software and hardware systems of our clients, third-party service companies and others outside of our control may not be Year 2000 compliant. If these systems are not Year 2000 compliant, a systemic failure beyond our control could result, including Internet, telecommunications or general electrical failure. These type of failures would significantly interfere with our ability to provide our services to our clients. If these failures were prolonged, our business would be harmed.

                                    BUSINESS

Overview

     Intek provides an integrated set of solutions that takes our clients from concept to launch and operation of their e-commerce and other direct-to-customer initiatives. Our services allow both traditional and Web-based companies to quickly capitalize on market opportunities and to serve new and existing customers while reducing the investments they may otherwise have to make in technology, facilities and personnel infrastructure. Our comprehensive range of services includes:

   . Strategic Consulting. We provide strategic program design, specifying the necessary technology platforms, customer communication processes, data requirements and personnel skills necessary for the client's initiative;

   . Technology Solutions. We design and implement the software and hardware components needed to rapidly deploy clients' initiatives and to link our technology platform with the clients' and their vendors' systems;

   . e-Operations. We operate technology systems and provide high-level customer support personnel and communications services on behalf of our clients, conducting sophisticated transactions with their customers via voice, e-mail, fax and real-time online communications; and

   . Customer Knowledge. We collect and analyze data to help our clients improve their marketing efforts and customer relationships through a better understanding of their customers' buying processes and behaviors.

     We enable our clients to implement their e-commerce strategies and introduce new products and services by providing comprehensive direct-to-customer services which are integrated with our clients' systems and transparent to their customers.

Industry Background

     The acceptance and rapid growth of the Internet has dramatically changed the way businesses and consumers communicate, obtain information, purchase goods and services, and conduct business. International Data Corporation, or IDC, estimates that the number of users who make purchases over the Web will increase from nearly 31 million in 1998 to more than 182 million in 2003, and that the amount of worldwide e-commerce conducted over the Web will increase from $50 billion in 1998 to about $1.3 trillion in 2003. Both new Web-based companies and traditional providers of goods and services are transforming their business processes into e-commerce processes in an effort to lower costs, improve customer service and increase productivity.

     Increasing use of e-commerce and associated direct-to-customer initiatives. Emerging Web-based companies established to take advantage of Internet sales opportunities are proliferating. To meet competitive pressures from these companies, traditional businesses are reevaluating their sales and marketing methods and increasingly seeking to sell directly to customers through e-commerce and associated direct-to-customer initiatives rather than relying solely on intermediaries, such as wholesalers and retailers. These initiatives generally result in lower distribution costs and better control over the customer experience and provide the basis for future targeted marketing efforts. Direct sales can also provide companies with valuable end-user customer information, including buying patterns, feature and function preferences and customer support requirements. This information can be used to design better products, enhance marketing programs and improve overall customer satisfaction.

     Increasing complexity of direct-to-customer initiatives. The process of establishing e-commerce and other direct-to-customer initiatives is becoming more complex as a result of the increasing sophistication of the products and services being offered and, in many cases, the need to integrate the initiatives into the existing business models of large traditional companies. Comprehensive Internet strategies must include strategic and technological solutions that combine e-commerce and other direct-to-customer support initiatives. Additionally, most direct-to-customer initiatives require several alternative points of contact between a company and its customers, including voice, e-mail, fax, real-time online communications and mail. Companies are recognizing that the task of quickly and effectively designing, building and operating these initiatives requires a specialized range and level of skills, technology and infrastructure.

     Growing trend to outsource. Many companies, whether implementing new, or expanding existing, e-commerce and other associated direct-to-customer programs often lack sufficient expertise, resources or the technical infrastructure to move rapidly from concept to launch and operation. The skills and infrastructure required to create and implement these initiatives are in short supply, and the complexity of these efforts are increasing. This complexity, the rapid pace of technological change and the difficulty of building in-house resources are driving companies to outsource the development of their e-commerce programs. IDC forecasts that the worldwide Internet services market will grow from $7.8 billion in 1998 to $78.5 billion in 2003, representing a five year compounded annual growth rate of 59%.

     Typically, outsourcing service providers focus on only a subset of the complete range of services required to take an e-commerce or other direct-to-customer initiative from concept to launch and operation. As a growing number of companies offer more complex products and services online, we believe that demand has increased for more sophisticated outsourced service providers. These companies are seeking service providers that can offer an integrated approach to the technological and personnel services required to rapidly capitalize on market opportunities.


The Intek Solution

     We design, build and operate direct-to-customer solutions that integrate and coordinate sophisticated e-commerce initiatives encompassing online and offline components. Our services consist of Strategic Consulting, Technology Solutions, e-Operations and Customer Knowledge. We typically initiate our services with a strategic consulting engagement involving a team of our management and technical personnel working with the client to plan their e-commerce or other direct-to-customer initiatives. Based upon the specific client's strategy, internal capabilities and existing technical platforms and infrastructure, we will define a program to use all or some of our services to meet their specific needs. We believe our comprehensive integrated services approach allows our clients to:

     Quickly capitalize on direct-to-customer market opportunities. Our approach and services enable our clients to rapidly implement their e-commerce and other direct-to-customer initiatives and take advantage of market opportunities without lengthy start-up and in-house integration efforts. We believe the expertise and infrastructure we have developed allow us to rapidly and cost-effectively integrate new e-commerce initiatives and traditional direct-to-customer programs. This integration creates an initiative that is consistent across the various customer contact points and that is linked across our, our client's and its vendors' systems. We also believe our experience working with companies offering sophisticated products and using complicated sales processes provides our clients with a competitive advantage as they implement direct-to-customer initiatives. We believe that our ability to improve time-to-market is particularly important for our target market of large traditional and new Web-based companies that face urgent competitive needs to establish direct-to-customer initiatives.

     Access sophisticated technology. We use advanced software technology and an infrastructure developed specifically for e-commerce and other direct-to-customer initiatives to provide our integrated services to clients. Our IntekWebDirect System enables effective transaction processing and customer support across multiple communications channels, and provides personalization, routing and management of customer interactions. It allows us and our clients to rapidly deploy and maintain the technology across multiple geographic locations, company divisions and hardware platforms. Our infrastructure includes advanced networking technology that provides intra- and inter-company communication, distribution of the IntekWebDirect System, and hosting and data warehousing capabilities. The systems and infrastructure have been developed to be scalable to meet our existing and potential clients' growth needs.

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

     Improve the customer experience. We enable our clients to provide their customers with a positive consumer experience, thereby maintaining and promoting brand loyalty. Through our use of advanced technology, we can communicate directly with our clients' customers by voice, fax, e-mail, and real-time online communications. Our personnel educate customers about, and assist them in obtaining, our clients' products and services. We believe we offer our clients a superior level of service, including availability of 24 hour, seven day a week communications center services.

     Access the services of highly-trained personnel. We train our personnel to deal with our clients' complex products and complicated sales processes, which we believe creates the basis for long-term client relationships. Some of our clients work in regulated industries and therefore our personnel often must be licensed by federal, state or other regulatory agencies in order to serve those clients' customers. For example, our employees who work with certain financial services products must be licensed by federal and state authorities to act as a securities broker/dealer and must have Series 6, 7 and 63 licenses from the NASD. We believe that providing these high-level services allows us to capture sensitive aspects of business that have not traditionally been outsourced.

     Reduce investment and improve operating efficiencies. We have made significant investments in operations infrastructure, including technology platforms, systems hardware, communications systems and highly-trained personnel. This infrastructure provides clients with access to our economies of scale and expertise to rapidly grow their direct-to-customer business while limiting their additional fixed costs that may otherwise be necessary to create and maintain their own infrastructure. Our clients have the flexibility to scale their growth and to evolve the range of their direct-to-customer initiatives, on a variable cost basis, preserving scarce capital resources for other business-critical purposes.

The Intek Strategy

     Our goal is to be a leading integrated services provider to companies developing e-commerce or other direct-to-customer initiatives involving complex products or sales techniques. Our strategies to achieve that goal are:

     Target clients that provide substantial growth opportunities. We target clients that we believe provide significant opportunities for growth. We direct our marketing efforts toward Fortune 1000 and new Web-based companies with which we can develop long-term relationships. We believe that our current clients generally are, or are positioned to be, among the leaders in their industries. We look to grow our business with our clients by offering them additional services as their direct-to-customer initiatives grow and by offering them new services as our capabilities expand.

     Pursue clients in specialized markets that require sophisticated services. We intend to focus our sales efforts on businesses in markets that require complex solutions and skilled personnel. We believe our expertise with sophisticated products, such as financial instruments, and with complicated sales programs, such as those found in regulated industries, gives us a competitive advantage in marketing to clients with similar products and programs. In addition, we intend to leverage our expertise to target clients in certain industries such as financial services.

     Promote our brand through expanded marketing efforts. We believe that building brand awareness and our reputation as a leading e-commerce solutions provider is critical for attracting and retaining clients. We believe that no existing company has established a prominent brand presence and that there exists a market opportunity to establish our brand as a leading provider of integrated services to companies developing e-commerce and other direct-to-customer initiatives. We intend to build our brand awareness through targeted branding efforts, focused on decision makers in various vertical markets. We also plan to develop additional relationships with management consulting, accounting, marketing and other professional firms that work with potential clients.

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

     Broaden and continue to strengthen our service offerings. We plan to meet the evolving needs of businesses using e-commerce and other direct-to-customer initiatives by adding to and improving our services through internal development and strategic acquisitions. We believe we currently offer sophisticated solutions that differentiate us from our competitors. Our focus will continue to be on providing high value-added services. For example, we acquired the database marketing and analysis firm Acorn in October 1999 to complement our existing service offerings. We will continue to evaluate selected acquisitions to complement our service offerings and seek the personnel required to develop and implement comprehensive e-commerce direct-to-customer initiatives.

     Continue to hire, train and retain talented people. Our business involves the delivery of sophisticated services that require consultants, technical personnel and other highly-trained people. We believe that attracting and retaining outstanding personnel is essential to our growth. We seek management, marketing and technical personnel with expertise that will enhance our operations and growth opportunities. In addition, we provide significant training for our new and existing employees to allow them to increase their skills and responsibilities.

Intek's Services

     We provide an integrated service offering to companies that have or wish to implement e-commerce and other direct-to-customer initiatives. We offer our services on an outsourced basis using our technical and personnel resources to deliver added value to our clients. Our services consist of Strategic Consulting, Technology Solutions, e-Operations and Customer Knowledge. We consult with our clients to select appropriate third-party vendors for other services, such as handling product distribution and certain creative aspects of direct-to-customer initiatives. At our clients' request, we will coordinate the activities of the third-party vendors to enhance the smooth operation of our clients' initiatives. We continually evaluate which services we wish to offer on an outsourced basis to most effectively serve our clients. Our current range of integrated services consists of:

     Strategic Consulting. Our Strategic Consulting services are focused on helping our clients increase sales and reduce costs, maintain customer loyalty and develop better business processes. Strategic consulting during the initial phase of a client engagement gives us the opportunity to develop a close, long-term relationship with the client and provides the opportunity to work with the client from inception to launch and operation of its initiative. Through our strategic consulting, we determine the clients' needs and objectives, then work with the clients to establish an overall program structure and to determine how the technology platforms, customer communications, data requirements and necessary personnel will work together. Steps in this process include:

   . generating strategic options that address the complete range of issues involved in establishing direct-to-customer initiatives, including channels, branding, partnerships, pricing, technology deployment and customer strategies;

   . assessing the strategic options against the market opportunities, the competitive environment, the client's overall business strategy, its existing business processes and systems, available resources and technologies, and timing requirements;

   . determining the optimal client-specific strategic solution, including the scope of the initiative and related initiatives, broad technical requirements, timing and the parties responsible for each segment of the initiative; and

   . designing the overall initiative, including all deployment plans for technology solutions, communications center operations and customer data analysis. The planning includes implementation schedules, revenue and cost structures, personnel requirements, technical partnerships and operations management.

     Our personnel also work with clients and third-party marketing experts to design the clients' product launches and marketing campaigns. For certain clients, we may provide specialized consulting services regarding regulatory issues that are applicable to the client's direct-to-customer initiative. For example, we consult with clients in the financial services business regarding compliance with federal and state regulations.

     Technology Solutions. We provide comprehensive technology design and implementation services to facilitate e-commerce and other direct-to-customer initiatives. Our solutions enable our clients to do business directly with their customers via voice, e-mail, fax and real-time online communications. Most of our technology solutions include implementation of our IntekWebDirect System, which incorporates a Web-based software solution that we initially developed and now license from Spider on a long-term basis. See "Related Party Transactions -- Spin-Off of Spider Technologies" for additional information about our license arrangement. Our IntekWebDirect System is specifically designed to facilitate direct-to-customer initiatives using a modular design approach that permits flexible and rapid implementation to meet a client's specific needs. Our Technology Solutions services include:

   . evaluating technology platforms to meet the clients' specific requirements;

   . installing, customizing and integrating the IntekWebDirect System processing technology or other third-party technology platforms;

   . designing the creative aspects of our IntekWebDirect System user interfaces;

   . customizing and configuring applications, such as customer interfaces, order entry systems and customer information systems;

   . integrating the direct-to-customer technology platform with the clients' existing systems and, in most cases, to the clients' vendors' systems;

   .  testing and documenting the systems; and

   . providing on-going enhancements and optimization of the comprehensive technical solution.

     e-Operations. We use our high-level customer support personnel and communications services to operate our clients' sophisticated e-commerce and other direct-to-customer initiatives. We have made significant investments in our infrastructure, such as technology platforms, systems hardware, communications systems and highly-trained personnel. We have designed our infrastructure specifically for efficient and reliable operations with complex products and sales processes. Our e-Operations services include:

   . managing the operations of our clients' direct-to-customer systems and customer databases from our technology and communications centers;

   . communicating with our clients' customers through voice, e-mail, fax and real-time online communications;

   .  providing hosting and data warehousing for our clients;

   .  coordinating the activities of third-party vendors; and

   . conducting one-to-one marketing programs that we design as part of our Customer Knowledge services, including the upfront customer data acquisition and subsequent program execution.

     Our communications centers provide a full range of interaction between our clients and their customers with a focus on services that require high levels of skills, expertise and technology. Our communications center personnel are assigned to specific clients' initiatives and are given extensive training in the client's products and services in order to provide sales assistance and technical support to our clients' customers. By using highly-trained personnel, we are able to provide added value to our clients, and we become an integral part of their businesses.

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

     For our largest clients, we have personnel at two or more communications centers to assure coverage, redundancy and reliability. In addition, some clients have their own personnel at our communications centers to provide assistance for complex programs and to increase client coordination. We have servers in the technology centers of our Colorado, California and Kansas facilities. The availability of multiple servers provides redundancy and back-up to our clients.

     Customer Knowledge. We offer sophisticated database marketing and analysis services that are focused on understanding customers' buying processes and behaviors to help our clients improve their marketing efforts and customer relationships. Our Customer Knowledge services include:

   . using sophisticated analytical methods to define and identify the target population for clients, and to advise clients about capturing key customer information and using external data sources to support detailed profiles of their customers;

   . analyzing the clients' customer and prospective customer information to find patterns of purchasing behavior and tying them into the clients' marketing objectives of improving sales effectiveness, building customer loyalty or acquiring new customers;

   . implementing a relationship marketing system for clients, using a combination of a proprietary technology platform and off-the-shelf tools. This system accepts customer contact marketing from all channels, including Internet, e-mail, Web forms, business reply cards and calls to communications centers, and integrates this data into a single view of the customer;

   . analyzing the effectiveness of the marketing channels and the conversion rates so that adjustments can be made to improve sales and marketing programs; and

   . building meaningful and actionable reports that are accessible over the Internet through secured interfaces to enable clients to have real-time access to the entire marketing campaign lifecycle and make the appropriate marketing decisions.

Our Clients

     We have provided Strategic Consulting, Technology Solutions, e-Operations and Customer Knowledge services to clients in various industries. These clients are generally either large established companies or emerging Web-based companies. Set forth below is a representative list of our clients and the types of services we have performed or are contracted to perform for them.

                                        Types Of Services
                           --------------------------------------------
                           Strategic  Technology              Customer
Client Name                Consulting Solutions  e-Operations Knowledge
-----------                ---------- ---------- ------------ ---------
American Classic Voyages*                  X                       X
AutoWeb                         X          X           X
Pitney-Bowes*                              X                       X
Rx Remedy*                                                         X
Safeway                         X          X           X
Sega                            X          X           X
Sony                                       X           X

------------------
* These companies were initially Acorn clients.

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

     During the past two years, we have derived a substantial majority of our revenues from ongoing business with a few significant clients. For 1999, Sony accounted for approximately 27% of our revenue, Sega accounted for 12% and our next two largest clients, American Express and Safeway, accounted for an aggregate of approximately 18%. The same four clients accounted for approximately 54% of our revenue in 1998. We anticipate that a significant portion of our revenues will remain concentrated with a few clients, but will vary among clients from period to period.

     Generally our work is performed and clients are charged based on time and expenses according to the terms of written agreements. Recently we entered into a contract with a major client under which our revenue will be based primarily upon a percentage of the clients revenues generated by our operation of their direct-to-customer initiatives. In addition, we have recently entered into fixed-price agreements for certain strategic consulting services. In some instances, we will perform work for a client following expiration of a contract or while the terms of a letter of intent, new contract or contract extension are being negotiated. Our contracts are generally terminable by the client on 30-days' written notice.

Sales and Marketing

     We market our brand and integrated service offering to large companies that are establishing or expanding their direct-to-customer initiatives and to new companies formed to take advantage of commerce opportunities on the Internet. Our marketing efforts will be focused on two primary objectives:

   . educating potential clients and third-party influencers on e-commerce and other direct-to-customer strategies, the effective application of technology to direct-to-customer initiatives and the role of electronic services and operations in meeting direct-to-customer business objectives; and

   . positioning our company and brand as an acknowledged leader in designing, building and operating e-commerce initiatives for complex products and sales processes.

     We believe the importance of our brand and reputation will increase as new competitors enter our market. We also believe that no existing company has established a prominent brand presence as a provider of integrated services to companies developing sophisticated e-commerce and other direct-to-customer initiatives and that there exists a market opportunity to establish our brand as a leader in that market. We intend to build our brand awareness through marketing, focused on decision makers in various vertical markets, with an emphasis on specific vertical markets where our experience and services provide special value-added benefits to our clients. We have recently established a core group of sales and marketing personnel to concentrate on the financial services industry, in which we have substantial expertise.

     Our efforts will include vertically-targeted direct campaigns utilizing database marketing, advertisements in selected publications, an interactive and educational Web site, information pieces published for industry forums and educational seminars for high-level decision makers. We will promote our expertise in trade forums and publications, and directly to prospective clients.

     We also plan to develop additional relationships with management consulting, accounting, marketing and other professional firms that work with potential clients. We have existing relationships with many of these firms through our management team, board of directors and investors. We intend to bring greater focus to leveraging these contacts and exploring a range of partnerships, alliances and other formal relationships.

     To expand our efforts in both sales and marketing, we have recently put in place dedicated resources consisting of a head of sales and a head of marketing, as well as two sales professionals. We intend to hire several additional sales professionals over the next few months and to strengthen the sales process. Prior to establishing this organization, our sales efforts had been made primarily by senior management and key technical personnel. These people will continue to be an important part of our sales and marketing efforts.

     We anticipate incurring significant additional sales and marketing expenses in the foreseeable future. These increased expenses may not be offset by increased revenues, causing an adverse affect on our financial results.

Competition

     We compete in the growing market of companies that support businesses involved in e-commerce and other direct-to-customer initiatives. Many companies offer, on an individual basis, one or more of the same services we do. In addition, many potential clients could elect to perform these services in-house. Our primary potential competitors in the areas in which we provide services include the following:

   . Strategic Consulting: consulting firms such as AnswerThink, Diamond Technology Partners, Luminant, Mitchell Madison and the consulting arms of the Big Five accounting firms;

   . Technology Solutions: technology integrators, such as Andersen Consulting, Cambridge Technology, Octane, Razorfish, Sapient, Seibel, SilkNet, USWeb/CKS and Viant;

   . e-Operations: customer support service companies, such as EDS, Perot Systems, PFSWeb, Stream, and Teletech; and

   . Customer Knowledge: data mining and analytics firms, such as Axciom, Centrobe, Experian and Harte Hanks.

     We believe that the principal competitive factor in our market is the ability to provide a comprehensive range of high-end services to clients quickly and cost effectively. We believe that the other competitive factors in our market are operating performance and reliability, ease of implementation and integration, and price. We believe that we compete favorably with respect to these factors.

     We anticipate that competition in our market will increase substantially. We have no patents that preclude or inhibit others from offering the same services that we do. Many of the companies with which we compete today in limited areas, and other companies that may enter our market, have significantly greater name recognition and marketing, technical and financial resources than we have. If they or any other company were to offer comparable services on a more cost-effective or timely basis than we do, our business and financial results could suffer.

Technology

     We provide our integrated services using Web-based software technology and an infrastructure developed specifically for e-commerce and other direct-to-customer initiatives. Our infrastructure incorporates advanced networking technology that provides intra- and inter-company communications, including hosting and distribution of our software technologies. We assure a high degree of reliability through multiple Internet services and telecommunication providers, redundant Web servers, back-up power supplies, multiple communications centers and other measures.

     Our technology solutions include our sophisticated IntekWebDirect System transaction processing platform that provides personalization, routing and management of customer interactions across multiple channels including voice, e-mail, fax and real-time online communications. The IntekWebDirect System supports most standardized services, protocols and interfaces for integration into our clients' and their vendors' existing systems. Our Web-based platform includes three primary components:

   . a front-end user interface that provides product, company and customer information as well as other data sources available through the Web to dynamically build context-relevant information screens;

   . a transaction processing system, including custom links to our clients' and their vendors' existing systems in order to handle order entry, inventory control, payment management, product configuration, fulfillment and shipping, and similar functions; and

   . a customer database segment that maintains client and customer information for transaction requirements and is structured to support personalized marketing initiatives.

     The IntekWebDirect System incorporates software code that was transferred to Spider. We have a 20-year non-exclusive license to use the software and, in general, to sublicense it to our clients. See "Related Party Transactions-- Spin-off of Spider Technologies" for more information about the spin-off of Spider.

     Our Customer Knowledge group uses sophisticated technologies and analytical methods to enable our clients to maximize their marketing and customer retention programs. The group has designed and developed database marketing software in Java on an Oracle platform. In addition, the group employs various analytical techniques that have been shown to be more effective than standard methods.

Personnel and Training

     At December 31, 1999, we had 704 full-time employees. Of these, 35 were in executive, finance, sales and marketing, human resources and other administrative positions in the Denver headquarters office; 62 were in the technology, communications and consulting facility in San Diego; and 580 were in communications center operations in Northern California, Denver and Fort Scott, Kansas. Approximately 20% of the employees in our communications centers are management and technical personnel. We also now have 27 employees in our Shelton, Connecticut office, principally engaged in delivering our customer knowledge and strategic consulting services. In addition, at any given time we may have at our communications centers a substantial number of people from temporary agencies. These people generally become our full-time employees following a period of training and temporary employment with us.

     Many of our employees are highly trained, not only in various technologies, but in important aspects of our clients' businesses. For example, some of our senior personnel who consult with financial services institutions have previously worked in that industry. In addition, we provide training to our communications center personnel specifically related to a client's product or services. This training is generally covered by our agreements with the client and may take several weeks or more. Using the same financial services institutions example, the training may entail obtaining a Series 6, 7 or 63 license from the NASD. In certain cases, we may cross-train some personnel to cover different clients' programs to provide back-up. Because our communications center personnel are highly trained, we generally pay them more and bill their services at higher rates than do traditional call center employers.

     Our success depends on our ability to continue to attract, retain and motivate intelligent, skilled employees. Competition for these people, especially those with technical and management capabilities, is particularly intense now because of the strong economy and resulting growth of business opportunities. We are adopting a stock purchase plan and will be expanding our stock option program to provide additional incentives to our employees. None of our employees is represented by any collective bargaining unit, and we have never had a work stoppage. We believe our relations with our employees are good.

Facilities

     Our headquarters are located in approximately 15,700 square feet of leased office space in Englewood, Colorado. This space is used by our executive, financial, marketing and human resources personnel. The lease extends through June 2005. Our San Diego personnel are located in a leased facility comprising 12,600 square feet, approximately 40% of which we are sub-leasing to Spider. The lease for this facility expires in August 2003 and may be renewed for five years. Our Shelton, Connecticut personnel are located in a 7,200 square foot office under a lease that expires in April 2003.

     We operate communications centers in Hayward and Livermore, California, Denver and Fort Scott, Kansas. The lease for our 7,565 square foot Hayward facility expires in May 2000 and the lease for our 12,424 square foot Livermore facility expires in April 2000. We plan to consolidate our Northern California operations in another facility in the near future. We have signed a new lease, with an eight-year term commencing on completion of the building, for a 21,254 square foot building in Livermore but intend to sublease it and lease another facility. Until that facility is available, we are extending our existing Livermore lease on a month-to-month basis. Our Denver communications center is in a 21,600 square foot leased facility. The lease on this facility expires in January 2001. In June 1999, we opened our new 35,000 square foot communications center in Fort Scott, Kansas. The construction was financed by the City of Fort Scott and leased to us through June 2005. Based upon our experience in Fort Scott, we believe that we can furnish and staff a new communications center in approximately 120 days.

Regulatory Matters

     We provide services to companies in the financial services, insurance and mortgage lending industries. These industries are subject to extensive federal and state regulation. Although compliance with many of these regulations is generally the responsibility of our clients, we and our employees must also meet certain requirements.

     State and federal regulations regarding our activities for our clients are subject to change. In addition, the content and geographical scope of our clients' initiatives change over time, possibly subjecting the initiatives to regulations that previously did not apply. We attempt to monitor these changes and to obtain licenses or make filings as necessary. We cannot assure you, however, that we have been, are now or will be in compliance with all applicable regulations at all times.

     Financial services. We assist in the marketing of various mutual funds and other financial products through a wholly- owned subsidiary. This subsidiary and some of its employees must be registered with the SEC and licensed by the NASD and state securities commissions. Some of our employees who assist in the sales of financial products must pass a series of exams and meet certain continuing education requirements in order to maintain their licenses. We believe that we and our employees engaged in these activities are currently registered and licensed as required. However, our failure to obtain and maintain the necessary registration and licenses could expose us to private actions for damages and enforcement actions for civil or criminal penalties. For extremely serious violations, the NASD or the SEC could bar us or our employees from engaging in the securities business for any specified period of time or permanently.

     Insurance services. We assist in the marketing of various insurance products through a wholly- owned subsidiary. Most states have laws and regulations governing the licensing and conduct of persons who market insurance products. We and our employees who assist in the sales of insurance products are required to be licensed by various state insurance commissions for the particular type of insurance product to be sold and to participate in regular continuing education programs which are currently paid for by us. Our subsidiary and its employees are currently licensed in those states in which we marketed insurance products in the past, but neither it nor its employees are currently licensed in all fifty states.

     Mortgage broker services. We assist in the marketing of mortgage lender's products through a wholly-owned subsidiary. Most states have laws and regulations governing the registration or licensing and conduct of persons who, among other things, directly or indirectly solicit, accept or offer to accept an application for a mortgage loan. Some states may require that we have a local office or an employee who has experience in mortgage brokerage activities or has completed the state's exam or both. We are currently licensed or exempt from license requirements in 25 states. We are in the process of applying for mortgage broker licenses in those remaining states in which we assist in the marketing of mortgage-related products. We could be subject to a variety of enforcement or private actions for failure to obtain a mortgage broker or lender license in states in which we now assist in the marketing of, or have assisted in the marketing of in the past, mortgage-related products.

     Business qualification laws. Because it is often a condition for the various licenses that we must obtain and because we often provide services for our clients to customers located throughout the United States, we and our subsidiaries have registered to do business as a foreign corporation in each state in which we or they conduct business. Failure to maintain registration in a jurisdiction in which it is required could subject us or our subsidiaries to taxes and penalties and limit our or their ability to conduct litigation in such states.

     Internet use. There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state and foreign governments and agencies. The requirement that we or our clients comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for our or our clients' products and services, increase our cost of doing business or otherwise have a negative effect on our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain.

     Telephone contacts. Some of our communications center activities are subject to FCC, FTC and state regulations regarding telephone calls to residential telephone subscribers and telemarketing practices. Some states require us to register under their telemarketing statutes. While we are currently either licensed, exempt from license requirements or in the process of obtaining a license in those states that regulate telemarketing activities, we could be subject to a variety of enforcement or private actions for our failure or the failure of our clients to comply with such regulations.

Legal Proceedings

     From time to time, we may be involved in litigation incidental to the conduct of our business. We are not currently party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

     Our executive officers and our board of directors, as the board will be comprised upon the closing of this offering, are as follows:

Name                          Age(1)                 Position(s)
----                          ------                 -----------
Timothy C. O'Crowley(2)......   44   Chairman of the Board, Chief Executive
                                     Officer and President

G. Daniel Adams, Jr. ........   41   Executive Vice President - Corporate
                                     Operations

Sunil Gupta, Ph.D............   45   Managing Director - Strategic Consulting

Steven Q. Hansen.............   35   Chief Financial Officer and Senior Vice
                                     President

Timothy S. Hardin............   47   President - e-Operations

Donald P. Hearn..............   54   President - Financial Services Division

Jay D. Kirksey...............   43   Senior Vice President - Human Resources

Peter H. Kowalchuk...........   50   Senior Vice President - Marketing and
                                     Communications

Shoba Murali.................   43   President - Customer Knowledge

James F. "Pat" O'Crowley.....   46   Executive Vice President - Corporate
                                     Development

Patrick F. O'Neal............   53   Managing Director - Sales

Jerry L. Parker..............   56   Chief Operations Officer - Technology
                                     Solutions

Raja Ramnarayan, Ph.D........   44   Vice President - Customer Knowledge

Venkat V. Sharma.............   45   Chief Executive Officer - Customer
                                     Knowledge

Paul A. Tartre...............   40   President - Technology Solutions and Chief
                                     Information Officer

Stephen S.S. Hyde(3).........   52   Director

Steven F. Piaker(3)..........   37   Director

Harold W. Pote(2)............   53   Director

Rick L. Weller(2)............   42   Director

Eric R. Wilkinson(3).........   43   Director

------------------
(1) As of December 31, 1999
(2) Member of Compensation Committee
(3) Member of Audit Committee

     Timothy C. O'Crowley founded Intek in 1996 and has been our chairman, chief executive officer and president since that date. From 1994 to 1996, Mr. O'Crowley was chief executive officer and a director of FundMark Investment Company Services, Inc., a consulting firm to the institutional asset management industry, and managing director of Eden Financial Group, a consulting firm to the financial products distribution industry. Before joining these firms, Mr. O'Crowley was employed by E. F. Hutton and Company in numerous senior management positions. He serves as a director of our subsidiary Acorn, chairman of the board of directors of and a consultant to Spider, and a director of Northern Trust Bank of Colorado. See "Related Party Transactions - Spin-off of Spider Technologies" for a description of Mr. O'Crowley's consulting agreement with Spider.

     G. Daniel Adams, Jr. joined Intek in November 1999 as executive vice president - corporate operations. Mr. Adams was chief operations officer from 1997 to 1999 and chief financial officer from 1996 to 1997 for Switch Manufacturing, a consumer recreational products manufacturer and marketer where he managed all aspects of the company's operations and strategic alliances with partners. From 1994 to 1996, Mr. Adams was senior director - operations with Kenetech Corp., a publicly-traded energy provider and capital equipment manufacturer. Prior to 1994, Mr. Adams was an executive with Black & Decker, a management consultant with McKinsey & Company and an engineer at Schlumberger.

     Sunil Gupta, Ph.D., joined Intek in October 1999 as vice president - Customer Knowledge in conjunction with our acquisition of Acorn. Dr. Gupta was vice president - interactive and analytical services for Acorn from July 1998 to October 1999. He was a professor of marketing at the University of Michigan Business School from 1990 to 1998 and at Columbia University's Graduate School of Business from 1983 to 1990. Dr. Gupta has also consulted with several companies, most recently in the area of Internet marketing.

     Steven Q. Hansen joined Intek in November 1999 as senior vice president and chief financial officer. Mr. Hansen was vice president and acting chief financial officer from August to October 1999, vice president - finance from November 1998 to October 1999, and senior director - financial planning and analysis from March 1997 to November 1998 for Convergent Communications, Inc., a publicly-traded integrated communications provider. From 1996 to 1997, he was a director of finance for ICG Communications, Inc., a public competitive local exchange carrier. From 1994 to 1996, Mr. Hansen was manager of financial operations - Rocky Mountain division, for Pepsi Cola Company.

     Timothy S. Hardin joined Intek in June 1997 as senior vice president - client services and became president - e-Operations in October 1999. From 1989 to 1997, Mr. Hardin was a co-founder and president of Telelink Systems, a teleservices company. From 1993 to 1995, he was a co-founder and director of marketing for Market Reach Ltd. in London, England, a sister teleservices company to Telelink.

     Donald P. Hearn joined Intek in April 1999 as president - financial services division. From 1995 to January 1999, Mr. Hearn was chairman and chief executive officer of Chase Global Funds Services Company, a subsidiary of Chase Manhattan Bank. From 1990 to 1995, he was an executive vice president with U.S. Trust of New York in their mutual funds division. Prior to 1994, Mr. Hearn held senior positions with First Data Investor Services, the Boston Company and Dalbar.

     Jay D. Kirksey joined Intek in November 1997 as senior vice president - human resources. From 1994 to 1997, Mr. Kirksey was vice president of human resources for ADT Security Services, Inc., a residential and commercial security company. From 1993 to 1994, he was director of human resources for Alert Centre, Inc. and from 1989 to 1993 he was director of human resources for United Technologies Corporation.

     Peter H. Kowalchuk joined Intek in July 1999 as senior vice president - marketing and communications. From 1993 to July 1999, Mr. Kowalchuk was director of international communications for Otis Elevator Company, a subsidiary of United Technologies Corporation.

     Shoba Murali joined Intek in October 1999 as president - Customer Knowledge in conjunction with our acquisition of Acorn. Ms. Murali was president of Acorn from September 1996 to October 1999. From January 1994 to August 1996, she was co-founder, managing partner and a director of Equinox Solutions Inc., a systems integration company. Prior to 1994, Ms. Shoba served as artificial intelligence senior product manager for Digital Equipment and was corporate accounts system integrations manager for financial services clients.

     James F. "Pat" O'Crowley III joined Intek in May 1999 as executive vice president - corporate development. From 1996 to May 1999, Mr. O'Crowley was a founder and managing director of Coalter Group International, a business consulting firm focused on improving clients' sales and profitability. From January 1998 through May 1999, Mr. O'Crowley consulted with Intek on strategic and operational matters. From 1993 to 1996, he served as vice president international of HON Industries, a publicly-traded manufacturer of office furniture and pre-fabricated fireplaces, and general manager of HON Export Limited.

Prior to 1993, he served as director of operations and finance and as general manager for Latin American and Asian Operations for Tenneco's J. I. Case. Prior to 1989, Mr. O'Crowley held a variety of senior finance, operations, marketing and business development positions at International Harvester and its successor company, Navistar.

     Patrick F. O'Neal joined Intek as a managing director in September 1996 and was named managing director - sales in July 1999. He served as a member of our board of directors from March 1996 to January 2000. Mr. O'Neal is also a director of Spider and president of our subsidiaries, Intek Teleservices, Inc., Intek Insurance Agency, Inc. and Brokerage Administrators Corp. He has been an officer and managing director for Eden Financial Group and FundMark Investment Company Services, Inc. from 1982 to the present. Eden and Fundmark substantially ceased operations in early 1996. Mr. O'Neal was a national product manager at E. F. Hutton and Company from 1981 to 1982.

     Jerry L. Parker joined Intek in May 1999 as chief operating officer - Technology Solutions. From December 1998 to May 1999, Mr. Parker consulted with us regarding computer systems and integration. From 1996 to December 1998, Mr. Parker was chief executive officer of SSDS, Inc., a computer systems and networking integration company. From 1993 to 1996, Mr. Parker was senior vice president of the commercial division of BDM Technologies (now a part of TRW, Inc.), where he was responsible for a division that provided system integration, networking and technology consulting to Fortune 1000 companies.

     Raja Ramnarayan, Ph.D, joined Intek in November 1999 as vice president - Customer Knowledge in conjunction with our acquisition of Acorn. Dr.
Ramnarayan has been chief technology officer for Acorn since January 1997. He was a principal consultant for Microsoft Corporation from 1996 to 1997 and an engineering fellow for Honeywell from 1983 to 1996.

     Venkat V. Sharma joined Intek in October 1999 as chief executive officer - Customer Knowledge in conjunction with our acquisition of Acorn. Mr. Sharma founded and became chief executive officer of Acorn in 1994. Prior to 1994, he held positions at 3M and J. Walter Thompson. Additionally, he founded and was president of C4 Information Services, a private market research company for the cable television and communications industries, in 1994, and founded and was president of VSA Technologies, a mainframe computer outsourcing company, from 1990 to 1994.

     Paul A. Tartre joined Intek in 1996 as a managing director and chief information officer. Mr. Tartre was named president - Technology Solutions in August 1999. From 1987 to 1996, Mr. Tartre was senior vice president and chief information officer for Eden Financial Services and FundMark Investment Company Services. From 1983 to 1986, he was a software developer at NCR, and from 1986 to 1987 he was director of software development at Apricorn, Inc. Effective November 1999, Mr. Tartre began to devote 40% of his time to Spider. See "Related Party Transactions - Spin-Off of Spider Technologies" for more detailed information about Mr. Tartre's continuing role with Spider.

     Stephen S.S. Hyde has been a director since January 2000. Since September 1999, Mr. Hyde has been chairman of the board of Diabetes Manager.com, a provider of diabetes management over the Internet. Since December 1986, he has been chairman and president of IG Ventures, Ltd. From September 1978 to December 1986, he was chairman of the board and chief executive officer of Peak Health Care, Inc., a public HMO company that he founded. Prior to September 1978, Mr. Hyde was a financial advisor to the U.S. Department of Health and Human Services, a consultant with the Health Management Group and a consultant with Arthur Young & Company. He is a director of Lesvergers du Roi Corp., a privately-held argricultural production and sales business.

     Steven F. Piaker has been a director since May 1998. In 1994, Mr. Piaker joined Conning & Company, an investment management and research firm focusing on insurance and financial services industries, as vice president and became a senior vice president in 1997, where he is responsible for helping to manage all aspects of Conning's private equity business. Conning & Company is the managing member of Conning Investment Partners V, LLC, which serves as the general partner of Conning Capital Partners V,

L.P. one of our major stockholders. Since November 1999, Mr. Piaker has served as a director of Spider.
Mr. Piaker is a director of TeleBanc Financial Corporation, Clark Bardes Holdings, Inc., Answer Financial, Inc., Health Right Inc., MedSpan, Inc., Intersections, Inc. and Sterling Autobody, Inc.

     Harold W. Pote has been a director since February 1999. Since 1993, Mr. Pote has been a general partner of The Beacon Group, a private investment, strategic advisory and wealth management firm, which is affiliated with one of our major stockholders, The Beacon Group III-Focus Value Fund, LP. From 1984 to 1988, he was Chief Executive Officer of First Fidelity Bancorporation (and Fidelcor, Inc., a predecessor company). Since November 1999, Mr. Pote has served as a director of Spider. Mr. Pote is also a director of Norfolk Southern Corp., the American Craft Museum, Drexel University, the President's Foreign Intelligence Advisory Board and MCP Hahnemann School of Medicine.

     Rick L. Weller has been a director since May 1998. From October 1997 to January 1999, Mr. Weller was our chief financial officer. Since November 1999, he has been chief operating officer for Ionex Telecommunications, Inc., competitive local exchange carrier. Since November 1999, Mr. Weller has served as a director of Spider. In April 1999, Mr. Weller formed Compass Partners to develop a telecommunications company. Compass Partners was instrumental in the formation of Ionex Telecommunications, Inc. From January 1999 to March 1999, Mr. Weller was chief financial officer for USA Global Link, Inc., an international telecom entity. From January 1990 to September 1997, Mr. Weller was vice president of Sprint Communications Corporation, where he was responsible for financial management.

     Eric R. Wilkinson has been a director since February 1997. Since 1994, Mr. Wilkinson has been employed by The Beacon Group, where he is responsible for the management of The Beacon Group III - Focus Value Fund, LP. From 1989 to 1994, he was a partner of Apax Partners & Cie Ventures S.A., a European private equity firm, where Mr. Wilkinson shared responsibility for the firm's principal investments. From 1983 to 1989, he was a partner of Bain & Company, the strategic consulting firm. Since November 1999, Mr. Wilkinson has served as a director of Spider. He is also a director of Doctors Health, Inc., Eyeweb Inc., International Components Corporation, National Century Financial Enterprises, Inc., OnCare, Inc., The Identity Group, Inc. and director and president of Generac Portable Products, Inc.

     Officers serve at the discretion of the board of directors. Timothy O'Crowley and James F. O'Crowley III are brothers.

Board Composition

     Upon the closing of this offering, our board of directors will consist of three classes that serve staggered three-year terms as follows:

      Class                         Expiration              Members
      -----                         ----------              -------
      Class I......................    2001    Stephen Hyde and Eric Wilkinson
      Class II.....................    2002    Rick Weller and Steven Piaker
      Class III....................    2003    Timothy O'Crowley and Harold Pote

Board Committees

     Following the offering, our audit committee will consist of Stephen Hyde, Steven Piaker and Eric Wilkinson and our compensation committee will consist of Timothy O'Crowley, Harold Pote and Rick Weller.

     The audit committee will select the independent public accountants to audit our annual financial statements and will establish the scope and oversee the annual audit. It will review our internal accounting procedures and review other services provided by our independent accountants. The compensation committee will establish and review general policies relating to compensation and determine the compensation for all officers of the company and any other employee that the compensation committee may designate from time to time. It will approve and administer our stock option plans, except with respect to persons subject to Section 16 under the Securities Exchange Act of 1934, and employee stock purchase plan. Our board may establish other committees from time to time to facilitate the management of the business and affairs of our company.

Director Compensation

     Our directors have not received cash or stock compensation for their services as directors in the past. Our directors have been and will be reimbursed for all reasonable expenses incurred in connection with their attendance at meetings of our board and committee meetings of the board. After the closing of this offering, directors who are not officers or employees of Intek or any of our subsidiaries will receive options for board service under our 2000 Stock Incentive Plan. Upon the effectiveness of the registration statement of which this prospectus is a part, each eligible director will receive an option to purchase 10,000 shares of common stock. In the future, each eligible director will receive an option to purchase 10,000 shares immediately upon his or her initial election as a director. We will also grant to each eligible director, immediately following each annual meeting of stockholders, an additional option to purchase 5,000 shares of common stock if that director has served continuously as a member of our board since the prior annual meeting. The options have ten year terms. They will terminate one year after the director ceases to provide services to us either as a director or consultant. The initial 10,000 share options will vest immediately and the annual 5,000 share options will vest one year after the date of grant. Options will stop vesting if a director ceases to provide services to us either as a director or a consultant. Option grants to directors are automatic and nondiscretionary, and the exercise price of the options must equal the fair market value of our common stock on the date of grant.

Compensation Committee Interlocks and Insider Participation

     Before this offering, our board of directors did not have a compensation committee and all compensation decisions were made by the full board. Timothy O'Crowley and Harold Pote served as a committee authorized to make limited grants of stock options. Timothy O'Crowley participated in deliberations of the board of directors concerning executive compensation during 1999. After this offering, our compensation committee will make all compensation decisions, except that our board of directors will make compensation decisions with respect to Timothy O'Crowley. Mr. O'Crowley is chairman of the board of, and a consultant to, Spider and was its chief executive officer from October 1999 to January 2000. Mr. Pote is a member of Spider's board. Spider does not have a compensation committee. In addition, Steven Piaker and Eric Wilkinson are members of both our and Spider's boards of directors. No other interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company.

Executive Compensation

                           Summary Compensation Table

     The following table shows all compensation for services rendered to us in all capacities that was awarded to, earned by, or paid to, our chief executive officer and our four next most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during 1999, whom we refer to in this prospectus collectively as the "Named Executive Officers." We have entered into agreements relating to the employment of the Named Executive Officers which provide in certain circumstances for severance payments upon termination (other than for cause) of their employment and for the acceleration of the vesting of their stock options upon a change in control.

                                                   Long-Term
                                                  Compensation
                             Annual Compensation     Awards
                             -------------------- -------------
                                                    Number of
                                                   Securities
Name and Principal                                 Underlying   All Other Annual
Positions                      Salary     Bonus      Options    Compensation(1)
------------------           ---------- --------- ------------- ----------------
Timothy O'Crowley .........  $  240,000 $  11,000    537,500        $55,560(2)
 Chairman of the Board,
 Chief Executive Officer
 and President

Paul Tartre ...............  $  190,000 $  45,000    200,000        $ 4,967
 Chief Information Officer
 and President -- Technol-
 ogy Solutions

Frank Richards(3)..........  $  165,000 $  58,875    218,750(4)     $ 9,224
 Chief Operating Officer

Timothy Hardin ............  $  156,875 $  20,000     67,500        $ 8,266
 President -- e-Operations

Patrick O'Neal ............  $  160,000 $  15,000    275,000        $ 6,540
 Managing Director -- Sales

------------------
(1) Represents compensation with respect to one or more of the following: personal use of automobiles, life insurance premiums paid for the benefit of the named executive officer and matching 401(k) contributions made by us.
(2) During 1999, Mr. O'Crowley received $45,000 as chief executive officer of Spider. Mr. O'Crowley resigned as chief executive officer of Spider in January 2000.
(3) On January 13, 2000, Mr. Richards' responsibilities with us changed and he resigned as an officer and director.
(4) Of this amount, 75,000 options were canceled in January 2000 as part of an amendment to Mr. Richards' employment agreement.

                             Option Grants in 1999

     The following table shows certain information regarding stock options granted to the Named Executive Officers during 1999. All of these stock options were granted under our 1998 option plan.

                                                                         Potential
                                                                     Realizable Value
                                      Percent of                        at Assumed
                                        Total                          Annual Rates
                         Number of     Options                           of Stock
                         Securities   Granted to Exercise            Appreciation for
                         Underlying   Employees   Price               Option Term(1)
                          Options       During     Per    Expiration ----------------
   Name                   Granted       Period    Share      Date       5%      10%
   ----                  ----------   ---------- -------- ----------    --      ---
Timothy O'Crowley.......  137,500(2)     16.3%    $6.44      2009
Frank Richards..........   75,000(3)      8.9%    $6.44      2009
Paul Tartre.............       --          --        --        --          --       --
Timothy Hardin..........   42,500(4)      5.0%    $6.44      2009
Patrick O'Neal..........   75,000(2)      8.9%    $6.44      2009

------------------
(1) These are hypothetical values using assumed annual rates of stock price appreciation prescribed by the rules of the SEC.
(2) Vested on date of grant.
(3) These options were canceled in January 2000 as part of an amendment to Mr. Richards' employment agreement.
(4) Vest over a 48 month period.

                  Aggregate Option Exercises and Option Values

     The following table sets forth information with respect to the Named Executive Officers concerning option exercises for 1999, and exercisable and unexercisable options held at December 31, 1999:

                                                      Number of
                                                Securities Underlying     Value of Unexercised
                                               Unexercised Options at    In-the-Money Options at
                                                  December 31, 1999       December 31, 1999(1)
                                              ------------------------- -------------------------
                           Shares
                         Acquired on  Value
   Name                   Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
   ----                  ----------- -------- ----------- ------------- ----------- -------------
Timothy O'Crowley.......      --        --      500,686       36,815
Frank Richards..........      --        --      130,061       88,689
Paul Tartre.............      --        --      166,998       33,615
Timothy Hardin..........      --        --       22,605       44,895
Patrick O'Neal..........      --        --      145,041      129,961

------------------
(1) The value of in-the-money options is based on an assumed initial public
    offering price of $   per share, less the per share exercise price,
    multiplied by the number of shares underlying the option.

Employment Agreements

     We entered into an employment agreement with Timothy O'Crowley dated August 2, 1996, which was amended as of October 1, 1999, that provides for an annual salary of $240,000 until August 1, 2002. After that date, the agreement continues on a month-to-month basis. The base salary is subject to increase by the board of directors. Mr. O'Crowley may terminate his employment voluntarily upon 100 days' notice to us or immediately for cause if we violate a material term of the agreement or move our headquarters from the Denver metropolitan area. We may terminate his employment at any time without cause upon 20 days' notice or immediately for cause. If Mr. O'Crowley is terminated without cause or if he terminates the agreement for cause, he is entitled to receive monthly payments equal to his last base salary for a period of

18 months. The payments are not reduced by compensation Mr. O'Crowley may receive from other sources. In addition, certain unexercised options vest and become exercisable by Mr. O'Crowley on the date of termination by us without cause. The options remain exercisable for the lesser of (1) the maximum length of time the option is exercisable and (2) one year after the date of termination. We also pay for key-man life insurance on Mr. O'Crowley's life in the amount of $5,000,000 that is payable to us and an automobile allowance of $6,000 per year. Pursuant to the agreement, the options to purchase 400,000 shares of common stock granted on February 14, 1997, will vest six months and one day after the effective date of this offering. Mr. O'Crowley is subject to a non-compete agreement for a period of 18 months following termination of his employment unless he is terminated without cause.

     We entered into an employment agreement with Frank Richards dated February 14, 1997, which was amended as of October 1, 1999. On January 13, 2000, we entered into a new amendment that supersedes the prior agreements. Under this amendment, we agree to pay Mr. Richards a salary of $13,750 per month from January 1, 2000 through September 30, 2000. In the event we have not completed our public offering by September 30, 2000, Mr. Richards shall remain our employee for three additional months and receive a salary of $13,750 per month until December 31, 2000. If Mr. Richards is terminated without cause, or if Mr. Richards terminates the agreement due to our actions, he is entitled to receive his full salary for the remainder of the term of the agreement. The payments are not reduced by compensation Mr. Richards may receive from other sources. Mr. Richards has relinquished his options to purchase 75,000 shares of our common stock which were granted on October 1, 1999 but retains his options to purchase 143,750 shares of our common stock.

     We entered into a letter agreement with Timothy Hardin dated April 18, 1997, governing his employment with us. Under the agreement, we agreed to pay Mr. Hardin an initial annual salary of $125,000 and to grant him stock options to purchase 25,000 of our common stock at an exercise price of $13.92 per share. The options vest over a three-year period beginning April 1998. If Mr. Hardin is terminated without cause, he is entitled to receive salary and full benefits for six months from the date of termination.

                             EMPLOYEE BENEFIT PLANS

     1997 Stock Option Plan. In February 1997, our board of directors adopted and our stockholders approved our 1997 Stock Option Plan. We reserved a total of 1,243,052 shares for issuance under the 1997 plan. We increased this number to 1,368,052 in August 1997, to 1,505,552 in May 1998 and to 1,755,552 in
October 1999. As of December 31, 1999, options to purchase 1,795 shares of our common stock had been exercised, options to purchase 1,283,625 shares were outstanding with a weighted average exercise price of $5.87, and options to purchase 470,132 shares were available for future grant. Following the closing of this offering, no additional options will be granted under the 1997 plan.

     1998 Stock Option Plan. In May 1998, our board of directors adopted and our stockholders approved our 1998 Stock Option Plan. We reserved a total of 864,417 shares for issuance under the 1998 plan. We increased this number to 1,564,417 in October 1999. As of December 31, 1999, no options to purchase shares of our common stock had been exercised, options to purchase 1,046,938 shares were outstanding with a weighted average exercise price of $6.66, and options to purchase 517,500 shares were available for future grant. Following the closing of this offering, no additional options will be granted under the 1998 plan.

     2000 Stock Incentive Plan. In January 2000, our board of directors adopted and our stockholders approved our 2000 Stock Incentive Plan. We have reserved a total of 2,750,000 shares for issuance under the 2000 Stock Incentive Plan. No options have been granted under the 2000 plan as of January 14, 2000.

     Our 1997, 1998 and 2000 option plans provide for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. We can grant incentive stock options only to our employees. We can grant nonqualified stock options to employees, directors and consultants. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant or, in the case of incentive stock options granted to holders of more than 10% of our voting stock, not less than 110% of the fair market value. The exercise price of nonqualified stock options must be equal to 85% of the fair market value of our common stock on the date of grant under the 1997 plan, 50% of the fair market value under the 1998 plan and 85% of fair market value under the 2000 plan. Options generally have a term of ten years from date of grant, but incentive stock options granted to stockholders holding 10% or more of our stock have a term of five years. The maximum term of options granted under our option plans is ten years. Options granted under our option plans generally expire three months after the termination of the optionee's employment or service. However, in the case of death or disability, the options generally may be exercised up to 12 months following the date of death or disability. Options will generally terminate immediately upon termination of employment or service for cause.

     Under our 1997 and 1998 plans, in the event of a major corporate transaction such as a merger, share exchange or sale, or disposition of all or substantially all of our assets, the vesting schedules of all options that would have vested during the 12 month period following the major corporate transaction will be accelerated. Our board has the option to accelerate the vesting of all other options prior to a major corporate transaction. Instead of allowing an optionee to exercise his options, the board may, in its discretion, require some or all of the plan participants to accept a cash payment in consideration for the termination of the person's option. All stock options will be automatically accelerated if a person's employment is terminated without cause within one year following a change of control transaction. This offering does not constitute a change of control as defined in our option plans.

     Under the 2000 plan, in the event of a change in control, including a merger, sale of all or substantially all of our assets, share exchange, or a change in the majority of the incumbent board, options which would vest within 12 months after the change in control will be accelerated and immediately exercisable. The Board has discretion to accelerate all other options prior to the change in control. In addition, the Board may cancel outstanding options and require participants to accept cash payment for their canceled options at the price per share to be received in the change in control event. The 2000 Stock

Incentive Plan for certain matters will be administered by the Compensation Committee of the board of directors consisting of two or more "outside directors" as defined under section 162(m) of the Internal Revenue Code. The 2000 plan also provides for the automatic grant of options to non-employee directors as discussed under "Management - Director Compensation."

     2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan was adopted in January 2000 and will be effective upon the closing of this offering. The 2000 Employee Stock Purchase Plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. A total of 2,000,000 shares of common stock have been reserved for issuance under the purchase plan, none of which have been issued to date.

     Our board of directors or a committee appointed by our board will administer the purchase plan. The purchase plan will permit eligible employees to purchase common stock through payroll deductions of up to 10% of an employee's base compensation on each pay day during the offering period, provided that no employee may purchase more than 1,500 shares or $25,000 worth of stock in one calendar year. Any employee employed by us on a given enrollment date is eligible to participate during that offering period, provided that they remain employed by us for the duration of that offering period, and if immediately after the grant, the employee will not own 5% or more of our stock. Unless the board of directors or its committee determines otherwise, the purchase plan will be implemented in a series of offering periods, each approximately six months in duration. Offering periods will begin on the first trading day on or after January 1 and June 1 of each year and terminate on the last trading day in the period six months later. However, the first offering period shall commence on the closing of this offering and terminate on the last trading day of May 2000. The price at which common stock will be purchased under the purchase plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering period at any time, and participation automatically ends on termination of employment. The board of directors may amend, modify or terminate the purchase plan at any time as long as the amendment, modification or termination does not impair vesting rights of plan participants. The purchase plan will terminate on December 31, 2003, unless terminated earlier in accordance with its provisions.

     401(k) Plan. We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. All employees who are at least 21 years old are eligible to make contributions to the 401(k) plan beginning the first day of the month after the month they are hired. Participants may make pre-tax contributions of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. After an employee has been with us for one year, we make matching contributions on a discretionary basis on the basis of $.50 for every $1 contributed by the employee, up to 6% of the employee's annual salary. Each participant is fully vested in his or her contributions, any of our matching contributions, and the investment earnings on either. Contributions by the participants or us to the 401(k) plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, will generally be deductible by us when made. Contributions by us and the participants are held in trust, as required by law. Individual participants may direct the 401(k) plan's trustee to invest their accounts in authorized investment alternatives.

                           RELATED PARTY TRANSACTIONS

     Since our inception in February 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements which are described in "Management" and (2) the transactions described below.

Securities Issuances and Loans

     In March 1996, we sold 1,582,143 shares of our common stock to Timothy O'Crowley for $40,000 at $.025 per share. In August 1996, we sold 50,000 shares of common stock to Patrick F. O'Neal, a Named Executive Officer, for $100,000 at $2.00 per share.

     In August 1996, we sold 20,000 shares of Series A preferred stock for $2,000,000 at $100 per share to Resource Bancshares Corporation. Resource Bancshares sold 5,000 of these shares back to us for $1,741,000 at $348.20 per share as part of the Series B preferred financing in February 1997 and distributed 250 shares to affiliated persons. We issued warrants in connection with this offering to Timothy O'Crowley and Resource Bancshares that were cancelled as part of the Series B financing described below. As part of the Series A transaction, Resource Bancshares was given the right to appoint two (subsequently reduced to one) directors. This right will terminate upon the closing of this offering. The 15,000 outstanding shares of Series A preferred stock will be converted into 750,000 shares of common stock on the closing of this offering.

     Between February and April 1997, we sold 10,475,898 shares of Series B preferred stock for $18.2 million at $1.741 per share, of which Beacon purchased 9,615,738 shares and Stephen Hyde, a director, purchased 86,157 shares. Part of the consideration for Beacon's purchase was the retirement of the $800,000 promissory note evidencing its loan to us in February 1997. A portion of the proceeds were used to repurchase the shares of Series A preferred stock from Resource Bancshares. As part of the Series B transaction, Beacon was given the right to appoint two directors. This right will terminate upon the closing of this offering. Beacon will be a holder of more than 5% of our common stock upon the closing of this offering. In February 1997, we also issued 1,863,270 shares of Series B preferred stock having a fair value of $6.4 million to the shareholders of Protocall as part of the Protocall acquisition. Frank Richards, a Named Executive Officer, acquired 748,168 of these shares and an incentive stock option to purchase 143,750 shares of our common stock at $2.72 per share. During 1998 and 1999, 21,539 and 11,488 shares of Series B preferred stock were returned to us by the former shareholders of Protocall as adjustments for the price paid for Protocall in 1997. The 12,306,141 outstanding shares of Series B preferred stock will be converted into 3,076,535 shares of common stock upon the closing of this offering.

     In November 1997, Beacon loaned us $1 million for an unsecured note payable on demand and bearing interest at 15% per year. In December 1997, Beacon loaned us $2 million for an unsecured note payable on demand and bearing interest at 15% per year.

     In December 1997, we sold 2,871,913 shares of Series C preferred stock to Beacon for $5 million at $1.741 per share. A part of the proceeds were used to repay the $3.0 million in loans made to us by Beacon plus accrued interest of $16,000. Beacon also received a warrant to purchase up to 875,000 shares of our common stock at $6.96 per share and a Series B anti-dilution warrant for the purchase of an indeterminable number of Series B preferred shares. In May 1998, Beacon exchanged these warrants for 3,500,000 shares of Series C preferred stock and a new anti-dilution warrant, which will terminate upon the closing of this offering, as part of the Series D preferred stock financing. The 6,371,913 outstanding shares of Series C preferred stock will be converted into 1,592,978 shares of common stock upon the closing of the offering.

     In December 1997, Timothy O'Crowley agreed to place into escrow 50,000 shares of his common stock. The shares were contingently transferable to Resource Bancshares. The shares were to be returned to Mr. O'Crowley if, prior to September 18, 1998, we received at least $15 million in net proceeds from the sale of common stock at a price per share equal to at least $8.80. Since this event did not occur, the shares were transferred to Resources Bancshares in 1998.

     In January 1998, Timothy O'Crowley granted an option to purchase 62,500 shares of his common stock to Paul Tartre at an exercise price of $6.96 per share for a term of 10 years.

     In April 1998, Beacon loaned us $1.4 million and Timothy O'Crowley, Patrick O'Neal and Rick Weller each loaned us $100,000 for unsecured notes payable on demand and bearing interest at 15% per year.

     In May 1998, we sold 8,841,911 shares of Series D preferred stock for $12 million at $1.36 per share, of which Conning Capital Partners V purchased 8,823,529 shares. As part of this transaction, Conning was given the right to appoint two directors. This right will terminate upon the closing of this offering. Conning will be a holder of more than 5% of our common stock upon the closing of this offering. A part of the proceeds were used to repay the loans aggregating $1.7 million made to us by Beacon and Messrs. O'Crowley, O'Neal and Weller plus accrued interest of $12,082. In addition, Conning and Beacon were each granted a right to purchase up to $3 million of additional Series D preferred stock at $1.36 per share through April 1999, which were not exercised. The 8,841,911 outstanding shares of Series D preferred stock will be converted into 2,210,478 shares of common stock upon the closing of this offering.

     Between April and September 1999, we sold 2,510,691 shares of Series E preferred stock to unaffiliated investors for $4.04 million at $1.61 per share. The 2,510,691 outstanding shares of Series E preferred stock will be converted into 627,671 shares of common stock on the closing of this offering.

     In November 1998, we loaned Frank Richards $29,028 bearing interest at 8% per year. The note is unsecured and is due and payable on the earlier of November 20, 2003 or whenever he may sell his stock under Rule 144 in an amount equal to or greater than the principal balance. Mr. Richards may pay the note with shares of our stock valued at the fair market value at the date of payment.

     In October 1999, we loaned $28,700 to Timothy O'Crowley and $33,000 to Frank Richards to assist them in paying personal taxes incurred by each of them as a result of their receipt of Spider stock in the spin-off. Each loan bears interest at 7.75%. Mr. O'Crowley's loan is due in full on September 1, 2001 and provides that one half of the loan is forgiven each year if they are still employed at that time. Mr. Richard's loan is due on the earlier of November 30, 2003 or whenever he may sell his stock under Rule 144 in an amount equal to or greater than the principal balance.

     On November 23 1999, we loaned $600,000 to Timothy O'Crowley, our CEO. The loan is a full recourse note secured by 150,000 shares of Mr. O'Crowley's common stock. The loan bears fixed interest at 10.5%. The loan is due and payable in full on November 23, 2000.

     In November and December 1999, we sold 5,210,093 shares of Series F preferred stock for $11,097,501 at $2.13 per share, of which Brinson Partners purchased 3,755,869 shares. Brinson will hold more than 5% of our common stock after the closing of this offering. The 5,210,093 outstanding shares of Series F preferred stock will be converted into 1,302,523 shares of common stock upon the closing of this offering, assuming no adjustment of the Series F preferred stock conversion price. The conversion price, however, is subject to adjustment depending on the public offering price per share of our common stock. The following table sets forth the effect of the adjustment to the conversion price on the number of shares of common stock to be issued based upon the high, mid and low prices within the estimated public offering price range set forth on the cover of this prospectus:

      Public
      Offering   Number of Shares of Common Stock
      Price        to be Issued Upon Converson
      --------   -------------------------------- ---
      $
      $
      $

     Each series of preferred stock provides for the accrual of payment-in-kind dividends from the date of issuance to the closing of our initial public offering. Assuming that this offering closes on March 15, 2000, the following numbers of shares of common stock will be issued as payment-in-kind dividends on the various series of preferred stock:

    Name of Series                                              Number of Shares
    --------------                                              ----------------
    Series A...................................................      130,219
    Series B...................................................      563,518
    Series C...................................................      291,781
    Series D...................................................      404,885
    Series E...................................................       85,782
    Series F...................................................       28,005
                                                                   ---------
      Total....................................................    1,504,190
                                                                   =========

Spin-Off of Spider Technologies

     In October 1999, we transferred the proprietary software that is used in our IntekWebDirect System to a newly-formed subsidiary named Spider Technologies, Inc. We contributed $1 million in cash and certain other assets to Spider and distributed 45,283,014 shares of Spider common and preferred stock pro-ratably (on an as-converted to common basis) to our stockholders. We also exercised a warrant for 1,000,000 shares of common stock of Spider that we paid to the former Acorn stockholders (See "Acquisition of Acorn Information Services"). The spin-off was taxable to us, and the spin-off and its tax effects are shown in our 1999 financial statements.

     The general purpose of the spin-off was to allow Spider to be an independent software development and licensing business. We retained the professional services business that integrates the software with our clients' and their vendors' systems for their direct-to-customer initiatives.

     We entered into several agreements with Spider as a part of the spin-off, which are described below. In general, each agreement provides that each party will indemnify the other party if it violates the agreement. All of our agreements with Spider were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of the spin-off. Spider was represented by its own counsel in connection with these negotiations. Although we generally believe that the terms of these agreements are arms-length and consistent with fair market values, we cannot assure you that the prices charged to or by us under these agreements are not higher or lower than the prices that may be charged to or by unaffiliated third parties for similar services or goods or that the other terms are the same as those that would be agreed upon by unaffiliated parties.

     We have set forth below a summary description of the material terms of the agreements involved in the spin-off. You should read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

     Software Ownership. We transferred to Spider ownership of the IntekWebDirect software code and related documentation, copyrights and intellectual property rights. The source code and related documentation is from time to time to be delivered to an independent escrow agent for delivery to us if Spider breaches the agreement, goes out of business or abandons the software. Abandonment exists if Spider:

  . significantly fails to fulfill its maintenance and support obligations (as explained below) for a period of 30 sequential days;

  . is notified by us of a major error in the software that substantially impairs the operation of the software, the problem continues for more than one hour after we notify Spider, this occurs 25 days in a calendar year, and it adversely affects us;

  . substantially reduces the level of support for the software it develops by not providing necessary error corrections so as to adversely affect us; or

  . announces it is going to discontinue developing, supporting or maintaining the software.

     If there is an abandonment, we can use the source code to provide direct-to-customer outsourced services and, if the abandonment is of the third or fourth type described above or Spider goes out of business, we can use the source code for any purpose. In addition, we have the right to retain a copy of the source code and documentation until May 2001 to allow us to make corrections to the software. We lose this right if a competitor of Spider or other entity that would jeopardize the confidentiality of the software acquires control of us. We also have a security interest in current and future versions of the software and related rights on which we can foreclose if Spider breaches its agreements with us or fails to pay us royalties for 20 days.

     If Spider wishes to sell the software or related rights prior to November 4, 2002, it must first offer them to us. It also cannot, prior to that date, assign title or grant an exclusive license to the software to a competitor of ours or voluntarily allow a competitor of ours to control it.

     It is also a breach if a competitor involuntarily controls Spider. Spider has further recently agreed for two years not to significantly engage in the business of providing live human interaction (via e-mail, fax or telephone) on behalf of a client and its customers who purchase goods or services of the client. We will pay Spider $75,000 for this further agreement.

     Control for these purposes means the direct or indirect ownership of 45% or more of the party's outstanding stock or, in our case only, the power to appoint a majority of our board.

     License Arrangements. We have a 20-year worldwide, non-exclusive license to use and integrate the object and source code of current and future versions of the software. During that time, we can use the source code to develop interfaces with hardware or other software and integrate the object code with our and our clients' systems. Until November 4, 2000, we can generally sublicense the software to our clients unless Spider wishes to directly license to them, or those clients previously breached a license with Spider for the software, or the country where the client is located or will use the software is not a member of the Berne Convention.

     We do not pay Spider a license fee to use the version of the software we transferred to it or, until November 4, 2002, any new versions. After that time, we will pay a "most favored nations" license fee for new versions.

     In general, Spider owns all modifications to the software made by us or our sublicensees.

     Maintenance and Support Services. Spider will provide us with maintenance and support, technical support, installation and training services until November 5, 2002. For maintenance and support services, we pay Spider an amount to compensate Spider for services it provides to us or to our clients that exceed those the Spider group provided to us prior to the spin-off. For technical support services, such as helping us operate telephone and computer systems, we pay Spider its full employee costs plus 20%. After November 5, 2002, Spider will provide maintenance and support on its usual customer terms and may elect, at our request, to provide technical support services.

     In addition, at our request, Spider will host on its servers until November 5, 2001, current and future versions of the software for operation by us and our clients. For that service, we pay Spider what our clients existing on November 5, 1999, pay us for the service, and for new customers after that date we pay Spider its out-of-pocket costs for operating the server. After November 5, 2001, Spider may continue to provide us and our clients with hosting services at Spider's then current rates.

     Spider may provide other maintenance and support services to our clients.

     Royalty. Spider agreed to pay us royalties totaling $1.45 million plus interest of 8% per year on the unpaid amount. The royalty rate equals 4% of Spider's net revenues from the distribution and licensing of current and future versions of the software. Spider does not have to pay us a royalty until it has total net revenues of $5.5 million or receives $7.5 million from the sale of equity or convertible debt securities, whichever occurs first. In any event, the $1.45 million plus interest is due on the earlier of November 4, 2004, or the sale of all or substantially all Spider's assets.

     Shared Personnel and Resources. Under various agreements, we have committed to share some of our personnel and resources with Spider for limited periods of time. Paul Tartre, our President - Technology Solutions, and his administrative assistant will spend 40% of their time on Spider matters, for which we will be paid $124,080 a year. Our officers Timothy Hardin and Patrick O'Neal will spend 5% and 20%, respectively, of their time on Spider business, and Spider will reimburse us monthly for those percentages of our costs of their employment. In addition, we expect that Timothy O'Crowley will remain chairman of the board of Spider, and he will be a consultant to Spider for strategic planning and financing advice for which he will be paid $90,000 per year for two years. In general, other than Paul Tartre, neither we nor Spider may solicit each others' employees for approximately one year.

     We have also agreed to provide certain administrative services to Spider for $10,417 a month, as well as to sublease 40% of our office space in San Diego for 40% of our rent and other occupancy costs. Spider also pays us for equipment and supplies it uses in that office. These agreements generally terminate between October 2000 and August 2003.

     Referrals. We have agreed to refer to Spider those of our clients that wish to license current or future versions of the software and Spider will refer to us companies that might wish to use our outsourced communications center services. These arrangements are for three years and are non-exclusive. We will pay each other industry-standard commissions on the revenues generated by any referrals, and Spider will charge our clients standard license fees.

     Infringement. In general, we are liable to Spider if we know the software and documentation we delivered to Spider, or if a modification we made to the software, infringes the rights of others or is not owned by us. In general, Spider is liable to us if the software and documentation it develops infringes the rights of others or is not owned by Spider, or if at any time a client of ours makes a claim against us involving work done by Spider. The claims of each party against the other are generally limited to a maximum of $5 million, and no claim can be made for the first $500,000 of claims. However, this limitation does not apply to claims for indemnification regarding infringement or misappropriation or, in Spider's case, claims our clients make against us based on Spider's work.

     Taxes. If in the future our or Spider's tax liability increases pursuant to Section 482 of the Internal Revenue Code of 1986, the other party will pay to the party whose liability was increased an amount equal to the reduction in tax liability payable by the other party. No payment needs to be made until the tax benefit actually results in a recognized tax savings to the other party on a specific amount of tax then currently due and payable.

     Termination. Spider can terminate the agreements, including the licenses, and seek damages from us upon notice to us if we breach our obligations and fail to materially cure such breach within certain time periods. We have the right to foreclose on our security interest in the software and related rights, terminate the agreement and seek recovery of damages from Spider upon notice to Spider if (1) Spider willfully, recklessly or negligently, with the approval or prior actual knowledge of senior management of Spider, breaches its confidentiality obligations or (2) materially breaches any other provision of the agreement with the exception of maintenance, support and hosting services, and fails to cure such breaches within certain time periods. If Spider materially breaches its obligations regarding maintenance, support and hosting services and does not cure the breach after notice, we have the right to contract with a third party to obtain those services, seek recovery of damages from Spider and terminate the agreement.

Stock Ownership and Board Representation

     In connection with the spin-off of Spider, certain of our executive officers, directors and principal stockholders received shares of common stock or preferred stock of Spider as follows:

                                               Number of  Number of
                                               Shares of  Shares of
                                                 Common   Preferred  Percentage
           Name                                  Stock      Stock     Owned(1)
           ----                                ---------- ---------- ----------
   Timothy O'Crowley..........................  7,715,328               15.2%
   Paul Tartre................................  3,000,000                5.9
   Frank Richares.............................    500,000    841,467     2.6
   Patrick O'Neal.............................    700,000                1.4
   Venkat Sharma..............................    388,155                 *
   Shoba Murali...............................    304,095                 *
   Raja Ramnarayan............................    185,250                 *
   Sunil Gupta................................    100,000                 *
   Stephen Hyde...............................                98,650      *
   The Beacon Group III -
   Focus Value Fund, L.P. ....................            14,298,360    28.2
   Conning Capital Partners V, L.P. ..........            10,102,941    19.9
                                               ---------- ----------    ----
     Total.................................... 12,892,828 25,341,418    75.3%
                                               ========== ==========    ====

------------------
*  Less than one percent
(1) The total shares of common stock and preferred stock outstanding at November 6, 1999, the date of distribution, was 50,783,371 shares.

     In addition, Timothy O'Crowley, Steven Piaker, Harold Pote, Rick Weller and Eric Wilkinson, who are members of our board, and Patrick O'Neal and Paul Tartre, two of our executive officers, are members of the board of Spider and represent seven of the ten members of Spider's board.

Acquisition of Acorn Information Services

     Effective October 1, 1999, we acquired all of the capital stock of Acorn Information Services, Inc., a Delaware corporation based in Connecticut that provides strategic consulting and sophisticated data analytic services to help their clients enhance their marketing efforts. Four of the five former Acorn stockholders became executives of Acorn and us following the acquisition. Timothy O'Crowley is currently the sole director of Acorn. In connection with the Acorn transaction, we paid $100,000 of the fee incurred by the Acorn stockholders for services provided by their investment banker Prospero LLC by issuing 11,738 shares of our common stock to Prospero. A summary of the acquisition and the agreements executed in connection with the acquisition is provided below. We strongly urge you to read the entire agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

     Stock Purchase and Contingent Earn-Out Provisions. The purchase price for all of the outstanding Acorn capital stock was $850,000 cash at closing plus acquisition costs of $100,000. In addition, we must make certain contingent payments of cash and our common stock if Acorn meets at least 75% of specified minimum earnings targets as of November 30, 2000, 2001 or 2002. During this three year earn-out period, the cash portion of the contingent payments will be made at the end of each anniversary date of the agreement and the common stock portion will be issued at the end of the third anniversary date of the agreement. The former Acorn stockholders will receive an aggregate amount of up to $1.9 million in cash and 527,778 shares of our common stock.

     The contingent earn-out consideration payable to the former Acorn stockholders who are also employees of Acorn may not be received under certain circumstances if their employment ends before Acorn meets certain earnings targets. When Acorn achieves certain earnings targets, however, up to two of these employees may leave Acorn. In addition, if Acorn sells substantially all of its assets or stock to a third party, or if we become insolvent, the former Acorn stockholders have a right of first refusal to purchase the stock or assets of Acorn.

     In connection with the Acorn transaction, we exercised our warrant to purchase 1,000,000 shares of Spider common stock and delivered these shares to the former Acorn stockholders. The shares must be returned to us if the earnout conditions are not met. Each former Acorn stockholder is entitled to retain four times the number of Spider shares as the number of shares of our common stock that he or she is entitled to receive for the first year of the earn-out period. We have the right to repurchase all of the forfeited Spider common stock for $.013 per share. Further, if an employee stockholder's employment terminates prior to the expiration of the earn-out period, we will have the right to repurchase all of that stockholder's forfeited or unforfeited Spider common stock at $.013 per share.

     In addition, we agreed to make up to a total of $10.9 million of economically justified (in our determination) capital contributions to Acorn over the earn-out period to fund growth and ongoing business operations of Acorn and to facilitate Acorn's achievement of the earnings targets. If Acorn does not meet 100% of its earnings targets, our capital contributions will be adjusted downward proportionately. If Acorn does not meet 75% of its targets, we are not required to make any capital contribution. We have the final determination as to the amount of our capital contributions.

     In the event of a change in control of our capital stock during the earn-out period, payment of the contingent earn-out earned for any annual periods ending prior to the change in control and for the year in which a change in control occurs will be accelerated. After the closing of this offering, the cash and stock portions of the earn-out consideration payable in the first year of the earn-out period will be paid within 30 days of our determination of earn-out consideration payable for this period.

     Employment Agreements. Each of the former Acorn stockholders who prior to the transaction were Acorn employees entered into an employment agreement with us and Acorn to provide services to us and Acorn. The employment agreements are for an initial term of three years and provide for the assignment to Acorn of all works and inventions developed on behalf of Acorn. With limited exceptions, for not less than one year after a former Acorn stockholder's employment is terminated, he or she cannot work for or provide services to a company that competes with us or solicit other Acorn employees to leave Acorn's employ. The employee stockholders (other than Mr. Sharma) will not be entitled to more than 12 months of severance pay upon termination of employment by the employee for cause or by us without cause. Mr. Sharma will be entitled to 12 months of severance pay plus, under certain circumstances, up to an additional 12 months of severance pay upon termination by him for cause or by us without cause.

     Registration Rights Agreement. To mitigate the tax liability of the former Acorn stockholders for their receipt of our common stock at the end of the three year earn-out period, we agreed to provide the former Acorn stockholders with (1) a loan equal to 25% of the value of our common stock held by the former Acorn stockholders, (2) an offer to repurchase 25% of our common stock held by the former Acorn stockholders, or (3) one demand registration for up to 50% of our stock held by the former Acorn stockholders. The right of the former Acorn stockholders to demand registration of a portion of their shares arises only if we elect not to provide a loan or to repurchase shares of our common stock.

Commercial Agreements

     During 1996, we entered into certain transactions with Eden Financial Group, Inc. or its subsidiaries. Timothy O'Crowley, Patrick O'Neal and Paul Tartre, executive officers of Intek are stockholders of Eden Financial Group, Inc. We paid a total of $115,000 for software applications developed by Eden Financial Group, Inc. in the form of a note payable. The note was paid on December 15, 1997. We received $80,000 from Eden Financial Group, Inc. in return for assuming various lease obligations of Eden Financial Group, Inc.

     During 1997, we leased an aircraft from Mt. Evans Consulting, LLC, a company partially-owned by Timothy O'Crowley. Rental payments were based upon our usage of the aircraft. Amounts paid or accrued by us under the lease during the year ended December 31, 1997, were $164,000. During 1998, the lease was terminated.

     From January 1998 through May 1999, Mr. Pat O'Crowley, our executive vice president - corporate development, consulted with us on strategic planning and operational matters, through his firm, Coalter Group International. In 1999, Coalter Group International was paid $80,000 for these services.

                             PRINCIPAL STOCKHOLDERS

     The following table shows certain information with respect to beneficial ownership of our common stock as of December 31, 1999, by (1) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (2) each of our directors, (3) each of our Named Executive Officers and (4) all executive officers and directors as a group. The number of shares and percentages in the table includes the shares issuable as payment-in-kind (PIK) dividends assuming the closing of this offering on March 15, 2000.

     Beneficial ownership is determined in accordance with the rules of the SEC and represents sole or shared voting or sole or shared investment power with respect to securities. Unless otherwise indicated below, the person and entities named in the following table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 1999, are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

     The following table assumes that the underwriter's over-allotment option
to purchase up to      shares from us is not exercised.

                                                              Percent Owned
                                                            -----------------
                                               Number        Before   After
Name and Address of Beneficial Owners        of Shares      Offering Offering
-------------------------------------        ----------     -------- --------
The Beacon Group III -- Focus Value Fund,
 L.P. ......................................  4,729,015(1)    36.5%
 399 Park Avenue
 New York, NY 10022

Conning Capital Partners V, L.P. ...........  2,609,927(2)    20.2%
 CityPlace II, 9th Floor
 185 Asylum Street
 Hartford, CT 06103

Timothy O'Crowley...........................  2,066,332(3)    13.1%
 Intek Information, Inc.
 5619 DTC Parkway, 12th Floor
 Englewood, CO 80111-3017

Brinson Partners, Inc. .....................    962,686(4)     7.4%
 209 South LaSalle Street
 Chicago, IL 60604-1295

Frank Richards..............................    361,130(5)     2.8%

Paul Tartre.................................    200,000(6)     1.5%

Patrick O'Neal..............................    325,000(7)     2.5%

Timothy Hardin..............................     67,500(8)       *

Stephen Hyde................................     25,485          *

Stephen Piaker..............................          0(9)       *

Harold Pote.................................          0(10)      *

Rick Weller.................................          0          *

Eric Wilkinson..............................          0(11)      *

All officers and directors as a group, 20
 persons(12)................................ 11,347,075(12)   70.8%

------------------

   * Less than 1%.
 (1)  Includes 440,309 shares issuable as a PIK dividend.
 (2)  Includes 404,044 shares issuable as a PIK dividend.
 (3) Includes 537,500 shares subject to options that are exercisable within 60 days from December 31, 1999. Mr. O'Crowley is our Chief Executive Officer.
 (4) Includes 83,015 shares issuable as a PIK dividend. Brinson Partners, Inc. is the managing member of Brinson Venture Management LLC, the investment advisor to BVCF III, L.P., which has sole voting and investment power over BVCF III, L.P.'s shares. The address of BVCF III L.P. is c/o Brinson Partners, Inc.
 (5) Includes 130,061 shares subject to options that are exercisable within 60 days from December 31, 1999 and 30,149 shares issuable as a PIK dividend.
 (6) Represents shares subject to options that are exercisable within 60 days from December 31, 1999.
 (7) Includes 145,041 shares subject to options that are exercisable within 60 days from December 31, 1999.
 (8) Represents shares subject to options that are exercisable within 60 days from December 31, 1999.
 (9) Does not include 2,982,774 shares held of record by Conning Capital Partners V, L.P. Mr. Piaker is senior vice president of Conning & Conning. Conning & Conning is the managing member of Conning Investment Partners V, LLC, which serves as the general partner of Conning Capital Partners V, L.P. Mr. Piaker disclaims beneficial ownership of the shares owned by Conning Capital Partners V, L.P.
(10) Does not include 5,404,589 shares held of record by The Beacon Group III - Focus Value Fund, L.P. The Beacon Group has voting and investment power over shares owned of record by The Beacon Group III - Focus Value Fund, L.P. Mr. Pote is a general partner of The Beacon Group and as such may be deemed to be a beneficial owner of the shares shown as beneficially owned by The Beacon Group III - Focus Value Fund, L.P. Mr. Pote disclaims beneficial ownership of the shares owned by The Beacon Group III - Focus Value Fund, L.P., and, accordingly, such shares are excluded from the information in the table with respect to Mr. Pote.
(11) Does not include 5,404,589 shares held of record by The Beacon Group III - Focus Value Fund, L.P. Mr. Wilkinson is employed by The Beacon Group. Mr. Wilkinson disclaims beneficial ownership of the shares owned by The Beacon Group III - Focus Value Fund, L.P.
(12) Includes 853,450 shares subject to options held by executive officers and directors that are exercisable within 60 days from December 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock as of the closing of this offering. The following description of our capital stock is qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the Registration Statement of which this prospectus is a part, and by the provisions of applicable Delaware law.

Common Stock

     As of December 31, 1999, there were     shares of common stock
outstanding, as adjusted to reflect (1) the conversion of all outstanding
shares of preferred stock into     common stock, (2) the issuance of 1,504,190
shares of common stock as payment-in-kind dividends to the holders of our preferred stock assuming the closing of this offering on March 15, 2000 and (3)
the issuance of an additional     shares of common stock to the holders of our
Series F preferred stock assuming the sale of shares in this offering at an
initial offering price of $    per share. As of December 31, 1999, we had
approximately 32 stockholders of record.

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series, and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. We cannot state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock, or impairing the liquidation rights of the common stock, without further action by the stockholders. We could issue preferred stock quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. We have no present plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

     Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult or prevent a change in control that a stockholder might consider favorable by a tender offer, a proxy contest or otherwise, and to remove incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

     We are subject to Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, a sale of 10% or more of our assets or stock, or other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. Section 203 does not restrict a transaction by us with a person who owned stock before this public offering. Section 203 permits companies to opt out of this provision, but we have elected not to opt out. The applicability of this provision could prevent or delay a takeover that you might consider favorable by an interested stockholder in a transaction that the board of directors has not approved in advance, including takeovers that might result in a premium over the market price for the shares of common stock held by stockholders.

     Our certificate of incorporation and bylaws, effective upon the closing date of this offering, contain certain provisions which are intended to deter hostile takeover attempts. Our certificate of incorporation and bylaws require that any action to be taken by our stockholders must be taken at a duly called annual or special meeting of the stockholders and may not be taken by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors. Our certificate of incorporation and bylaws also provide that, beginning upon the closing of this offering, our board of directors will be divided into three classes, with each class serving staggered three-year terms so that approximately one-third of the directors are elected each year. Staggering the terms of our directors delays the time it would take stockholders to replace a majority of the incumbent directors. Certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66 2/3% or 80% of the voting power of all outstanding stock. In addition, our directors may only be removed with or without cause by a vote of 80% of the stockholders. Our stockholders must give notice of nominations or other business to be conducted at a stockholders meeting at least 120 days before the date of our proxy statement sent to stockholders for the prior year's annual meeting. These provisions may have the effect of discouraging takeovers and tactics used in proxy fights or delaying changes in control or management of the Company.

Limitations on Directors' Liability and Indemnification

     Our certificate of incorporation limits the personal liability of our directors to us and our stockholders to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

   . any breach of their duty of loyalty to the corporation or its stockholders;

   . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

   . any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities of our directors arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws applies to negligent and grossly negligent acts of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the certificate of incorporation or bylaws would permit indemnification. The indemnification provisions in our bylaws and certificate of incorporation are not exclusive of other rights of indemnification that may be available to our directors or officers under any agreement or vote of stockholders or disinterested directors.

     In addition to the provisions in our bylaws, we have entered into agreements to indemnify our directors, executive officers and certain employees. These agreements, among other things, indemnify our directors, executive officers and certain employees for judgments, fines, settlement amounts and certain expenses, including attorneys' fees, incurred by them in any action or proceeding, including any action by or on behalf of the company, arising out of the person's services as a director, executive officer or controller of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a derivative claim or other lawsuit against our directors or officers for breach of their fiduciary duty, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of your investment in our stock may decline to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Registration Rights

     After this offering, the holders of approximately      shares of
outstanding common stock, as converted, and the former stockholders of Acorn who may receive up to 527,778 shares of our common stock in the future, or their permitted transferees, are entitled to certain rights to register those shares under the Securities Act of 1933 at any time after 12 months following the closing of this offering.

     We have entered into an agreement that will be effective upon the closing of this offering with Beacon, Conning, Brinson, Frank Richards, Timothy O'Crowley and certain other holders of our preferred stock. Under the agreement, these stockholders, or their permitted transferees, may require, on three occasions, and Brinson on one additional occasion, at any time one year after this offering, that we file a registration statement at our expense under the Securities Act with respect to the shares of common stock they acquire upon conversion of their preferred stock, provided that the anticipated amount offered would be at least $5 million. In addition, these stockholders and their permitted transferees may, at any time one year after this offering, require that we register their shares for public resale on Form S-3 or similar short-form registration, provided that the value of the securities to be registered is at least $2.5 million.

     In addition, the stockholders whose shares are subject to this agreement have piggyback registration rights. If we propose to register any of our common stock under the Securities Act, other than under employee benefit plans or for acquisitions, these stockholders may require us to include all or a portion of their stock in the registration. However, the managing underwriter, if any, of the offering has rights to limit the amount of stock to be sold by those stockholders.

     We have also entered into an investor rights agreement with the former stockholders of Acorn in connection with the acquisition of Acorn. Please see "Related Party Transactions - Acquisition of Acorn Information Services" for more information about the terms of this agreement.

     All registration expenses incurred in connection with the above registrations will be borne by us. Each selling stockholder will pay all underwriting discounts and selling commissions applicable to the sale of that stockholder's stock plus fees of their counsel in some cases.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Securities Transfer & Trust Company, Denver, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

General

     The     shares of our common stock sold in this offering, or     shares if
the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of ours (an "Affiliate") as that term is defined in Rule 144 promulgated under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.

     The     shares of our common stock that will continue to be held by existing stockholders after this offering constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale in the open market after this offering, subject to certain contractual lockup provisions and the applicable requirements of Rule 144, both of which are described below. We granted registration rights to certain stockholders. See Description of Capital Stock- "Registration Rights."

     Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

   .  1% of the then outstanding shares of common stock; and

   . the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

     Sales under Rule 144 are also subject to certain post-sale notice requirements and, in some cases, the availability of current public information about us.

     In the event that any person who is deemed to be an Affiliate purchases shares of our common stock pursuant to this offering or acquires shares of our common stock pursuant to one of our employee benefit plans, the shares held by such person are required under Rule 144 to be sold in brokers' transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not Affiliates are thereafter freely tradable without restriction.

     Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock.

     We, our directors and executive officers, and certain stockholders have agreed that, without the prior written consent of Hambrecht & Quist LLC on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, sell or otherwise dispose of any shares of our common stock, subject to certain exceptions. See "Underwriting."

     An aggregate of 8,068,174 shares of our common stock are reserved for issuance under our stock option and employee stock purchase plans. We intend to file a registration statement on Form S-8 covering the issuance of shares of our common stock pursuant to these plans. Accordingly, the shares issued pursuant to these stock option plans will be freely tradable, subject to the restrictions on resale by Affiliates under Rule 144.

                                  UNDERWRITING


     We have entered into an underwriting agreement with the underwriters named below. Hambrecht & Quist LLC, Robertson Stephens, Inc., U.S. Bancorp Piper Jaffray Inc. and Wit Capital Corporation are acting as representatives of the underwriters.

     The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.

                                                                        Number
    Underwriters                                                       of Shares
    ------------                                                       ---------
    Hambrecht & Quist LLC.............................................
    Robertson Stephens, Inc. .........................................
    U.S. Bancorp Piper Jaffray Inc. ..................................
    Wit Capital Corporation...........................................
                                                                         -----
    Total.............................................................
                                                                         =====

     This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. We have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

     The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a
concession of $    per share. The underwriters may also allow to dealers, and
such dealers may reallow, a concession not in excess of $     per share to
certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

     The underwriters have informed us that the underwriters will not allow discretionary account sales of the shares of common stock offered by this prospectus.

     We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in
full, the total price to the public will be $    million and the net proceeds
to us will be approximately $    million. The underwriters have severally
agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the above table.

     The following table provides information regarding the amount of the discount to be paid to the underwriters by us. Such amount is shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              Paid by Us
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
    Per Share.........................................     $            $
    Total.............................................     $            $

     We estimate that the total expenses of the offering, excluding the
underwriting discount, will be approximately $    million.

     We have agreed to indemnify each underwriter against all liabilities to which they may become subject under the federal securities laws or other law (including reimbursement of expenses) arising out of:

   . any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (including the Prospectus) or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements not misleading, except that there is no indemnification for specific information furnished by the underwriters; and

   .  the directed share program under which the underwriters have reserved
      for sale up to       shares for our officers, directors, employees and
      associates.

This includes contribution to any payments which may be made by the underwriters in the event that indemnification is not available.

     We, our executive officers and directors, and certain other stockholders
have agreed to a 180-day lock up with respect to       shares of common stock
that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, we and such persons
may not offer, sell, pledge or otherwise dispose of       securities without
the prior written consent of Hambrecht & Quist LLC.

     The underwriters have reserved for sale up to       shares for employees,
directors and certain other persons associated with us. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by these persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by these persons.

     Prior to this offering, there has been no public market for the common stock. Consequently the offering price for the common stock will be determined by negotiations between us and the underwriters and is not necessarily related to our asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, will include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure, prevailing market conditions, our results of operations in recent periods and certain other factors as may be deemed relevant.

     Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

   . Stabilizing transactions. The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

   . Over-allotments and syndicate covering transactions. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

   . Penalty bids. If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

     Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

     One or more members of the underwriting selling group may make copies of the preliminary prospectus available over the Internet to certain customers through its or their Web sites. The representatives expect to allocate a limited number of shares to such member or members of the selling group for sale to brokerage account holders.

     The Wallach Company, a member of the NASD, has advised us in connection with this offering, for which we paid it $150,000. The Wallach Company also acted as placement agent in connection with our Series F preferred stock financing in November and December 1999, for which we paid it $537,375 in cash. Market Street Partners, an investment partnership owned by the partners of The Wallach Company, purchased 164,319 shares of our Series F preferred stock for $349,999 at $2.13 per share.

     Due to the fact that one of the representative of the underwriters was organized within the last three years, we are providing you with the following information. Wit Capital Corporation, one of the representatives of the underwriters, was organized and registered as a broker-dealer on September 4, 1997. Since that time, Wit Capital Corporation has been named as lead or co-manager of, or as a syndicate member in, numerous public offerings of equity securities. Wit Capital Corporation does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

     Chrisman, Bynum & Johnson, P.C. of Boulder, Colorado, will pass upon the validity of the shares of common stock offered by us. Davis Polk & Wardwell of Menlo Park, California, will pass upon legal matters in connection with this offering for the underwriters. A limited liability company comprised of partners of Chrisman, Bynum & Johnson, P.C. will own 13,092 shares of our common stock upon conversion of the shares of Series F preferred stock purchased by it.

                                    EXPERTS

     The financial statements and schedules of Intek Information, Inc included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Acorn Information Services, Inc. as of and for the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain a Web site at http://www.intekinfo.com. Our Web site and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................... F-2

Consolidated Financial Statements:

  Audited Consolidated Balance Sheets at December 31, 1998 and 1999......... F-3

  Audited Consolidated Statements of Operations for Each of the Three Years
   in the Period Ended December 31, 1999.................................... F-4

  Audited Consolidated Statements of Stockholders' Equity (Deficit) for Each
   of the Three Years in the Period Ended December 31, 1999................. F-5

  Audited Consolidated Statements of Cash Flows for Each of the Three Years
   in the Period Ended December 31, 1999.................................... F-6

Notes to Consolidated Financial Statements.................................. F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Intek Information, Inc.:

     We have audited the accompanying consolidated balance sheets of INTEK INFORMATION, INC. (a Delaware corporation) and subsidiaries at December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intek Information, Inc. and subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

Denver, Colorado,
January 13, 2000.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share amounts)

                                                  December 31,
                                                 ----------------
                                                  1998     1999
                                                 -------  -------
                    ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.....................  $ 3,752  $ 6,204
 Restricted certificates of deposit............      135      407
 Receivables, net of allowances of $411 and
  $464, respectively--
 Trade.........................................    4,375    5,218
 Unbilled......................................    1,689    1,108
 Related party notes receivable................       --      690
 Prepaid expenses and other....................      229      906
                                                 -------  -------
  Total current assets.........................   10,180   14,533
PROPERTY AND EQUIPMENT, net....................    5,052    7,982
GOODWILL AND OTHER INTANGIBLES, net............    3,314    2,808
OTHER ASSETS...................................       98    1,055
                                                 -------  -------
  Total assets.................................  $18,644  $26,378
                                                 =======  =======
                                                                     Pro Forma
                                                                   Stockholders'
                                                  December 31,       Equity at
                                                 ----------------  December 31,
                                                  1998     1999        1999
                                                 -------  -------  -------------
                                                                    (Unaudited)
                                                                     (Note 2)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable..............................  $ 1,410  $ 1,668
 Accrued expenses..............................    1,109    3,381
 Customer deposits.............................      230      237
 Deferred revenue..............................      336       --
 Current borrowings............................       13    1,316
 Due to former Acorn stockholders..............       --      200
 Related party notes payable...................       --      198
                                                 -------  -------
  Total current liabilities....................    3,098    7,000
DEFERRED RENT..................................       89      245
LONG-TERM BORROWINGS, net of current portion...        7    1,722
                                                 -------  -------
  Total liabilities............................    3,194    8,967
                                                 -------  -------
COMMITMENTS AND CONTINGENCIES
CONVERTIBLE PREFERRED STOCK SUBJECT TO
 MANDATORY REDEMPTION, $.001 par value,
 79,000,000 shares authorized (Note 9).........   38,440   59,408
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.0001 par value, 170,000,000
 shares authorized, 1,868,087, 1,881,444 and
 12,775,065 (unaudited pro forma) shares issued
 and outstanding...............................        1        1           1
Additional paid-in capital.....................      243       --      59,408
Unearned compensation..........................       --   (1,266)     (1,266)
Accumulated deficit............................  (23,234) (40,732)    (40,732)
                                                 -------  -------     -------
  Total stockholders' equity (deficit).........  (22,990) (41,997)    $17,411
                                                 -------  -------     =======
  Total liabilities and stockholders' equity
   (deficit)...................................  $18,644  $26,378
                                                 =======  =======

                 The accompanying notes to financial statements are an integral part of these consolidated balance sheets.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)

                                                 Year Ended December 31,
                                              --------------------------------
                                                1997       1998        1999
                                              ---------  ---------  ----------
REVENUE.....................................  $   9,546  $  17,664  $   24,699
DIRECT COST OF SERVICES.....................     (7,767)   (13,209)    (16,986)
                                              ---------  ---------  ----------
GROSS PROFIT................................      1,779      4,455       7,713
                                              ---------  ---------  ----------
OPERATING EXPENSES:
  Selling, general and administrative.......     10,464      9,312      15,020
  Depreciation and amortization.............      2,941      3,755       3,533
  Research and development..................        458        897       1,079
                                              ---------  ---------  ----------
    Total operating expenses................     13,863     13,964      19,632
                                              ---------  ---------  ----------
LOSS FROM OPERATIONS........................    (12,084)    (9,509)    (11,919)
                                              ---------  ---------  ----------
OTHER (EXPENSES) INCOME:
  Loss from Spider..........................         --         --      (1,055)
  Interest income...........................        245        266         134
  Interest expense..........................        (30)       (17)       (150)
  Loss on disposal of equipment and other...        (26)      (270)        (20)
                                              ---------  ---------  ----------
                                                    189        (21)     (1,091)
                                              ---------  ---------  ----------
NET LOSS....................................  $ (11,895) $  (9,530) $  (13,010)
                                              =========  =========  ==========
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS:
Net loss....................................  $ (11,895) $  (9,530) $  (13,010)
Accretion of mandatorily redeemable
 convertible preferred stock................        (90)      (469)       (864)
Cumulative dividends to preferred
 stockholders...............................         --         --     (11,361)
Loss on repurchase of Series A preferred
 stock......................................     (1,241)        --          --
Loss on Series C preferred stock Exchange
 Agreement..................................         --     (1,465)         --
                                              ---------  ---------  ----------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS..  $ (13,226) $ (11,464) $  (25,235)
                                              =========  =========  ==========
BASIC AND DILUTED NET LOSS PER SHARE........  $   (7.09) $   (6.14) $   (13.50)
                                              =========  =========  ==========
WEIGHTED AVERAGE SHARES OUTSTANDING--
  BASIC AND DILUTED.........................  1,866,585  1,867,941   1,869,803
                                              =========  =========  ==========
UNAUDITED PRO FORMA NET LOSS PER SHARE,
 assuming conversion of preferred stock and
 accrued dividends:
  Basic and diluted net loss per share......                        $    (1.26)
                                                                    ==========
  Weighted average common shares
   outstanding--basic and diluted...........                        10,364,936
                                                                    ==========

                 The accompanying notes to financial statements
             are an integral part of these consolidated statements.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (Dollars in thousands)

                           Common Stock   Additional
                         ----------------  Paid-In     Unearned   Accumulated
                          Shares   Amount  Capital   Compensation   Deficit    Total
                         --------- ------ ---------- ------------ ----------- --------
BALANCES, December 31,
 1996................... 1,857,142  $ 1    $   589     $    --     $ (1,809)  $ (1,219)
 Accretion of preferred
  stock to liquidation
  and redemption value..        --   --        (90)         --           --        (90)
 Loss on repurchase of
  Series A preferred
  stock.................        --   --     (1,241)         --           --     (1,241)
 Issuance of common
  stock as consulting
  fee for Series B
  preferred stock
  offering..............    10,770   --         29          --           --         29
 Warrant for common
  stock granted in
  connection with the
  Series C preferred
  stock offering........        --   --      1,496          --           --      1,496
 Net loss...............        --   --         --          --      (11,895)   (11,895)
                         ---------  ---    -------     -------     --------   --------
BALANCES, December 31,
 1997................... 1,867,912    1        783          --      (13,704)   (12,920)
 Accretion of preferred
  stock to liquidation
  and redemption value..        --   --       (469)         --           --       (469)
 Loss on Series C
  preferred stock
  Exchange Agreement....        --   --     (1,465)         --           --     (1,465)
 Warrant granted in
  connection with Series
  C preferred stock
  Exchange Agreement....        --   --      1,235          --           --      1,235
 Deemed contribution
  from majority common
  stockholder...........        --   --        157          --           --        157
 Exercise of stock
  options for cash......       175   --          2          --           --          2
 Net loss...............        --   --         --          --       (9,530)    (9,530)
                         ---------  ---    -------     -------     --------   --------
BALANCES, December 31,
 1998................... 1,868,087    1        243          --      (23,234)   (22,990)
 Accretion of preferred
  stock to liquidation
  and redemption value..        --   --       (864)         --           --       (864)
 Exercise of stock
  options for cash......     1,620   --          8          --           --          8
 Reduction of redemption
  and liquidation
  value ................        --   --      3,098          --           --      3,098
 Beneficial conversion
  feature...............        --   --      2,624          --           --      2,624
 Issuance of common
  stock in connection
  with Acorn
  acquisition...........    11,737   --        100          --           --        100
 Cumulative dividends to
  preferred
  stockholders..........        --   --     (6,873)         --       (4,488)   (11,361)
 Unearned compensation..        --   --      1,664      (1,664)          --         --
 Amortization of
  unearned
  compensation..........        --   --         --         398           --        398
 Net loss...............        --   --         --          --      (13,010)   (13,010)
                         ---------  ---    -------     -------     --------   --------
BALANCES, December 31,
 1999................... 1,881,444  $ 1    $    --     $(1,266)    $(40,732)  $(41,997)
                         =========  ===    =======     =======     ========   ========

                 The accompanying notes to financial statements
             are an integral part of these consolidated statements.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                    Year Ended December 31,
                                                   ---------------------------
                                                     1997     1998      1999
                                                   --------  -------  --------
Cash flows from operating activities:
Net loss.........................................  $(11,895) $(9,530) $(13,010)
Adjustments to reconcile net loss to net cash
 used in operating activities--
  Depreciation and amortization..................     2,941    3,755     3,533
  Provision for bad debts........................        88      323       269
  Loss from Spider...............................        --       --     1,055
  Amortization of discount.......................        --       --        20
  Loss on disposal of equipment..................        --      269        --
  Stock compensation expense.....................        --       --       398
  Changes in assets and liabilities--
    Receivables..................................    (1,442)  (3,191)      127
    Prepaids and other assets....................      (144)     (67)     (954)
    Accounts payable.............................       130     (246)       19
    Accrued expenses.............................       865     (654)    2,160
    Other........................................       (48)     299      (228)
                                                   --------  -------  --------
Net cash used in operating activities............    (9,505)  (9,042)   (6,611)
                                                   --------  -------  --------
Cash flows from investing activities:
Purchase of property and equipment...............    (5,550)  (1,195)   (4,352)
Payments made on behalf of Spider................        --       --    (1,055)
Restricted cash..................................      (125)     (10)     (272)
Cash paid in purchase of Protocall, net of cash
 acquired and refunded...........................    (3,315)      37       101
Cash paid in purchase of Acorn, net of cash
 acquired........................................        --       --      (637)
Cash advanced to Acorn prior to acquisition......        --       --      (450)
Related party loans..............................        --       --      (690)
Software development costs.......................        --       --       (66)
                                                   --------  -------  --------
Net cash used in investing activities............    (8,990)  (1,168)   (7,421)
                                                   --------  -------  --------
Cash flows from financing activities:
Proceeds from issuance of common stock...........        --        2         8
Proceeds from issuance of preferred stock, net of
 offering costs..................................    22,839   11,837    14,485
Repurchase of Series A preferred stock...........    (1,741)      --        --
Net borrowings on revolving line of credit.......       100     (100)       --
Borrowings.......................................        --       --     2,513
Repayment of borrowings..........................      (769)     (12)     (271)
Proceeds from related party borrowings...........     3,000    1,700        --
Repayment of related party borrowings............    (3,140)  (1,700)       --
Proceeds from contingent grant...................        --       --       400
Deferred offering costs..........................        --       --      (651)
                                                   --------  -------  --------
Net cash provided by financing activities........    20,289   11,727    16,484
                                                   --------  -------  --------
Net increase in cash and cash equivalents........     1,794    1,517     2,452
Cash and cash equivalents, beginning of year.....       441    2,235     3,752
                                                   --------  -------  --------
Cash and cash equivalents, end of year...........  $  2,235  $ 3,752  $  6,204
                                                   ========  =======  ========
Supplemental disclosures of cash flow
 information:
Cash paid for interest...........................  $     29  $    17  $    125
                                                   ========  =======  ========
Property and equipment acquired through
 incurrence of capital lease obligations.........  $     32  $    --  $     --
                                                   ========  =======  ========

                 The accompanying notes to financial statements
             are an integral part of these consolidated statements.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)

(1) Organization and Nature of Business

     Intek Information, Inc. ("Intek" or the "Company") is a provider of Strategic Consulting, Technology Solutions, e-Operations and Customer Knowledge services in connection with e-commerce and other direct-to-customer initiatives of business enterprises. The Company operates communications centers in California, Colorado and Kansas, with additional operations in Connecticut and headquarters in Englewood, Colorado. Intek incorporated as a Colorado corporation on March 6, 1996 and reincorporated as a Delaware corporation on August 2, 1996.

     In February 1997, Intek acquired, 100% of the common stock of Protocall New Business Specialists, Inc. ("Protocall"). Protocall, a communications center service operation, was located in Northern California. As a result of the Protocall acquisition, the Company expanded its e-Operations, Technology Solutions and Strategic Consulting services.

     In March 1999, Intek formed a wholly-owned subsidiary, Spider Technologies, Inc. ("Spider"). Spider was formed to pursue the development and sales of a Web-based technology originally developed by Intek. Effective October 1, 1999, Intek distributed all of the stock of Spider to its stockholders.

     In October 1999, Intek acquired 100% of the common stock of Acorn Information Services, Inc. ("Acorn"). Acorn is a data analytics company based in Connecticut. As a result of the acquisition of Acorn, the Company's services expanded to include database marketing and analysis services.

     Intek's business is subject to significant risks. Intek incurred net losses of $36,244 for the period from inception (March 6, 1996) through December 31, 1999, and projects that net losses will continue to be incurred through 2000 or longer, while management pursues its plan to grow the business and add clients and contracts with the goal of achieving profitability. Intek's ability to achieve profitable operations is subject to significant risks and uncertainties including, but not limited to, Intek's success in marketing its services and managing its operations and competitive factors. Intek's plans also include growth through acquisitions of complementary companies. There is no guarantee that Intek will ever achieve profitable operations, that it will be successful in identifying and consummating the acquisition of desirable companies or that if acquired, Intek will successfully assimilate those businesses into its operations. Intek's operations are also subject to various forms of regulation.

(2) Summary of Significant Accounting Policies

Basis of Presentation

     The consolidated financial statements include the accounts of Intek and its subsidiaries, all of which are wholly-owned. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     For the purposes of the statements of cash flows, Intek considers all cash and investments with an original maturity of 90 days or less to be cash equivalents.

Concentration of Credit Risk

     Financial instruments that potentially subject Intek to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts and notes receivable. Intek has no off-balance sheet concentrations of credit risk. Intek maintains its cash balances in the form of bank demand deposits and money market accounts with financial institutions that management believes are creditworthy. Accounts receivable are typically unsecured and are derived from transactions with and from customers located within the United States. Intek performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

     As discussed in Note 11, a significant portion of Intek's revenue is derived from a limited number of customers. Additionally, those customers account for a significant portion of billed and unbilled accounts receivable.

Intangible Assets

                                                                December 31,
                                                     Estimated ---------------
                                                       Life     1998     1999
                                                     --------- -------  ------
Customer relationships and intellectual property....  3 years  $ 3,000  $3,950
Goodwill............................................  5 years    3,548   3,920
                                                               -------  ------
                                                                 6,548   7,870
Accumulated amortization............................            (3,234) (5,062)
                                                               -------  ------
                                                               $ 3,314  $2,808
                                                               =======  ======

     Amortization of goodwill and other intangibles was $1,509, $1,725 and $1,828 for the years ended December 31, 1997, 1998 and 1999, respectively.

Property and Equipment

     All additions, including betterments to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss is reflected in other income (expense) in the year of disposition.

     Depreciation is computed on the straight-line method based on the estimated useful lives of the assets, as follows:

    Computer equipment and software................................ 1.5--5 years
    Furniture and fixtures......................................... 1.5--7 years

     Leasehold improvements are amortized over the shorter of their economic life or the remaining term of the related lease.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)


Deferred Rent

     Intek recognizes rent expense ratably over the life of the lease regardless of the timing or amount of periodic payments.

Reverse Stock Split

     Effective January 14, 2000, Intek declared a 4 for 1 reverse stock split on Intek's common stock. Common stock amounts and per share amounts have been adjusted retroactively to give effect to the stock split. The conversion price for the preferred stock has been adjusted to reflect the 4 for 1 reverse stock split.

Stock-Based Compensation

     The Company accounts for its stock-based employee compensation agreements using the intrinsic value method under which no compensation is generally recognized for equity instruments granted to employees with an exercise price equal to or greater than the fair market value of the underlying stock. Equity instruments granted to non-employees are recorded at fair value on the date they become non-forfeitable.

Comprehensive Income

     Comprehensive income includes all changes in equity (net assets) during a period from non-owner sources. Since inception, comprehensive loss has been the same as net loss.

Revenue Recognition

     Intek's revenues are derived principally from contracts for direct-to-customer services and technology design and implementation projects billed at negotiated rates. Intek recognizes revenue as services are performed for its clients based on contractual arrangements for hours incurred and transactions processed. Unbilled accounts receivable represents revenues earned for services rendered that are typically billed to the customer in the following month.

     Intek periodically enters into fixed fee contracts for Strategic Consulting services that are accounted for under the percentage of completion method. At December 31, 1998 and 1999, no such contracts were in-progress.

Direct Cost of Services

     Direct cost of services includes payroll and benefits of employees for time incurred for providing services for customers, telephone costs and other variable costs associated with generating revenue. All other fixed expenses incurred, including rent expense for customer care centers, are included in selling, general and administrative expense in the accompanying consolidated statements of operations. Depreciation of

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

property and equipment used to provide services to customers and amortization of goodwill and other intangibles are shown as a separate line item within the accompanying consolidated statements of operations.

Advertising Cost

     Intek expenses advertising costs as incurred. For the years ended December 31, 1997, 1998 and 1999, Intek had advertising expenses of $196, $132 and $456, respectively.

Advances to Spider

     The Company records a valuation allowance and a corresponding charge to income against the net assets distributed to Spider and receivables from Spider for shared costs because realization of the advances are principally dependent on the operating results of Spider. The amount of the charge is equal to the net loss incurred by Spider subsequent to the spin-off. The Company will continue to recognize a valuation allowance until the advances are written down to zero. Net advances to Spider were zero at December 31, 1999. It is reasonably possible that additional losses related to Spider will be incurred in an amount equal to shared support costs to be incurred on Spider's behalf.

Asset Impairment

     Intek reviews its long-lived assets held and used in operations for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the asset is reduced to its estimated fair value by recognizing an impairment loss.

Capitalized Software Costs

     Software development costs for new software products are expensed as incurred until technological feasibility is established. Software development costs incurred subsequent to the establishment of technological feasibility and prior to general release are capitalized. During 1999, Intek capitalized $66 of software development costs. These costs will be amortized over a three-year period. Amortization commences when the product is available for general release to customers. Capitalized software costs are stated at the lower of cost or net realizable value. There was no amortization expense incurred during 1999 as none of the products which had established technological feasibility were available for general release to customers.

Income Taxes

     The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets. Deferred tax assets are also recognized for net operating loss and tax credit carryovers. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

Net Loss Per Share

     Basic net loss per share is computed by dividing net loss available to common stockholders for the period by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

potential common shares outstanding during the period if the effect of the potential common shares is dilutive. Intek has excluded the weighted average effect (using the treasury stock method) of common stock issuable upon conversion of all convertible preferred stock and stock options from the computation of diluted earnings per share as the effect of all such securities is anti-dilutive for all periods presented. The shares excluded are as follows:

                                                             Convertible
                                                              Preferred   Stock
                                                                Stock    Options
                                                             ----------- -------
    December 31,
      1996..................................................  2,026,666       --
      1997.................................................. 13,288,043       --
      1998.................................................. 26,202,683   95,840
      1999.................................................. 33,962,909  355,755

Pro Forma Stockholders' Equity (Unaudited)

     Effective upon the closing of Intek's planned initial public offering, the outstanding shares of all Intek's preferred stock will automatically convert into 10,893,621 shares of common stock as of December 31, 1999, including 1,333,433 shares for the preferred stock dividends accrued (Note 9). The effects of these transactions have been reflected in unaudited pro forma stockholders' equity on the balance sheet at December 31, 1999.

Pro Forma Net Loss Per Share (Unaudited)

     Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, and the pro forma effects of the assumed conversion of all Intek's convertible preferred stock, including preferred stock dividends accrued, into shares of Intek's common stock as if such conversion occurred on January 1, 1999, or at the date of original issuance or declaration if later. The resulting pro forma adjustments include an increase in the weighted average shares used to compute basic and diluted net loss per share of 8,495,133 shares for the year ended December 31, 1999, and the elimination of all charges to adjust net loss to net loss applicable to common stockholders. The pro forma effects of these transactions are unaudited.

Segment Information

     Intek operates in one business segment and does not internally report the results of operations of the different services it provides to its customers. Additionally, the different services provided are typically under one agreement and are not differentiated to the client.

Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these assets and liabilities. The interest rates on Intek's variable rate borrowings are adjusted regularly to reflect current market rates. The majority of the Company's fixed rate borrowings have been funded within the last fiscal quarter of 1999 or recorded at fair value in connection with the acquistion of Acorn. Accordingly, the carrying amounts of Intek's borrowings approximate fair value. Financial instruments also consist of convertible preferred stock subject to mandatory redemptions, whose fair value at December 31, 1998 and 1999 approximated their redemption and liquidation value, except for the Series F preferred stock issued in 1999. The fair value of the Series F preferred stock is approximately $22 million because of its beneficial conversion feature.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." Intek is required to adopt SFAS No. 133, as amended by SFAS No. 137, in fiscal 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Intek has not entered into any derivative financial instruments or hedging activities. As a result, management believes adoption of SFAS No. 133 will not have a material impact on the financial statements.

     In December 1999, the staff of the Securities and Exchange Commission issued its Staff Accounting Bullentin ("SAB") No. 101, "Revenue Recognition." SAB No. 101 provides guidance on the measurement and timing of revenue recognition in financial statements of public companies. Changes in accounting policies to apply the guidance of SAB No. 101 must be adopted by recording the cumulative effect of the change in the fiscal quarter ending March 31, 2000. Mangagement has not yet determined the effect SAB No. 101 will have on its accounting policies or the amount of the cumulative effect to be recorded from adopting SAB No. 101, if any.

(3) Property and Equipment

     Property and equipment consisted of the following at December 31, 1998 and 1999:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
    Computer equipment and software........................... $ 3,463  $ 4,672
    Furniture and fixtures....................................   1,352    2,300
    Leasehold improvements....................................     506    1,230
    Telephone equipment.......................................   3,016    5,003
                                                               -------  -------
                                                                 8,337   13,205
    Less-accumulated depreciation.............................  (3,285)  (5,223)
                                                               -------  -------
                                                               $ 5,052  $ 7,982
                                                               =======  =======

     Depreciation expense for the years ended December 31, 1997, 1998 and 1999, was $1,432, $2,030 and $1,705, respectively.

(4) Acquisitions

Protocall

     On February 14, 1997, Intek purchased all of the common stock of Protocall for 1,863,270 shares of Series B preferred stock valued at $3,244, cash of $3,239 and acquisition costs of $180. The acquisition was accounted for under the purchase method of accounting.

     The purchase price was allocated to the acquired assets and liabilities as follows:

    Current assets...................................................... $1,684
    Property and equipment..............................................  1,604
    Goodwill and other intangibles......................................  6,623
                                                                         ------
    Total assets........................................................  9,911
    Current liabilities assumed......................................... (3,248)
                                                                         ------
                                                                         $6,663
                                                                         ======

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)


     Subsequent to closing, Intek received a total of $196 in cash and stock held in escrow from the former Protocall stockholders as a purchase price adjustment which has been recorded as a reduction to goodwill and other intangibles in the accompanying consolidated balance sheets.
     The following unaudited pro forma information details the estimated effect of the Protocall acquisition assuming it had occurred on January 1, 1997:

                                                        Intek
                                                     Year Ended        1997
                                                  December 31, 1997  Pro Forma
                                                  ----------------- -----------
                                                                    (Unaudited)
    Revenue......................................     $  9,546       $ 11,009
    Net loss applicable to common stockholders...     $(13,226)      $(13,520)
    Basic and diluted net loss per share.........     $  (7.09)      $  (7.24)

     The pro forma financial data presented above does not purport to represent what Intek's results of operations would actually have been if the transaction in fact had occurred on January 1, 1997, and is not necessarily representative of Intek's results of operations for any future period.

Acorn

     Effective October 1, 1999, Intek purchased all of the common stock of Acorn. The purchase was accounted for under the purchase method of accounting. The initial consideration consisted of cash of $550, $200 in short-term payables, $100 from the issuance of 11,737 shares of Intek's common stock, and acquisition costs of $100. The purchase agreement also includes a three-year contingent earn-out of up to $1,900 in cash and up to 527,778 shares of Intek common stock. The contingent earn-out will be recorded as additional purchase price consideration (additional goodwill) when and if the annual goals are achieved. The contingent earn-out is based on Acorn's annual targets of earnings before interest, taxes, depreciation and amortization and will be earned as follows:

                                                            Contingent Earn-Out
                                                            --------------------
                                                              Cash      Stock
                                                            --------- ----------
    Year 1................................................. $     600    250,000
    Year 2.................................................       600    166,667
    Year 3.................................................       700    111,111
                                                            --------- ----------
    Total earn-out......................................... $   1,900    527,778
                                                            ========= ==========

     Additionally, Intek transferred 1,000,000 shares of Spider common stock to the former Acorn stockholders. The former Acorn stockholders are entitled to retain a proportionate number of Spider shares during year 1 of the earn-out period. Intek will receive any forfeited Spider shares at the end of year 1 if the earn-out provision is not fully met.

     If Acorn achieves less than 100% but greater than 75% of its performance targets, the above amounts will be adjusted for not achieving the estimated targets. If Acorn achieves less than 75% of its performance targets for any annual measurement period, then no earn-out payment will be made for that period.

     The purchase price allocation is subject to adjustment based upon the final determination of the fair value of the assets acquired and liabilites assumed. The contingent earn-out could result in additional goodwill and because the stock based earn-out will be recorded based upon the fair value of Intek's stock at the time of issuance, such additional goodwill could be substantial. Goodwill will be amortized over five years. Any additional goodwill recorded as a result of the earn-out will be amortized prospectively over the remaining amortization period.

                   INTEK INFORMATION, INC. AND SUBSIDIARIES

               (Dollars in thousands, except per share amounts)

     The initial purchase price of Acorn was allocated to the acquired assets and liabilities as follows:

    Cash................................................................. $  13
    Other assets.........................................................   687
    Property and equipment...............................................   312
    Goodwill and other intangibles....................................... 1,443
                                                                          -----
      Total assets....................................................... 2,455
    Current liabilities..................................................  (429)
    Amounts advanced by Intek to Acorn...................................  (450)
    Borrowings assumed...................................................  (626)
                                                                          -----
                                                                          $ 950
                                                                          =====

     The following unaudited pro forma information details the estimated effect of the Acorn acquisition assuming it had occurred on January 1, 1998:

                                                        Intek
                                                     Year Ended        1998
                                                  December 31, 1998  Pro Forma
                                                  ----------------- -----------
                                                                    (Unaudited)
    Revenue......................................     $ 17,664       $ 20,476
    Net loss applicable to common stockholders...     $(11,464)      $(11,636)
    Basic and diluted net loss per share.........     $  (6.14)      $  (6.23)
                                                        Intek
                                                     Year Ended        1999
                                                  December 31, 1999  Pro Forma
                                                  ----------------- -----------
                                                                    (Unaudited)
    Revenue......................................     $ 24,699       $ 26,707
    Net loss applicable to common stockholders...     $(25,235)      $(26,222)
    Basic and diluted net loss per share.........     $ (13.50)      $ (14.02)

     The pro forma financial data presented above does not purport to represent what Intek's results of operations would actually have been if the transaction in fact had occurred on January 1, 1998, and are not necessarily representative of Intek's results of operations for any future period.

(5) Spider Spin-off

     Effective October 1, 1999, Intek distributed 100% of the shares of Spider to its stockholders on a pro-rata basis. In connection with the transaction, Intek distributed $1 million in cash and technology that is currently under development. Intek has the right to receive $1,450 in royalty payments plus accrued interest at 8% over the next five years resulting from the spin-off. The royalty payments are due by Spider regardless of its future operations. Additionally, Intek has received a five-year warrant to purchase 1,000,000 shares of Spider's common stock at an exercise price of $0.013 per share. Intek exercised this warrant during the fourth quarter of 1999 for $13 and the shares were transferred to the former Acorn stockholders. As a condition of the spin-off, Intek will be allowed to utilize the Spider technology for three years without any fee or royalty due to Spider. Thereafter, Intek will pay for the use of the technology at its most favored nations pricing if Intek chooses to continue to utilize the Spider software. The realization of the advances to Spider is principally dependent upon Spider's operating results and its ability to raise additional capital subsequent to its spin-off. Intek will continue to recognize Spider's net losses until all advances are reduced to zero.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

     During 1999, a valuation allowance of $1,055 was recognized by a charge to operations reducing the advances to zero. Intek has no funding commitments or guarantees in favor of Spider beyond the recorded receivable; however, it is reasonably possible that Intek will recognize additional losses on Spider for future shared costs.

     In connection with the spin-off of Spider, Intek has reduced the mandatory redemption value of their preferred shares by $0.13 per share. The excess of the carrying value of the preferred shares over the revised redemption value of $3,098 has been credited to additional paid-in capital.

(6) Borrowings

     Notes payable and capital lease obligations consisted of the following at December 31, 1998 and 1999:

                                                                  1998   1999
                                                                  ----  -------
    Equipment loan............................................... $ --  $ 2,297
    Revolving credit facilities..................................   --      225
    Related party notes..........................................   --      198
    Contingent grant.............................................   --      400
    Capital lease obligations....................................   20      191
                                                                  ----  -------
    Total notes payable and capital lease obligations............   20    3,311
    Less--Unamortized discount on contingent grant...............   --      (75)
    Less--Current portion........................................  (13)  (1,514)
                                                                  ----  -------
                                                                  $  7  $ 1,722
                                                                  ====  =======

Lines-of-Credit

     In 1997, Intek had a line-of-credit facility with a bank that provided for maximum borrowings of $100. The line-of-credit expired in 1998.

     During 1999, Intek entered into a revolving credit facility agreement that provides for maximum borrowings of $5,000 or 80% of eligible receivables, as defined by the agreement ($3,079 at December 31, 1999). This facility matures on May 31, 2001 and bears interest at prime plus 1.5% (10.0% at December 31, 1999). Principal and interest are payable monthly.

     The borrowings under the line-of-credit are collateralized by receivables and other assets of Intek. This facility requires Intek to maintain, among other restrictions, a tangible net worth of $8,000 as defined in the agreement.

     As of December 31, 1999, Acorn had an agreement with a bank for a $50 line-of-credit facility. At December 31, 1999, $50 was outstanding under this line-of-credit. Interest accrues on outstanding borrowings at 12.5% per annum. Interest is payable monthly and principal is payable upon demand.

     As of December 31, 1999, Acorn had an agreement with a bank to provide a $175 line of credit facility. At December 31, 1999, Acorn had outstanding borrowings of $175 under this line. This obligation is collateralized by certain assets of Acorn. Interest accrues at a per annum rate of 1% over the bank's prime rate (9.5% at December 31, 1999). Principal and interest are payable monthly.

Related Party Notes Payable

     As of December 31, 1999, Acorn had notes totaling $198 to certain former stockholders and officers of Acorn. The notes bear interest at a rate of 10% per annum and are payable on demand.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)


Equipment Facility

     In September 1999, Intek entered into an equipment facility, which provides for maximum borrowings of approximately $2,500 to allow for the purchase of equipment to be used at Intek's communications center in Kansas. This facility matures on March 5, 2002 and bears interest at 13.9%. Intek paid $99 upon entering into the agreement as its first principal payment. During 1999, Intek borrowed $2,513 to purchase equipment. The borrowings under the equipment facility are collateralized by the related equipment acquired.

Contingent Grant

     In April of 1999, the Kansas Department of Commerce and Housing provided Intek $400 as an incentive to open a communications center in Kansas. The grant was received in the form of a non-interest-bearing note, which will be forgiven over five years if certain prescribed employment and average salary levels are maintained. Intek has discounted the note by $95 to reflect its effective borrowing rate of 9.75%. The loan was used to purchase equipment to be used at the Kansas location. As this loan is forgiven, Intek will adjust the basis of the equipment purchased. If the levels of employment and average salaries prescribed in the agreement are not maintained, the outstanding portion of the loan, as defined in the agreement, plus penalties are due within thirty days.

     The future minimum principal payments on long-term borrowings are as follows:

                                                    Capital
                                        Equipment    Lease    Contingent
                                          Loan    Obligations   Grant    Other
                                        --------- ----------- ---------- -----
    Year ended December 31,
      2000.............................  $  940      $109        $ 80    $423
      2001.............................   1,068        84          80      --
      2002.............................     289         7          80      --
      2003.............................      --         3          80      --
      2004.............................      --        --          80      --
                                         ------      ----        ----    ----
                                          2,297       203         400     423
    Less-payments representing inter-
     est...............................      --       (12)        (75)     --
                                         ------      ----        ----    ----
                                         $2,297      $191        $325    $423
                                         ======      ====        ====    ====

                   INTEK INFORMATION, INC. AND SUBSIDIARIES

               (Dollars in thousands, except per share amounts)


(7) Income Taxes

     Components of the income tax provision applicable to federal and state income taxes are as follows:

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                      -------  -------  -------
    Current benefit:
      Federal........................................ $    --  $    --  $    --
      State..........................................      --       --       --
                                                      -------  -------  -------
        Total........................................      --       --       --
                                                      -------  -------  -------
    Deferred benefit
      Federal........................................  (3,728)  (2,888)  (1,778)
      State..........................................    (601)    (457)    (455)
                                                      -------  -------  -------
        Total........................................  (4,329)  (3,345)  (2,233)
                                                      -------  -------  -------
        Total tax benefit............................  (4,329)  (3,345)  (2,233)
                                                      -------  -------  -------
    Valuation allowance..............................   4,329    3,345    2,233
                                                      -------  -------  -------
        Net tax benefit.............................. $    --  $    --  $    --
                                                      =======  =======  =======

     The reconciliation of income tax computed at the U.S. federal statutory tax rate (35%) to Intek's effective income tax rates are as follows:

                                                    Year Ended December 31,
                                                    -------------------------
                                                     1997     1998     1999
                                                    -------  -------  -------
    Expected tax benefit........................... $(4,163) $(3,336) $(4,554)
    State tax benefit..............................    (421)    (320)    (455)
    Disallowance of meals and entertainment ex-
     penses........................................      30       10       23
    Amortization of goodwill.......................     225      276      463
    Taxable gain on Spider spin-off................      --       --    1,710
    Losses on Spider...............................      --       --      406
    Other..........................................      --       25      174
    Change in valuation allowance..................   4,329    3,345    2,233
                                                    -------  -------  -------
    Provision for income taxes..................... $    --  $    --  $    --
                                                    =======  =======  =======

     At December 31, 1999, Intek had approximately $23,000 of net operating loss carryforwards that begin to expire in 2012.

     Intek recognized a taxable gain of $1,710 million upon its spin-off of Spider. The amount of the gain was determined by an independent valuation of Spider. It is reasonably possible that the amount of the gain could change in the foreseeable future. Furthermore, the Tax Reform Act of 1986 contains provisions that may limit the net operating loss carry forwards available for use in any given year if certain events occur, including significant changes in ownership interests.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1999 were as follows:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
    Current deferred tax assets:
    Bad debt allowance........................................ $   156  $   179
    Vacation accrual..........................................      53      103
    Accrued bonus.............................................      79      308
    Accrued severance and wages...............................     113       --
    Customer deposits, deferred revenue and other.............     215      293
                                                               -------  -------
                                                                   616      883
                                                               -------  -------
    Non-current deferred tax assets:
    Deferred rent.............................................      34       93
    Net operating loss carryforward...........................   7,248    9,313
                                                               -------  -------
                                                                 7,282    9,406
                                                               -------  -------
    Total deferred tax assets.................................   7,898   10,289
                                                               -------  -------
    Non-current deferred tax liability:
    Depreciation..............................................    (224)    (431)
    Acquired intangibles......................................    (412)    (363)
                                                               -------  -------
    Total deferred tax liabilities............................    (636)    (794)
                                                               -------  -------
    Net deferred tax asset....................................   7,262    9,495
    Valuation allowance.......................................  (7,262)  (9,495)
                                                               -------  -------
                                                               $    --  $    --
                                                               =======  =======

     Because Intek has incurred losses since its inception, management determined a valuation allowance was necessary for the entire deferred tax asset balance. It is reasonably possible that Intek's view of the realizability of its deferred tax assets could change in the near future based upon the successful execution of its business plan.

(8) Commitments and Contingencies

Leases

     Intek leases office facilities and various equipment under operating leases that expire through fiscal 2009. The total rental expense for office facilities and equipment for the years ended December 31, 1997, 1998 and 1999 was $463, $888 and $1,294, respectively.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)


     Minimum future cash flow commitments under the above leases are as follows:

    Year ended December 31-
      2000............................................................... $1,792
      2001...............................................................  1,448
      2002...............................................................  1,378
      2003...............................................................  1,180
      2004...............................................................  1,060
    Thereafter...........................................................  2,640
                                                                          ------
                                                                          $9,498
                                                                          ======

Grant

     Intek received a grant from the Kansas Department of Commerce and Housing in connection with opening a communications center in Fort Scott, Kansas. The grant was to reimburse Intek for certain costs incurred relating to the opening of the customer care center, including training and project administration. The grant is for up to $800, through November 2008. The grant requires Intek to maintain certain minimum employment and average salary levels as prescribed in the agreement. The reimbursements have been applied against the eligible costs incurred in the accompanying statement of operations. Through December 31, 1999, Intek has earned $336 from this grant which has reduced selling, general and administrative expense. At December 31, 1999, Intek recorded a receivable for $185 for reimbursements of costs incurred.

     Intek has also received a $400 contingent grant from the Kansas Department of Commerce and Housing in the form of a non-interest bearing loan (Note 6).

Litigation

     Intek is periodically involved in litigation arising in the ordinary course of business. Management is of the opinion that the ultimate resolution of any such matters will not have a material adverse effect on Intek's financial position or results of operations.

(9) Convertible Preferred Stock Subject to Mandatory Redemption

     In November 1999, Intek amended its Certificate of Incorporation to increase the number of authorized shares of common and preferred stock to 170,000,000 and 79,000,000, respectively, and to accrue cumulative preferred stock dividends of .145 preferred share for each share of the Series A, B, C and D Stock and 0.1 preferred share for each share of the Series E Stock owned on October 15, 1999. The declaration resulted in 4,676,464 shares (as converted for Series A Stock) of preferred stock accrued on October 15, 1999. After October 15, 1999, the cumulative dividend became 6% per annum on the stated value of the Series A Stock and 8% per annum on the stated value of the Series B, C, D, E and F Stock through July 31, 2001. This resulted in an additional 657,269 shares (as converted for Series A Stock) of preferred stock accrued through December 31, 1999.

     Preferred stock may be issued in series with such designations, preferences, rights and limitations as the Board of Directors may deem appropriate. The Series A, B, C, D, E and F Stock rank on a parity basis with respect to dividends and rights upon liquidation. Each series of preferred stock votes together with the common stock on all matters as if converted into common shares. Other terms of each series of preferred stock, as amended on November 19, 1999, are described below.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)


Reverse Stock Split

     Subsequent to year-end, Intek declared a 4 for 1 reverse stock split on Intek's common stock. Common stock amounts and per share amounts have been adjusted retroactively to give effect to the stock split. The conversion price for the preferred stock has been adjusted to reflect the 4 to 1 reverse spilt stock.

Conversion of Preferred Stock into Common Stock

     Each share of Series A Stock is convertible at the option of the holders into 50 shares of common stock. Accrued but unpaid dividends on the Series A Stock may also be converted into common stock at the same effective conversion ratio. All outstanding Series A Stock, including unpaid dividends, automatically converts into common stock upon completion of an initial public offering of common stock for aggregate proceeds of at least $20,000 and a per share price of $4.44 (three times the conversion price per share).

     Each share of Series B, C, D, E and F Stock is initially convertible at the option of the holders into four shares of common stock (subject to adjustment for certain events). The Series C, D, E and F conversion ratio and the conversion ratio for certain Series B stockholders will be adjusted if Intek issues or sells common stock or equivalents at a price less than their stated conversion prices then in effect. Accrued but unpaid dividends on Series B, C, D, E and F Stock may also be converted into common stock at the same effective conversion ratio. All outstanding Series B, C, D, E and F Stock, including unpaid dividends, automatically converts into common stock (4 for 1) upon completion of an initial public offering of common stock for aggregate proceeds of at least $25,000 and a per share price of at least $12.00, or, if following any public offering, the aggregate market capitalization of shares not held by officers, directors, employees and affiliates exceeds $25,000 and a per share market price of at least $12.00 is maintained for 20 consecutive trading days.

Mandatory Redemption and Accretion to Liquidation Values

     The holders of at least two-thirds of each series of preferred stock, voting as a separate series, may require Intek to redeem their shares at any time on or after February 20, 2003, for the redemption values described in each separate series. Offering costs for each series of preferred stock were initially offset against the proceeds from each offering.

     Periodic charges to net loss applicable to common stockholders are being recognized to accrete the value of each series of preferred stock to its liquidation and redemption value as of February 20, 2003.

                   INTEK INFORMATION, INC. AND SUBSIDIARIES

               (Dollars in thousands, except per share amounts)


    A summary of Intek's mandatorily redeemable, convertible preferred stock is presented in the table below:

                      Series A           Series B            Series C            Series D           Series E
                    --------------  -------------------  ------------------  -----------------  ----------------
                    Shares  Amount    Shares    Amount     Shares    Amount   Shares   Amount    Shares   Amount
                    ------  ------  ----------  -------  ----------  ------  --------- -------  --------- ------
 Balances,
  December 31,
  1996...........   20,000  $1,951          --  $    --          --  $   --         -- $    --         -- $   --
 Repurchase of
  Series A
  preferred
  stock..........   (5,000)   (500)         --       --          --      --         --      --         --     --
 Issuance of
  Series B
  mandatorily
  redeemable,
  convertible
  preferred stock
  for cash, net
  of issuance
  costs of $319..       --      --  10,475,898   17,920          --      --         --      --         --     --
 Issuance of
  Series B
  mandatorily
  redeemable,
  convertible
  preferred
  stock, as
  consideration
  for purchase of
  Protocall......       --      --   1,863,270    3,244          --      --         --      --         --     --
 Issuance of
  Series C
  mandatorily
  redeemable,
  convertible
  preferred stock
  for cash, net
  of issuance
  costs of
  $1,606.........       --      --          --       --   2,871,913   3,394         --      --         --     --
 Accretion to
  liquidation and
  redemption
  value..........       --      12          --       66          --      12         --      --         --     --
                    ------  ------  ----------  -------  ----------  ------  --------- -------  --------- ------
 Balances,
  December 31,
  1997...........   15,000   1,463  12,339,168   21,230   2,871,913   3,406         --      --         --     --
 Modification of
  terms on the
  existing Series
  C preferred
  stock in
  connection with
  the Exchange
  Agreement......       --      --          --       --  (2,871,913) (3,535)        --      --         --     --
 Issuance of new
  Series C
  mandatorily
  redeemable,
  convertible
  preferred stock
  in Exchange
  Agreement......       --      --          --       --   6,371,913   5,000         --      --         --     --
 Issuance of
  Series D
  mandatorily
  redeemable,
  convertible
  preferred stock
  for cash, net
  of issuance
  costs of
  $1,423.........       --      --          --       --          --      --  8,841,911  10,602         --     --
 Adjustment to
  Series B
  preferred stock
  as
  consideration
  for purchase of
  Protocall......       --      --     (21,539)     (38)         --      --         --      --         --     --
 Deemed
  contribution
  from majority
  common
  stockholder....       --      --          --       --          --    (157)        --      --         --     --
 Accretion to
  liquidation and
  redemption
  value..........       --       9          --       72          --     140         --     248         --     --
                    ------  ------  ----------  -------  ----------  ------  --------- -------  --------- ------
 Balances,
  December 31,
  1998...........   15,000   1,472  12,317,629   21,264   6,371,913   4,854  8,841,911  10,850         --     --
 Issuance of
  Series E
  mandatorily
  redeemable
  convertible
  preferred stock
  for cash, net
  of issuance
  costs of $52...       --      --          --       --          --      --         --      --  2,510,683  3,990
 Issuance of
  Series F
  mandatorily
  redeemable
  convertible
  preferred stock
  for cash, net
  of issuance
  costs of $603..       --      --          --       --          --      --         --      --         --     --
 Reduction of
  redemption and
  liquidation
  value                 --    (368)         --   (1,472)         --    (717)        --    (253)        --   (288)
 Beneficial
  conversion
  feature               --      --          --       --          --      --         --      --         --     --
 Adjustment to
  Series B
  preferred stock
  as
  consideration
  for purchase of
  Protocall......       --      --     (11,488)     (20)         --      --         --      --         --     --
 Accrued
  dividends......       --   1,018          --    4,301          --   2,227         --   3,090         --    633
 Accretion to
  liquidation and
  redemption
  value..........       --       6          --       53          --      35         --     279         --     13
                    ------  ------  ----------  -------  ----------  ------  --------- -------  --------- ------
 Balances,
  December 31,
  1999...........   15,000  $2,128  12,306,141  $24,126   6,371,913  $6,399  8,841,911 $13,966  2,510,683 $4,348
                    ======  ======  ==========  =======  ==========  ======  ========= =======  ========= ======
                        Series F
                    -----------------
                     Shares   Amount
                    --------- -------
 Balances,
  December 31,
  1996...........          -- $   --
 Repurchase of
  Series A
  preferred
  stock..........          --     --
 Issuance of
  Series B
  mandatorily
  redeemable,
  convertible
  preferred stock
  for cash, net
  of issuance
  costs of $319..          --     --
 Issuance of
  Series B
  mandatorily
  redeemable,
  convertible
  preferred
  stock, as
  consideration
  for purchase of
  Protocall......          --     --
 Issuance of
  Series C
  mandatorily
  redeemable,
  convertible
  preferred stock
  for cash, net
  of issuance
  costs of
  $1,606.........          --     --
 Accretion to
  liquidation and
  redemption
  value..........          --     --
                    --------- -------
 Balances,
  December 31,
  1997...........          --     --
 Modification of
  terms on the
  existing Series
  C preferred
  stock in
  connection with
  the Exchange
  Agreement......          --     --
 Issuance of new
  Series C
  mandatorily
  redeemable,
  convertible
  preferred stock
  in Exchange
  Agreement......          --     --
 Issuance of
  Series D
  mandatorily
  redeemable,
  convertible
  preferred stock
  for cash, net
  of issuance
  costs of
  $1,423.........          --     --
 Adjustment to
  Series B
  preferred stock
  as
  consideration
  for purchase of
  Protocall......          --     --
 Deemed
  contribution
  from majority
  common
  stockholder....          --     --
 Accretion to
  liquidation and
  redemption
  value..........          --     --
                    --------- -------
 Balances,
  December 31,
  1998...........          --     --
 Issuance of
  Series E
  mandatorily
  redeemable
  convertible
  preferred stock
  for cash, net
  of issuance
  costs of $52...          --     --
 Issuance of
  Series F
  mandatorily
  redeemable
  convertible
  preferred stock
  for cash, net
  of issuance
  costs of $603..   5,210,093 10,495
 Reduction of
  redemption and
  liquidation
  value                    --     --
 Beneficial
  conversion
  feature                  -- (2,624)
 Adjustment to
  Series B
  preferred stock
  as
  consideration
  for purchase of
  Protocall......          --     --
 Accrued
  dividends......          --     92
 Accretion to
  liquidation and
  redemption
  value..........          --    478
                    --------- -------
 Balances,
  December 31,
  1999...........   5,210,093 $8,441
                    ========= =======

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)


Series A Stock

     In August and November of 1996, Intek issued a total of 20,000 shares of Series A Convertible Preferred Stock, $.001 par value, and received net proceeds of $1,951.

     The Series A Stock is entitled to a preference in liquidation. The liquidation or redemption price is $74 per share plus the amount of any cumulative unpaid dividends (as amended). Effective November 19, 1999, Intek amended its Certificate of Incorporation to provide for cumulative stock dividends equal to .145 shares for each share of Series A Stock outstanding on October 15, 1999. Subsequent to October 15, 1999, the cumulative dividend rate becomes 6% per annum on the stated value through July 31, 2001. The dividends resulted in 2,390 shares (477,938 common stock equivalent shares) of preferred stock accrued on December 31, 1999.

Series B Stock

     During 1997, Intek issued 12,339,168 shares of Series B Convertible Preferred Stock, $.001 par value. Series B Stock issued for cash between February and August of 1997 (10,475,898 shares at $1.741 per share) provided net proceeds to Intek of $17,920. The offering costs included 10,770 shares of common stock issued as a consulting fee that was valued at $29. A portion of those proceeds was used to repurchase and retire 5,000 shares of Series A Stock for $1,741, which resulted in a loss to the common stockholders of $1,241. The consideration for the February 1997 acquisition of Protocall described in Note 4 included 1,863,270 shares of Series B Stock. During 1998 and 1999, Intek received 21,539 and 11,488 shares of Series B Stock from escrow, as adjustments to the Protocall acquisition, respectively.

     The Series B Stock has a stated value per share of $1.611 (as amended). The Series B Stock is generally entitled to a preference in liquidation at a liquidation or redemption price of the greater of (i) $1.611 for each share of common stock into which the Series B Stock could be converted, plus all accrued and unpaid dividends, or (ii) the per share amount the holders would have received if all shares of Series B Stock had been converted into common stock immediately prior to such liquidation or redemption, plus all accrued and unpaid dividends. Effective November 19, 1999, Intek amended its Certificate of Incorporation to provide for cumulative stock dividends equal to .145 shares for each share of Series B Stock outstanding on October 15, 1999. Subsequent to October 15, 1999, the cumulative dividend rate becomes 8% per annum on the stated value through July 31, 2001. The dividends resulted in 2,019,233 shares of preferred stock accrued on December 31, 1999.

Series C Stock and Exchange Agreement

     In December 1997, Intek issued 2,871,913 shares of Series C Convertible Preferred Stock, $.001 par value to The Beacon Group III--Focus Value Fund, L.P. for net proceeds of $4,890, or $1.741 per share. Proceeds were used in part to repay loans advanced to Intek by Beacon during November and December 1997 in the aggregate amount of $3,000, plus accrued interest of $16. At the date of the Series C Stock closing, Beacon received a five-year warrant to purchase up to 875,000 shares of common stock at $6.96 per share. This warrant was not assigned any value as the exercise price of the warrant was significantly higher than the fair market value of the common stock on the grant date. The warrant was subsequently cancelled in connection with the Exchange Agreement discussed below. Beacon also received a warrant which adjusts its Series B conversion ratio if Intek issues or sells common stock or equivalents at a price less than the Series B Stock conversion price (initially, $1.741 per share). This warrant was valued at $1,496 and has been included in the offering costs of the Series C Stock. Additional offering costs of $110 in cash was incurred in connection with this offering.

     An Exchange Agreement was executed on May 7, 1998, simultaneous with the Series D Stock closing (see Series D Stock below). Beacon surrendered both warrants obtained at the time of the Series C Stock

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

closing and was issued 3,500,000 shares of additional Series C Stock and a new warrant. The Exchange Agreement was accounted for at estimated fair value and resulted in a charge to the common stockholders of $1,465. The exchange lowered Beacon's effective per share cost of its Series C Stock to $.7847 and reduced the average cost to Beacon of all shares of Series B and Series C Stock held by Beacon to $1.36 per share, the same per share price paid by Conning for the Series D Stock. The new warrant adjusts Beacon's conversion ratio in the Series B Stock if Intek issues or sells common stock or equivalents at a price less than the Series D Stock conversion price (initially, $1.36 per share).

     The Series C Stock has a stated value per share of $.6547 (as amended). The Series C Stock is entitled to a preference in liquidation at a liquidation or redemption price of the greater of (i) $.6547 for each share of common stock into which the Series C Stock could be converted, plus all accrued and unpaid dividends, or (ii) the per share amount the holders would have received if all shares of Series C Stock had been converted into common stock immediately prior to such liquidation or redemption, plus all accrued and unpaid dividends. Effective November 19, 1999, Intek amended its Certificate of Incorporation to provide for cumulative stock dividends equal to .145 shares for each share of Series C Stock outstanding on October 15, 1999. Subsequent to October 15, 1999, the cumulative dividend rate becomes 8% per annum on the stated value through July 31, 2001. The dividends resulted in 1,045,525 shares of preferred stock accrued on December 31, 1999.

     In December 1997, in connection with the Series C Stock offering, Intek's Chief Executive Officer agreed to place into escrow 50,000 shares of his Intek common stock. The shares were contingently transferable to the holder of Intek's Series A Stock as consideration for consenting to certain corporate transactions related to the Series C Stock financing. The shares were to be returned to the Chief Executive Officer if, prior to September 18, 1998, Intek received at least $15,000 in net proceeds from issuance of its common stock or equivalents at a price per share of at least $8.80. As this event did not occur, the shares were transferred in September 1998 to the Series A Stock holder, and Intek reflected the value of the escrowed shares as a contribution to capital and a cost of the Series C Stock financing of $157.

Series D Stock

     On May 7, 1998, Intek issued 8,823,529 shares of Series D Convertible Preferred Stock to Conning Insurance Capital Limited Partnership for net proceeds $11,812, or $1.36 per share. In connection therewith, Intek amended and restated its Certificate of Incorporation and executed an Exchange Agreement with Beacon. An additional 18,382 Series D shares were issued in November 1998 for $25, resulting in total shares issued of 8,841,911. Proceeds were used in part to repay loans advanced to Intek during April 1998 by Beacon ($1,400) and certain officers of Intek (in the aggregate, $300), plus accrued interest. In addition, Conning and Beacon were each granted warrants to purchase up to $3,000 of additional Series D Stock (in the aggregate, 4,411,764 shares) at $1.36 per share through April 1999. The value of these warrants at the date of grant was $1,235 using the Black-Scholes pricing model, assuming volatility of 65%, risk-free interest rate of 5.4%, no expected dividends and a life of one year. The value of the warrants has been included in the offering costs of the Series D Stock. None of the warrants were exercised in 1998 or 1999.

     The Series D Stock has a stated value per share of $1.23 (as amended). The Series D Stock is generally entitled to a preference in liquidation at a liquidation or redemption price of the greater of (i) $1.23 for each share of common stock into which the Series D Stock could be converted, plus all accrued and unpaid dividends, or (ii) the per share amount the holders would have received if all shares of Series D Stock had been converted to common stock immediately prior to such liquidation or redemption, plus all accrued and unpaid dividends. Effective November 19, 1999, Intek amended its Certificate of Incorporation

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

to provide for cumulative stock dividends equal to .145 shares for each share of Series D Stock outstanding on October 15, 1999. Subsequent to October 15, 1999, the cumulative dividend rate becomes 8% per annum on the stated value through July 31, 2001. The dividend resulted in 1,450,810 shares of preferred stock accrued on December 31, 1999.

Series E Stock

     On April 16, 1999, Intek issued 2,484,472 shares of Series E Convertible Preferred Stock, $.001 par value for net proceeds of $3,948, or $1.61 per share. An additional 26,211 shares of Series E Stock were issued within 180 days of initial closing for $42, resulting in total shares issued of 2,510,683.

     The Series E Stock has a stated value per share of $1.48 (as amended). The Series E Stock is generally entitled to a preference in liquidation at a liquidation or redemption price of the greater of (i) $1.48 for each share of common stock into which the Series E Stock could be converted, plus all accrued and unpaid dividends, or (ii) the per share amount the holders would have received if all shares of Series E Stock had been converted to common stock immediately prior to such liquidation or redemption, plus all accrued and unpaid dividends. Effective November 19, 1999, Intek amended its Certificate of Incorporation to provide for cumulative stock dividends equal to .1 share for each share of Series E Stock outstanding on October 15, 1999. Subsequent to October 15, 1999, the cumulative dividend rate becomes 8% per annum on the stated value through July 31, 2001. The dividends resulted in 297,098 shares of preferred stock accrued on December 31, 1999.

Series F Stock

     In November and December of 1999, Intek issued 5,210,093 shares of Series F Convertible Preferred Stock, $.001 par value for net proceeds of $10,495, or $2.13 per share. The net proceeds are to be used for working capital purposes, a related party loan and to fund acquisitions.

     The Series F Stock has an initial stated value per share of $2.13. Cumulative dividends will accrue at 8% of the stated value per annum. The dividends resulted in 43,129 shares of preferred stock accrued on December 31, 1999. The Series F Stock is generally entitled to a preference in liquidation at a liquidation or redemption price of the greater of (i) $2.13 for each share of common stock into which the Series F Stock could be converted, plus all accrued and unpaid dividends, or (ii) the per share amount the holders would have received if all shares of Series F Stock had been converted to common stock immediately prior to such liquidation or redemption, plus all accrued and unpaid dividends.

     The Series F conversion ratio will be adjusted if Intek issues or sells common stock or equivalents at a price less than its stated conversion price then in effect. If the public offering price of common stock issued in Intek's initial public offering is less than two times the conversion price, the conversion price is adjusted to 50% of the public offering price. Further, if an initial public offering is not consummated before July 31, 2000, then the Series F conversion ratio will be reduced to 75% of the otherwise applicable conversion price. The minimum 25% beneficial conversion feature of $2,624 has reduced the Series F preferred stock carrying value and will be accreted through July 31, 2000. If an initial public offering were to occur prior to July 31, 2000, an additional charge of approximately $14,000 would be recognized by Intek. Accrued but unpaid dividends on Series F Stock may also be converted into common stock at the same effective conversion ratio.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

(10) Stock Option Plans

     Intek's 1997 Stock Option Plan was approved by the stockholders on February 3, 1997, as amended, to reserve 1,755,552 shares of common stock for issuance upon exercise of options granted under this plan.

     Intek also adopted the 1998 Stock Option Plan effective May 7, 1998 as amended, to reserve 1,564,417 common shares for issuance upon exercise of options granted under this plan.

     Generally options have been granted at an exercise price deemed at least equal to or greater than the fair market value of Intek's common stock at the date of grant and vest over periods ranging from 36 to 48 months as determined by the Board of Directors. Options generally have a term of ten years from date of grant, except for incentive stock options granted to stockholders holding 10% or more of Intek's stock outstanding, in which case the term is five years. Under the Stock Plans, the Board of Directors has the discretion to set the exercise price and to accelerate the vesting periods of options.

     During 1999, options for 811,000 shares of common stock were granted with exercise prices below fair market value. Intek will recognize $1,664 as compensation expense over the vesting period of the options, ranging from three to four years from the grant date. In 1999, $398 of compensation was recognized.

     The following table summarizes the activity relating to options:

                                         Year Ended December 31,
                         -----------------------------------------------------------
                                1997                1998                1999
                         ------------------- ------------------- -------------------
                                    Weighted            Weighted            Weighted
                                    Average             Average             Average
                                    Exercise            Exercise            Exercise
                          Shares     Price    Shares     Price    Shares     Price
                         ---------  -------- ---------  -------- ---------  --------
Stock Options:
 Options outstanding, at
  beginning of period...        --       --  1,312,394   $6.44   1,710,544   $6.07
 Granted................ 1,321,887   $ 6.44    483,375    5.56   1,111,000    6.64
 Exercised..............        --       --       (175)   8.00      (1,620)   5.05
 Terminated.............    (9,493)    7.04    (85,050)   9.20    (489,361)   6.44
                         ---------   ------  ---------   -----   ---------   -----
 Options outstanding, at
  end of period......... 1,312,394   $ 6.44  1,710,544   $6.07   2,330,563    6.28
                         ---------   ------  ---------   -----   ---------   -----
 Options exercisable, at
  end of period.........        --   $   --    670,883   $5.61   1,214,480   $5.96
                         =========   ======  =========   =====   =========   =====
 Weighted average fair
  value of options
  granted during the
  period................             $ 0.96              $1.68               $2.72
                                     ======              =====               =====

     The total fair value of options granted was computed to be approximately $1,283, $813 and $3,022 for the years ended December 31, 1997, 1998 and 1999, respectively. For purposes of the fair value pro forma disclosures, these amounts will be amortized ratably over the vesting period of the options. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Pro forma stock-based compensation, net of the effect of forfeitures and tax, was approximately $357, $503 and $1,156 for the years ended December 31, 1997, 1998 and 1999, respectively.

     If the fair value method were used to account for employee stock option grants, Intek's net loss applicable to common stockholders and loss per share would have been increased to the following pro forma amounts:

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

                                                  Year Ended December 31,
                                                 ----------------------------
                                                   1997      1998      1999
                                                 --------  --------  --------
    Net loss applicable to common stockholders:
      As reported............................... $(13,226) $(11,464) $(25,235)
                                                 ========  ========  ========
      Pro forma................................. $(13,583) $(11,967) $(26,391)
                                                 ========  ========  ========
    Net loss per share:
      As reported............................... $  (7.09) $  (6.14) $ (13.50)
                                                 ========  ========  ========
      Pro forma................................. $  (7.28) $  (6.41) $ (14.11)
                                                 ========  ========  ========

     The fair value of each option grant was determined using the minimum value method, under which no volatility was assumed. The assumptions used to determine the fair value of each option grant are as follows:

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                      -------  -------  -------
    Risk-free interest rates.........................    6.17%    5.52%    5.91%
    Expected dividend yield rates....................    0.00%    0.00%    0.00%
    Expected lives................................... 4 years  4 years  4 years
    Expected volatility..............................   0.001%   0.001%   0.001%

     The following table summarizes information about the stock options outstanding at December 31, 1999:

                                      Options Outstanding  Options Exercisable
                                     --------------------- --------------------
                                      Weighted
                                       Average   Weighted-             Weighted
                                      Remaining   Average              Average
          Range of         Number    Contractual Exercise    Number    Exercise
      Exercise Prices    Outstanding    Life       Price   Exercisable  Price
      ---------------    ----------- ----------- --------- ----------- --------
    $2.71 to $4.08......   479,702   7.37 years   $ 2.72     436,515    $ 2.72
    $5.45 to $6.44......   911,003   9.50 years   $ 3.84     172,135    $ 6.25
    $6.97 to $9.00......   822,101   8.26 years   $ 4.93     514,639    $ 7.02
    $13.92 to $15.60....   117,757   7.89 years   $13.52      91,191    $15.14

(11) Major Customers

     A significant portion of Intek's revenue is derived from a limited number of customers. To the extent that any significant customer uses less of Intek's services or terminates its relationship with Intek, Intek's revenues could decline substantially and seriously harm Intek's business and results of operations. Additionally, certain of Intek's contracts with its customers, including its largest customer, are on a month-to-month basis. Intek's sales to customers in excess of 10% of revenues for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                    Year Ended December 31,
                                                ----------------------------------
                                                   1997        1998        1999
                                                ----------  ----------  ----------
    Customer A.................................     --  --  $3,486  20% $6,788  27%
    Customer B................................. $3,304  35%     --  --  $2,930  12%
    Customer C.................................     --  --  $2,021  12%     --  --
    Customer D.................................     --  --  $1,919  11%     --  --

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)


     Intek's accounts receivable balances, billed and unbilled, from customers in excess of 10% of the accounts receivable balance at December 31, 1997, 1998 and 1999, are as follows:

                                                          December 31,
                                                ----------------------------------
                                                   1997        1998        1999
                                                ----------  ----------  ----------
    Customer A................................. $  895  27% $1,253  19% $1,867  27%
    Customer B................................. $1,409  43%     --  --  $  733  11%
    Customer E.................................     --  --  $  653  10%     --  --

(12) Related Party Transactions

Lease

     During 1997, Intek leased an aircraft from Mt. Evans Consulting, LLC, a company owned by the Intek's Chief Executive Officer. Intek had no minimum commitments under this lease. Rental payments were based on Intek's usage of the aircraft. Amounts paid or accrued by Intek under this lease agreement during the year ended December 31, 1997 were $165. During 1998, the lease was terminated.

Employment Agreements

     In conjunction with the purchase of Protocall, Intek entered into employment agreements with several employees of Protocall. The agreements provide that one year of salary be paid in the event of involuntary termination. In December 1997, Intek elected to terminate certain employees that were employed under the agreements. In accordance with the agreements, Intek accrued approximately $407 at December 31, 1997 that was charged to selling, general and administrative expense in the accompanying consolidated statements of operations.

Related Party Loans

     On November 23, 1999, in connection with the Series F Stock issuance, Intek loaned its Chief Executive Officer $600. The note is full recourse to the personal assets of the Chief Executive Officer, including his stock in Intek. The note bears interest at prime plus 1.5% (10.0% at December 31, 1999) and matures one year from issuance or earlier depending on the successful registration of Intek's stock with the Securities and Exchange Commission.

     In 1999, Intek executed a note with a key employee for $28 bearing interest at 8% per year. The note is unsecured and matures in November 2003.

     Intek has loaned certain key management a total of $62 in 1999 to allow for a partial payment of taxes and to be used for various other purposes. Principal and accrued interest are due in full on September 1, 2001. One half of the loan can be forgiven each year if they are still employed at that time. The loans bear interest at 7.75%.

Other Transactions

     Intek maintains life insurance on the Chief Executive Officer. In the event of the Chief Executive Officer's death, the first $10,000 of insurance proceeds are to be applied to repurchase shares

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

from the Chief Executive Officer's estate with the remaining proceeds benefiting his estate. In addition, Intek maintains a $2,000 life insurance policy on the Chief Executive Officer in which his estate is the beneficiary.

     In January 1998, Intek's Chief Executive Officer granted an option to a key employee to purchase 62,500 shares of Intek common stock owned by the Chief Executive Officer for $6.96 per share. The option has a stated life of ten years and is fully exercisable. No compensation expense has been recognized for this transaction as the exercise price was greater than the fair market value on the date of grant.

(13) Subsequent Events

Employee Stock Purchase Plan

     Intek has adopted the 2000 Employee Stock Purchase Plan on January 13 1999. The plan will be implemented in eight semiannual offerings of 250,000 shares of stock for an aggregate of 2,000,000 available shares to be sold under the plan. Employees can withhold up to 10% of their base salary to be used to purchase shares under the plan. Employees can purchase shares for the lesser of 85% of the closing price at the beginning or ending of the purchase period or a price set by the Board of Directors if the stock is not publicly traded.

2000 Stock Incentive Plan

     Intek has adopted the 2000 Stock Incentive Plan on January 13 1999 to reserve 2,750,000 shares of common shares for issuance upon exercise of options granted under this plan.

Warrant

     In January 2000, Intek granted a warrant to a major customer to purchase 181,250 shares of common stock at an exercise price of $8.52 per share. The value of the warrant at the date of grant was approximately $1.1 million. The value was determined using the Black-Scholes pricing model, assuming volatility of 65%, a risk free interest rate of 6.3%, no expected dividends and a contractual life of three years. The warrant vested immediately upon issuance.

                          INDEX TO UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Financial Information Basis of
 Presentation............................................................. P-2
Pro Forma Condensed Balance Sheet Information (unaudited) at December 31,
 1999..................................................................... P-3
Pro Forma Condensed Statement of Operations Information (unaudited) for the year ended December 31, 1999......................................... P-4
Notes to Unaudited Pro Forma Condensed Financial Information.............. P-5

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                             BASIS OF PRESENTATION

     The following unaudited pro forma condensed financial information gives effect to (a) the spin-off by Intek of Spider, (b) the acquisition of all the outstanding common stock of Acorn, and (c) the closing of Intek's initial public offering. The acquisition of Acorn was accounted for using the purchase method of accounting. The unaudited pro forma condensed financial information is derived from the historical financial statements of Intek, Spider and Acorn.

     The unaudited pro forma condensed balance sheet information reflects the automatic conversion of all shares of our preferred stock into common stock upon completion of this offering. The unaudited pro forma condensed balance sheet information also reflects our receipt of the estimated net proceeds of
$   million from    shares of common stock included in this offering at an
assumed initial public offering price of $   per share, after deducting
estimated underwriting discounts and expenses of $  million.

     The unaudited pro forma condensed statement of operations information gives effect to the Spider spin-off and the Acorn acquisition as if they had occurred on January 1, 1999. The purchase accounting adjustments made in connection with the development of the pro forma financial information are preliminary and have been made solely for purposes of developing such pro forma financial information and may not be representative of actual future results. Because the acquisition of Acorn includes a contingent earn-out, future adjustments to reflect the acquisition of Acorn may be material.

     In connection with the spin-off of Spider, Intek has advanced $1 million to Spider. The $1 million will be repaid in the form of an unconditional royalty payment due from Spider to Intek. Further, Spider has agreed to share certain selling, general and administrative costs with Intek. The ability of Spider to repay the $1 million advance and the shared costs is principally dependent upon Spider's future operations. Intek will therefore recognize a valuation allowance against the amounts due from Spider in an amount equal to Spider's net loss subsequent to the spin-off. As a result, the reductions in Intek's selling, general and administrative costs reflected in the unaudited pro forma condensed statement of operations may not materialize if Spider is unable to fund its share of the costs.

     The unaudited pro forma condensed financial information should be read in conjunction with the separate historical financial statements of Intek and Acorn included in this registration statement. You should not rely upon the unaudited pro forma condensed financial information as an indication of the results of future operations or financial position that would have been achieved if the transactions described above had taken place on the dates indicated.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED BALANCE SHEET INFORMATION
                                  (UNAUDITED)

                            AS OF DECEMBER 31, 1999

                                                          Pro Forma
                                           Intek (1)     Adjustments Pro Forma
                                           ---------     ----------- ---------
                  ASSETS
Current assets............................ $ 14,533 (6)      $          $
Property and equipment, net...............    7,982           --
Goodwill and other intangibles, net.......    2,808           --
Other assets..............................    1,055 (7)
                                           --------          ---        ---
    Total assets.......................... $ 26,378          $          $
                                           ========          ===        ===

   LIABILITIES AND STOCKHOLDERS' EQUITY
                 (DEFICIT)
Current liabilities....................... $  7,000 (7)      $          $
Deferred rent.............................      245           --
Long-term borrowings......................    1,722           --
                                           --------          ---        ---
    Total liabilities.....................    8,967
                                           --------          ---        ---
Convertible preferred stock subject to
 mandatory redemption.....................   59,408 (4)                  --
                                                    (5)
Stockholders' Equity (Deficit):
  Common stock............................        1 (5)
  Additional paid-in capital..............       -- (6)
                                                    (4)
                                                    (5)
                                                    (7)
  Unearned compensation...................   (1,266)          --
  Retained earnings (deficit).............  (40,732)          --
                                           --------          ---        ---
    Total stockholders' equity (deficit)..  (41,997)
                                           --------          ---        ---
    Total liabilities and stockholders'
     equity (deficit)..................... $ 26,378          $          $
                                           ========          ===        ===

 See accompanying notes to unaudited pro forma condensed financial information.

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED STATEMENT OF OPERATIONS INFORMATION

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (Unaudited)

                                                  Pro Forma  Pro Forma       Offering   Pro Forma
                          Intek(1)   Acorn(2)    Adjustments Combined       Adjustments Adjusted
                          ---------  --------    ----------- ---------      ----------- ---------
REVENUE.................  $  24,699   $2,008       $    --   $  26,707        $   --      $
DIRECT COST OF
 SERVICES...............    (16,986)    (978)           --     (17,964)           --
                          ---------   ------       -------   ---------        ------      -----
GROSS PROFIT............      7,713    1,030            --       8,743            --
                          ---------   ------       -------   ---------        ------      -----
OPERATING EXPENSES:
 Selling, general and
  administrative........     15,020    1,313 (3)    (1,204)     15,129            --
 Depreciation and
  amortization..........      3,533       88 (2)       312       3,933            --
 Research and
  development...........      1,079      260 (3)    (1,061)        278            --
                          ---------   ------       -------   ---------        ------      -----
 Total operating
  expenses..............     19,632    1,661        (1,953)     19,340
                          ---------   ------       -------   ---------        ------      -----
LOSS FROM OPERATIONS....    (11,919)    (631)        1,953     (10,597)           --
LOSS FROM SPIDER........     (1,055)      -- (3)    (2,265)     (3,320)           --
OTHER (EXPENSES)
 INCOME.................        (36)     (44)           --         (80)           --
                          ---------   ------       -------   ---------        ------      -----
NET LOSS................    (13,010)    (675)         (312)    (13,997)           --
Accretion of mandatorily
 redeemable convertible
 preferred stock........       (864)      --            --        (864) (8)                  --
Cummulative dividends to
 preferred
 stockholders...........    (11,361)      --            --     (11,361) (8)                  --
Guaranteed return to
 Series F stockholders..         --       --            --          --  (4)                  --
                          ---------   ------       -------   ---------        ------      -----
NET LOSS APPLICABLE TO
 COMMON STOCKHOLDERS....  $ (25,235)  $ (675)      $  (312)   $(26,222)       $           $
                          =========   ======       =======   =========        ======      =====
BASIC AND DILUTED:
 Net loss per share.....  $  (13.50)                         $  (13.95)                   $
                          =========                          =========        ======      =====
 Weighted average
  shares................  1,869,803   10,257                 1,880,060            (8)
                          =========   ======                 =========        ======      =====


      See accompanying notes to unaudited pro forma financial information.

                   INTEK INFORMATION, INC. AND SUBSIDIARIES

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL INFORMATION

(1) Historical Financial Statements

     Amounts represent the historical consolidated balance sheet of Intek as of December 31, 1999 and the historical statement of operations of Intek for the year ended December 31, 1999.

(2) Acquisition of Acorn

     Effective October 1, 1999, Intek purchased all of the common stock of Acorn. The operations of Acorn have been included in Intek's historical statement of operations from that date. The unaudited results of operations for Acorn for the nine months ended September 30, 1999, have been included in the Acorn column.

     The purchase was accounted for under the purchase method of accounting for initial consideration of cash of $550, $200 payable to the former Acorn stockholders, $100 from the issuance of 11,737 shares of Intek's common stock, and acquisition costs of $100. The purchase agreement also includes a three-year contingent earn-out of up to $1,900 in cash and up to 527,778 shares of Intek common stock. The contingent earn-out will be recorded as additional purchase price consideration (additional goodwill) when and if the annual goals are achieved. The contingent earn-out is based on Acorn's annual targets of earnings before interest, taxes, depreciation and amortization and could be earned as follows:

                                                                Contingent Earn-
                                                                      Out
                                                                ----------------
                                                                 Cash    Stock
                                                                ------- --------
    Year 1..................................................... $   600  250,000
    Year 2.....................................................     600  166,667
    Year 3.....................................................     700  111,111
                                                                ------- --------
      Total earn-out........................................... $ 1,900  527,778
                                                                ======= ========

     If Acorn achieves less than 100% but greater than 75% of its performance targets, the above amounts will be reduced for not achieving the estimated targets. If Acorn achieves less than 75% of its performance targets for any annual measurement period, then no earn-out payment will be made for that period.

     Additionally, Intek will transfer 1,000,000 shares of Spider to the former Acorn stockholders if the earn-out conditions are met in Year One.

     The initial purchase price of Acorn was allocated to the acquired assets and liabilities as follows:

    Initial consideration:
      Cash.............................................................. $  550
      Stock.............................................................    100
    Advances to Acorn prior to acquisition..............................    450
    Transaction costs...................................................    100
    Due to Acorn stockholders...........................................    200
                                                                         ------
        Total initial consideration.....................................  1,400
    Allocated to:
      Property and equipment............................................   (312)
      Identifiable intangibles..........................................   (950)
      Current working capital deficit...................................    355
                                                                         ------
    Goodwill............................................................ $  493
                                                                         ======

                    INTEK INFORMATION, INC. AND SUBSIDIARIES

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (Continued)


     Goodwill will be amortized on a straight-line basis over five years. The customer list and intellectual property acquired, will be amortized on a straight-line basis over three years. Annual amortization included in the unaudited pro forma statement of operations information is $415; an increase of $312 over the amounts included in the historical financial information.

     The contingent earn-out will be recorded using the fair value of Intek's stock when payment becomes probable. Assuming the estimated initial offering
price of $   per share, the additional goodwill from Acorn could approximate
$   million. This would result in an additional $   million in annual
amortization. This amount is presented to illustrate the significance of the future adjustments to Acorn's purchase price on Intek's earnings. This should not be viewed as a projection of the earn-out expected to be paid to the former Acorn shareholders. The ultimate amount of the Acorn earn-out (if any) will depend upon Acorn's actual future performance and Intek's stock price at the time the additional shares are distributed to the former Acorn's shareholders.

(3) Spin-off of Spider

     Effective October 1, 1999, Intek distributed 100% of the shares of Spider to its stockholders on a pro rata basis. In connection with the transaction, Intek agreed to distribute $1,000 in cash and research and development relating to the technology that is currently under development to Spider. Intek has the right to receive an unconditional royalty of $1,450 from Spider plus accrued interest at 8% over the next five years resulting from the spin-off. The royalty payments are due by Spider regardless of its future operations.

     The costs directly attributable to the operations of Spider prior to the spin-off, including payroll and payroll benefits for employees that became Spider employees as a result of the spin-off, are shown as a reduction of Intek's historical research and development costs. These costs were $1,061 for the nine-month period ended September 30, 1999. Spider is also charged for certain shared support services for payroll, financial reporting, accounting and tax, human resources, treasury and insurance and risk management services under a transition support agreement. These costs would have been $1,204 for the nine-month period ended September 30, 1999, and are shown as a reduction of Intek's historical selling, general and administrative costs.

     The repayment of the unconditional royalty obligation and Spider's ability to fund its shared support costs are principally dependent upon the future success of Spider's operations or its ability to raise capital. Intek will provide a valuation allowance against any amounts due from Spider because of this uncertainty. The amount of the valuation allowance to be charged against income in any period will be equal to the lesser of (1) Spider's loss for the period or (2) the amount due from Spider. As a result, the reduction in research and development costs and the shared support costs discussed above have been shown as a loss of $2,265 from Spider in the unaudited pro forma statement of operations information.

     As a condition of the spin-off, Intek will be allowed to utilize the Spider technology for three years without any fee or royalty due to Spider. Thereafter, Intek will pay for the use of the technology at its most favored nations pricing if Intek chooses to continue to utilize the Spider software. No amount has been reflected in the unaudited pro forma statement of operations information for this future royalty because the amount is not reasonably determinable at this time and it is uncertain whether Intek will continue to use the Spider technology beyond the three year period.

                   INTEK INFORMATION, INC. AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (Continued)


(4) Guaranteed Return to Series F Stockholders

     The holders of the Series F stock have been guaranteed a minimum return of 100%, upon successful completion of the offering. This guaranteed return
has been reflected as a $    charge to net income available to common
stockholders and an increase in the Series F preferred stock. Based upon the
assumed initial offering price of $    per share, approximately     additional
shares of common stock will need to be issued to the Series F preferred stockholders to achieve this return.

(5) Conversion of Preferred Stock to Common upon the Completion of the Offering

     Intek's preferred stock will automatically convert to common stock upon the successful completion of the offering.

(6) Initial Public Offering

     Intek plans to issue a minimum of     common shares in its initial public
offering. The estimated offering price is $    per share. This will result in
proceeds of $   , net of the 7% underwriters discount.

(7) Offering Costs

     Total offering costs, other than the underwriters discount, have been
estimated at $   . Intek has $651 in deferred offering costs included in its
December 31, 1999, historical balance sheet. The remaining $    has been
reflected as a current liability in the accompanying unaudited pro forma condensed balance sheet information.

(8) Net Loss Per Share

     Pro forma net loss per share for the year ended December 31, 1999 assumes the offering occured on January 1, 1999. Pro forma net loss per share is computed using the pro forma net loss divided by the weighted average number of common shares outstanding, including the pro forma effects of the following:

    .Shares issued in the initial public offering.............           shares
    .Conversion of all Intek's convertible preferred stock.... 8,207,418 shares
    .Dividends paid in kind on preferred stock................   287,715 shares
    .Additional shares issued to Series F stockholders........           shares
                                                               ----------------
      Total additional shares.................................
                                                               ================

     The charges to adjust net loss to net loss applicable to common stockholders have been eliminated.

                        ACORN INFORMATION SERVICES, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants....................................       A-2
Financial Statements:
  Balance Sheet as of December 31, 1998..............................       A-3
  Statement of Income for the Year Ended December 31, 1998...........       A-4
  Statement of Changes in Stockholders' Equity for the Year Ended
   December 31, 1998.................................................       A-5
  Statement of Cash Flows for the Year Ended December 31, 1998.......       A-6
Notes to Financial Statements........................................ A-7--A-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Acorn Information Services, Inc.

In our opinion, the accompanying balance sheet and the related statements of income, changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Acorn Information Services, Inc. at December 31, 1998, and the results of its operations and its cash flows for the year, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's working capital deficiency and limited availability to capital financing raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

Stamford, Connecticut
June 28, 1999, except for
the second and third paragraphs
of Note 10 referencing the
proposed acquisition by
Intek Information, Inc.,
which is as of July 16, 1999

                        ACORN INFORMATION SERVICES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                               ASSETS
Current assets:
  Cash............................................................... $   10,111
  Accounts receivable................................................    681,175
  Loan receivable from employees ....................................      5,820
  Other assets.......................................................      6,556
                                                                      ----------
    Total current assets.............................................    703,662
Capitalized software.................................................    172,000
Fixed assets, net (Note 4)...........................................    244,533
Other assets.........................................................     17,877
                                                                      ----------
                                                                      $1,138,072
                                                                      ==========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................... $  107,519
  Accrued sales tax..................................................     43,969
  Other accrued expenses.............................................     51,497
  Deferred revenue...................................................    150,000
  Current portion of capital lease obligations.......................     54,883
  Line of credit facility............................................    119,065
  Deferred tax liability.............................................    100,677
  Notes payable--related party (Notes 5 & 6).........................    197,800
                                                                      ----------
    Total current liabilities........................................    825,410
  Capital lease obligations..........................................     59,648
                                                                      ----------
    Total liabilities................................................    885,058
                                                                      ----------
  Commitments (Note 9)
Stockholders' equity:
  Class A common stock, no par value, 10,000 shares authorized;
   1,800 shares issued and outstanding...............................    151,000
  Class B common stock, no par value, 10,000 shares authorized;
   no shares issued and outstanding..................................        --
  Retained earnings..................................................    102,014
                                                                      ----------
    Total stockholders' equity.......................................    253,014
                                                                      ----------
  Total liabilities and stockholders' equity......................... $1,138,072
                                                                      ==========

   The accompanying notes are an integral part of these financial statements.

                        ACORN INFORMATION SERVICES, INC.

                              STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

Revenues:
  Consulting........................................................ $2,812,226
                                                                     ----------
Costs and expenses:
  Cost of revenues..................................................    876,082
  Sales and marketing...............................................    348,765
  General and administrative........................................    955,482
  Research and development..........................................    242,707
                                                                     ----------
                                                                      2,423,036
                                                                     ----------
   Income from operations...........................................    389,190
Interest expense....................................................     53,051
                                                                     ----------
   Income before income taxes.......................................    336,139
Provision for income taxes (Note 8).................................     91,871
                                                                     ----------
   Net income....................................................... $  244,268
                                                                     ==========



   The accompanying notes are an integral part of these financial statements.

                        ACORN INFORMATION SERVICES, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                           Common stock      Treasury stock   Retained        Total
                         -----------------  ----------------  earnings    stockholders'
                         Shares   Amount    Shares  Amount    (deficit)  equity (deficit)
                         ------  ---------  ------ ---------  ---------  ----------------
Balance at January 1,
 1998................... 1,800   $  51,000   --    $     --   $(142,254)     $(91,254)
Transfer of stock.......   (45)        --     45         --         --            --
Issuance of stock.......    45     100,000   (45)        --         --        100,000
Repurchase of stock.....   (45)   (100,000)   45     100,000        --            --
Issuance of stock.......    45     100,000   (45)   (100,000)       --            --
Net income..............   --          --    --          --     244,268       244,268
                         -----   ---------   ---   ---------  ---------      --------
Balance at December 31,
 1998................... 1,800   $ 151,000   --          --   $ 102,014      $253,014
                         =====   =========   ===   =========  =========      ========




   The accompanying notes are an integral part of these financial statements.

                        ACORN INFORMATION SERVICES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                          INCREASE (DECREASE) IN CASH

Cash flows from operating activities:
  Net income........................................................ $ 244,268
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation....................................................    89,218
    Changes in operating assets and liabilities:
    Accounts receivable.............................................  (489,659)
    Loan receivable from employees..................................    (3,575)
    Other assets....................................................    (4,579)
    Accounts payable................................................    18,100
    Accrued sales tax...............................................    36,556
    Other accrued expenses..........................................    36,358
    Deferred revenue................................................   150,000
    Deferred tax liability..........................................    91,871
                                                                     ---------
Net cash provided by operating activities...........................   168,558
                                                                     ---------
Cash flows from investing activities:
  Purchase of property and equipment................................   (87,719)
  Capitalized software..............................................  (172,000)
                                                                     ---------
Net cash used in investing activities...............................  (259,719)
                                                                     ---------
Cash flows from financing activities:
  Principal payments on capital lease obligations...................   (48,145)
  Proceeds from line of credit......................................   320,000
  Principal payments on line of credit..............................  (271,435)
  Proceeds from notes payable.......................................   276,634
  Principal payments of notes payable...............................  (276,634)
  Issuance of common stock..........................................   200,000
  Repurchase of common stock........................................  (100,000)
                                                                     ---------
Net cash provided by financing activities...........................   100,420
                                                                     ---------
Net increase in cash................................................     9,259
Cash--beginning of year.............................................       852
                                                                     ---------
Cash--end of year................................................... $  10,111
                                                                     =========
Supplemental disclosure of cash flow information:
  Income taxes paid................................................. $   5,720
                                                                     =========
  Interest paid..................................................... $  31,438
                                                                     =========
Supplemental disclosure of noncash financing activity:
  During 1998, the Company entered into capital lease obligations to purchase $106,675 of furniture and fixtures and computer
   equipment.

   The accompanying notes are an integral part of these financial statements.

                        ACORN INFORMATION SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of the Business

     Acorn Information Services, Inc. (formerly Acorn Information Systems, Inc.) ("Acorn" or the "Company") was incorporated in Conneticut in 1994. Acorn develops and manages database marketing programs and interactive marketing solutions for Fortune 1000 companies throughout the United States. Acorn has developed expertise in the following areas: program management; marketing database design; database operations; and analytical services.

2. Basis of Preparation

     For the year ended 1998, the Company had a working capital deficiency and had net cash outflows for operating and investing activites. The Company has limited availability to capital financing. The Company has funded its operations through shareholder loans and available lines of credit. It is management's intention to continue to fund the Company's operating loss through additional shareholder loans in order to meet its strategic objectives. The Company believes that sufficient funding will be available to meet its planned business objectives, including anticipated cash needs for working capital for a reasonable period of time. However, there can be no assurance the Company will be able to obtain sufficient funds to continue operations. As a result of the foregoing, there exists substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability of carrying amount of recorded assets or the amounts of liabilities that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Revenue Recognition and Deferred Revenue

     Revenue is derived from consulting services performed relating to software development and consulting for customers. Revenue from consulting services is recognized when the services are provided. Revenue generated from fixed fee custom development contracts is primarily recognized using the percentage of completion method. Due to the inherent uncertainties in the estimation process, it is at least reasonably possible that estimates for cost to complete projects in progress may be revised. Such revisions are recognized in the period in which the revisions are determined. Revenue is deferred to the extent that cash is received or fees are billed prior to satisfying obligations to customers. Losses on contracts are recognized when determinable.

Fixed Assets

     Fixed assets are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Assets held under capital leases are amortized over the shorter of the lease life or the estimated useful life of the assets. Maintenance and repair costs are expensed as incurred.

Capitalized Software Costs

     In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," software development costs for new software products are expensed as incurred until technological feasibility is established. Software development costs incurred subsequent to the establishment of technological feasibility and prior to general release are capitalized. During 1998, the Company capitalized $172,000 of software development costs. These costs will be amortized over a three-year period. Amortization commences when the product is available for general release to customers. Capitalized software costs are stated at the lower of cost or net realizable value. There was no amortization expense incurred during 1998 as none of the products which had established technological feasibility were available for general release to customers.

                        ACORN INFORMATION SERVICES, INC.

Concentration of Credit Risk and Significant Customers

     Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company sells its services to various companies in the United States across several industries. The Company performs ongoing credit evaluations of its customers to ensure reserves for potential credit losses are not warranted.

     At December 31, 1998, two of the Company's customers accounted for approximately 45% and 32% of the Company's accounts receivable and two customers accounted for approximately 37% and 25% of the Company's revenues for the year then ended, respectively. No other customer exceeded 10% of revenues.

Financial Instruments

     The carrying amounts of the Company's financial instruments, which include cash, accounts receivable, accounts payable and accrued expenses, capital lease obligations and line of credit, approximate their fair market values at December 31, 1998.

Use of Estimates

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at and during the reporting periods of the financial statements. Actual results could differ from these estimates.l

4. Fixed Assets

     Fixed assets consist of the following at December 31, 1998:

                                                                      Estimated
                                                                        useful
                                                                         life
                                                                       (years)
                                                                      ----------
   Furniture and fixtures................................. $  45,882           5
   Computer equipment.....................................   263,763           3
   Leasehold improvements.................................    79,537  Lease life
                                                           ---------
                                                             389,182
   Accumulated depreciation...............................  (144,649)
                                                           ---------
                                                           $ 244,533
                                                           =========

     Depreciation expense for the year ended December 31, 1998 was $89,218.

     The balances presented above for furniture and fixtures, computer equipment and leasehold improvements include assets acquired under capital leases of $30,206, $138,204 and $35,940, respectively. Accumulated amortization on assets under capital leases totaled $56,481 as of December 31, 1998.

5. Related Party Transactions

     During 1996, the Company issued promissory notes to certain officers and shareholders of the Company totaling $113,800 (Note 6).

     During 1997, the Company issued $84,000 of notes to certain officers and shareholders of the Company for services rendered.

     During 1998, the Company was advanced $276,634 by officers and shareholders of the Company. Such advances were repaid by the Company during 1998. Interest expense related to these advances totaled $3,375 during 1998.

                        ACORN INFORMATION SERVICES, INC.

6. Debt

Line of Credit Facilities

     On March 26, 1996, the Company entered into an agreement with a bank for a $50,000 line of credit facility (the "Agreement"). At December 31, 1998, the Company had no outstanding borrowings under the Agreement. This obligation was guaranteed by certain shareholders of the Company. Under the terms of the agreements, interest accrues on outstanding borrowings at 12.5% per annum, interest is payable monthly and principal is payable upon demand. Interest expense under this credit note totaled $5,174 during 1998.

     On November 8, 1997, the Company entered into an agreement with a bank to provide a $175,000 line of credit facility (the "Agreement"). At December 31, 1998, the Company had outstanding borrowings of $119,065 under the Agreement. This obligation is guaranteed by certain shareholders of the Company and is collateralized by all assets of the Company and expires in November 1999. Interest accrues at a per annum rate of 1% over the bank's prime rate. Principal and interest are payable monthly. Interest expense under this credit note totaled $10,579 during 1998.

Notes Payable

     During 1997, the Company issued notes totaling $84,000 to certain shareholders of the Company for services rendered by the shareholders. The notes bear interest at a rate of 10% per annum and is payable on demand. Interest expense relating to these notes totaled $8,400 during 1998.

     On December 31, 1996, the Company issued $113,800 of promissory notes to certain officers and shareholders of the Company. The notes are payable on demand and bear interest at 10% per annum. Interest expense relating to the notes totaled $11,380 during 1998.

7. Common Stock

     Each share of Class A common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. The Class B common stock is non-voting, except as otherwise provided for in the Company's articles of incorporation. Common stockholders are entitled to receive dividends, if any, as may be declared by the board of directors on a share-for-share basis, regardless of the class of common stock held.

     During 1998, certain shareholders of the Company entered into treasury stock sales and repurchase transactions. These transactions were recorded as treasury stock and were accounted for under the cost method. There were no outstanding treasury shares at December 31, 1998.

8. Income Taxes

     The provision for income taxes for the year ended December 31, 1998 is as follows:

   Current tax expense:
     U.S. federal....................................................... $   --
     State and local....................................................     816
                                                                         -------
   Total current........................................................     816
                                                                         -------
   Deferred tax expense:
     U.S. federal.......................................................  74,385
     State and local....................................................  16,670
                                                                         -------
   Total deferred.......................................................  91,055
                                                                         -------
   Total provision...................................................... $91,871
                                                                         =======

                        ACORN INFORMATION SERVICES, INC.

     The Company's net deferred tax assets (liabilities) are comprised of the following at December 31, 1998:

   Deferred tax assets:
     Accounts payable............................................... $  61,769
     Net operating loss.............................................    45,441
     Deferred revenue...............................................    43,492
     Research and development credits...............................    16,831
     Fixed assets...................................................     6,099
                                                                     ---------
                                                                       173,632
   Deferred tax liability:
     Accounts receivables...........................................  (274,309)
                                                                     ---------
   Net deferred tax liability....................................... $(100,677)
                                                                     =========

     At December 31, 1998, the Company has federal net operating loss carryforwards of $112,724 and state net operating loss carryforwards of $113,474. The federal losses will expire in 2012 through 2018 and the state losses will expire in 2002 and 2003. Additionally, at December 31, 1998, the Company has federal research and development credits of $16,831 available to offset future tax liability. These credits will expire in 2018. If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the net operating loss and research and development credit carryforwards which can be utilized.

9. Commitments

     The Company has entered into noncancelable operating leases for office space, automobiles and computer equipment and capital leases for furniture and fixtures, computer equipment and leasehold improvements. The Company's future minimum lease commitments under these leases are as follows:

                                                             Operating Capital
                                                              leases    leases
                                                             --------- --------
   1999..................................................... $182,948  $ 64,457
   2000.....................................................  155,457    35,567
   2001.....................................................  140,241    18,670
   2002.....................................................  134,506     6,598
   2003.....................................................   11,209     2,647
                                                             --------  --------
   Total.................................................... $624,361   127,939
                                                             ========
   Less--Amount representing interest.......................             13,408
                                                                       --------
   Present value of future minimum lease payments...........           $114,531
                                                                       ========

     Rent expense under the noncancelable operating leases was approximately $135,430 for the year ended December 31, 1998.

10. Subsequent Event

     During the first quarter of 1999, the Company created a newly formed Delaware corporation (Acorn Information Services, Inc.) which merged with the existing Connecticut corporation (Acorn Information Systems, Inc.). In connection with the merger, the number of authorized shares was reduced from 20,000 (10,000 Class A and 10,000 Class B) to 10,000 (5,000 Class A and 5,000
Class B) and the per share par value was increased from none to $0.01. All outstanding shares of Acorn Information Systems, Inc. were converted into Acorn Information Services, Inc. shares at a ratio of one-to-one.

                        ACORN INFORMATION SERVICES, INC.

     In July 1999, the Company signed a letter of intent to enter into a proposed acquisition by Intek Information, Inc. ("Intek"). In connection with the proposed acquisition, the Company received a bridge loan in the amount of $200,000 from Intek. The bridge loan bears interest at a rate of 12% per annum and will be payable on demand if the acquisition is not successfully completed or on December 4, 1999. If the acquisition is successfully completed, the proceeds received by the Company will be reduced by the amount of the bridge loan.

     Also in connection with the proposed acquisition, the Company received $225,000 from Intek for working capital purposes. If the proposed acquisition is successfully completed the amount will be forgiven. If the proposed acquisition is not consummated, the amount will be payable on October 3, 1999. The loan bears no interest.

                        ACORN INFORMATION SYSTEMS, INC.

                                 BALANCE SHEETS
                             (Dollars in thousands)
                                  (UNAUDITED)

                                                                  September 30,
                                                                  -------------
                                                                  1998   1999
                                                                  -------------
                             ASSETS
CURRENT ASSETS:
 Cash and cash equivalents......................................  $ 126 $    13
 Trade receivables, net.........................................    287     658
 Prepaid expenses and other.....................................      9       8
                                                                  ----- -------
 Total current assets...........................................    422     679
                                                                  ----- -------
PROPERTY AND EQUIPMENT, net.....................................    212     312
OTHER ASSETS....................................................     18      21
                                                                  ----- -------
 Total assets...................................................  $ 652 $ 1,012
                                                                  ===== =======
         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable and accrued expenses..........................  $ 174 $   351
 Deferred revenue...............................................     --      55
 Current borrowings.............................................     87     759
                                                                  ----- -------
 Total current liabilities......................................    261   1,165
LONG-TERM BORROWINGS, net of current portion....................     --     340
                                                                  ----- -------
 Total liabilities..............................................    261   1,505
                                                                  ----- -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Class A common stock, no par value, 10,000 shares authorized,
 1,800 shares issued and outstanding............................     51     151
Class B common stock, no par value, 10,000 shares authorized, no
 shares issued and outstanding..................................     --      --
Retained earnings (deficit).....................................    340    (644)
                                                                  ----- -------
 Total stockholders' equity (deficit)...........................    391    (493)
                                                                  ----- -------
 Total liabilities and stockholders' equity (deficit)...........  $ 652 $ 1,012
                                                                  ===== =======

                 The accompanying notes to financial statements
            are an integral part of these unaudited balance sheets.

                        ACORN INFORMATION SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                             (Dollars in thousands)
                                  (UNAUDITED)

                                                                 Nine-Month
                                                                Period Ended
                                                                September 30,
                                                                --------------
                                                                 1998    1999
                                                                ------  ------
REVENUE........................................................ $2,144  $2,008
DIRECT COST OF SERVICES........................................   (606)   (978)
                                                                ------  ------
GROSS PROFIT...................................................  1,538   1,030
                                                                ------  ------
OPERATING EXPENSES:
  Selling, general and administrative..........................    889   1,313
  Depreciation and amortization................................    115      88
  Research and development.....................................    243     260
                                                                ------  ------
    Total operating expenses...................................  1,247   1,661
                                                                ------  ------
INCOME (LOSS) FROM OPERATIONS..................................    291    (631)
OTHER EXPENSES.................................................    (29)    (44)
                                                                ------  ------
                                                                   262    (675)
PROVISION FOR TAXES............................................     92      --
                                                                ------  ------
NET INCOME (LOSS).............................................. $  170  $ (675)
                                                                ======  ======

                      The accompanying notes to financial
         statements are an integral part of these unaudited statements.

                         ACORN INFORMATIONSYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                  (UNAUDITED)

                                                                  Nine-Month
                                                                 Period Ended
                                                                 September 30,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
Cash flows from operating activities:
Net cash provided by (used in) operating activities.............    253    (164)
                                                                 ------  ------
Cash flows from investing activities:
Purchase of property and equipment..............................   (202)    (50)
                                                                 ------  ------
Net cash used in investing activities...........................   (202)    (50)
                                                                 ------  ------
Cash flows from financing activities:
Proceeds from debt..............................................     90     284
Repayments of debt and capital leases...........................    (16)    (67)
                                                                 ------  ------
Net cash provided by financing activities.......................     74     217
                                                                 ------  ------
Net increase in cash and cash equivalents.......................    125       3
Cash and cash equivalents, beginning of period..................      1      10
                                                                 ------  ------
Cash and cash equivalents, end of period........................ $  126  $   13
                                                                 ======  ======

                 The accompanying notes to financial statements
              are an integral part of these unaudited statements.

                        ACORN INFORMATION SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               September 30, 1999

                                  (Unaudited)

(1) Organization and Nature of Business

     Acorn Information Services, Inc. was incorporated in Connecticut in 1994. Acorn develops and manages database marketing programs and interactive marketing solutions for Fortune 1000 companies throughout the United States. Acorn has developed expertise in the following areas: program management, marketing database design, database operations and analytical services.

(2) Unaudited Interim Financial Statements

     The interim financial statements have been prepared by Acorn pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures relating to the interim periods normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited condensed financial statements of the interim periods contain all adjustments necessary to present fairly the financial position of Acorn as of September 30, 1999 and 1998 and the results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the nine-month period ended September 30, 1999 and 1998 are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for the entire year.

(3) Summary of Significant Accounting Policies

Revenue Recognition

     Revenue is derived from consulting services performed relating to software development and consulting for customers. Revenue from consulting services is recognized when the services are provided. Revenue generated from fixed fee custom development contracts is primarily recognized using the percentage of completion method. Due to the inherent uncertainties in the estimation process, it is at least reasonably possible that estimates for cost to complete projects in progress may be revised. Such revisions are recognized in the period in which the revisions are determined. Revenue is deferred to the extent that cash is received or fees are billed prior to satisfying obligations to customers. Losses on contracts are recognized when determinable.

Fixed Assets

     Fixed assets are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Assets held under capital lease are amortized over the shorter of the lease life or the estimated useful life of the assets. Maintenance and repair costs are expensed as incurred.

Use of Estimates

     The preparation of Acorn's financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at and during the reporting periods of the financial statements. Actual results could differ from these estimates.

[The inside back cover illustrates that Intek helps its clients meet the needs of their customers. Placed vertically along the left one-third of the page are logos of our clients. The "Intek circle logo" is in the center of the page. The right one-third of the page contains a vertical photograph of a group of people taken from an overhead point of view. White lines run from the left portion of the page, through the logo, to the people in the photo on the right side of the page.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares

                                [LOGO OF INTEK]

                                  Common Stock

                                 ------------

                                   PROSPECTUS

                                 ------------

                                   Chase H&Q

                               Robertson Stephens

                           U.S. Bancorp Piper Jaffray

                            Wit Capital Corporation

                                 ------------

                                        , 2000

                                 ------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

     Through and including     , 2000 (the 25th day after commencement of the
offering), all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee are estimates.

       Registration Fee................................................ $15,180
       National Association of Securities Dealers, Inc. Fee............   5,755
       NASDAQ National Market listing fee..............................   5,000
       Legal Fees and Expenses.........................................    *
       Accounting Fees and Expenses....................................    *
       Printing and Engraving Expenses.................................    *
       Blue Sky Fees and Expenses......................................    *
       Miscellaneous fees and expenses.................................    *
                                                                        -------
         Total.........................................................    *
                                                                        =======

      ------------------
      * To be supplied by amendment.

Item 14. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, and permits a corporation to grant indemnity to current or former directors and executive officers, and others acting in similar capacities at the request of the company. This permitted indemnification may extend beyond the scope of that provided under Delaware law, including under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation, which will become effective upon the closing of this offering, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation permits indemnification of current and former directors and executive officers to the maximum extent allowed by applicable law.

     Our Bylaws provide that, to the full extent allowed by Delaware General Corporation Law, (i) we will indemnify our directors and officers, provided that any indemnified officer and director acted in good faith and in a manner which such officer and director reasonably believed to be in or not opposed to our best interests, (ii) we may indemnify our other employees and agents, (iii) we will advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to certain very limited exceptions; and (iv) we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against them in such capacity. The rights conferred in the Bylaws are not exclusive of indemnification provided by law, agreement or otherwise.

     As permitted by Delaware General Corporation Law, we intend to enter into indemnification agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Amended and Restated Certificate of Incorporation and to provide additional procedural protections. These agreements provide for indemnification against claims and liabilities arising as a result of their service as directors or officers of Intek and the advancement of expenses incurred by them in defending or litigating such claims. We believe that these agreements, and the indemnification provisions in our Amended and Restated Certificate of Incorporation and Bylaws, are sufficiently broad to permit indemnification against claims involving the negligence or gross negligence of, and violations of the Securities Act by, the covered directors and officers.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We have also, with approval by our Board of Directors, obtained directors' and officers' liability insurance for our current officers and directors.

     Please refer to Section   of the Underwriting Agreement (Exhibit 1.1
hereto), which provides for the indemnification of officers, directors and controlling persons of Intek against certain liabilities. See also the undertakings set out in response to Item 17 below.

     Please refer to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

      1.1  Form of Underwriting Agreement

      3.2  Form of Amended and Restated Certificate of Incorporation of the
           Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement

      3.4 Form of Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement

     10.26 Form of Indemnification Agreement

Item 15. Recent Sales of Unregistered Securities.

     All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act or on Section 4(2) of the Securities Act.

     All other sales of our securities were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment and not for resale.

     Since December 1, 1996, we have issued unregistered securities as described below:

     February 1997:   10,190,120 shares of Series B preferred stock sold to
                      three investors for $1.741 per share.

                      1,863,270 shares of Series B preferred stock issued to eight shareholders of Protocall as part of the Protocall acquisition.1

     April-May, 1997: 285,778 shares of Series B preferred stock to nine investors at an average price of $1.74 per share.
     December 1997:   2,871,913 shares of Series C preferred stock to Beacon
                      Group III-Focus Value Fund, L.P. at $1.741 per share.

                      Series No. 1 warrant issued to Beacon to purchase up to 3,500,000 shares of Series C preferred stock at $1.741 per share for five years./2/


                    Series B anti-dilution warrant issued to Beacon for the purchase of an indeterminable number of Series B preferred shares./2/

     May 1998:      8,823,529 shares of Series D preferred stock issued to
                    Conning Capital Limited Partnership V and 18,382 shares
                    issued to another accredited investor for $1.36 per share
                    under Regulation D.

                    Conning and Beacon were each granted a right to purchase up to $3,000,000 of additional Series D preferred stock at $1.36 per share through April 1999, which was not exercised.

                    Issued to Beacon 3,500,000 shares of Series C preferred stock and a Series NB-1 warrant to acquire additional shares of common stock in exchange for the Series No. 1 and B warrants issued to it in December, 1997.

     April 1999:    2,510,691 shares of Series E preferred stock to five
                    accredited investors for $1.61 per share under Regulation
                    D.

     November 1999: 11,738 shares of common stock issued to Prospero Holdings
                    LLC in connection with the Acorn acquisition.

                    5,210,093 shares of Series F preferred stock to 7 accredited investors at $2.13 per share under Regulation D.

     January 2000:  Issued a warrant to purchase 181,250 shares of our common stock at $8.52 per share to Sony Electronics, Inc.

------------------
/1/During 1999 and 1998, 11,488 and 21,539 shares of Series B preferred stock were returned to us as adjustments for the price paid for Protocall in 1997. /2/Beacon surrendered both warrants at the time of the Series D preferred stock closing.

Item 16. Exhibits and Financial Statement Schedules.

 Exhibit
 Number                         Description of Exhibit
 -------                        ----------------------
 1.1*    Form of Underwriting Agreement

 3.1+    Amended and Restated Certificate of Incorporation dated November 22,
         1999

 3.2     Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement

 3.3+    Restated Bylaws of the Registrant

 3.4 Form of Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement

 4.1*    Form of the Registrant's Common Stock Certificate

 4.2     Amended and Restated Shareholders' and Voting Agreement dated as of
         January 14, 2000

 4.3+    Registration Rights Agreement between the Registrant, the former
         Acorn shareholders and Prospero L.L.C. dated October 30, 1999

 4.3.1   Amendment No. 2 Registration Rights Agreement between the
         Registrant, the former Acorn shareholders and Prospero L.L.C.

 4.4+    Series A Purchase Agreement between the Registrant and Resource
         Bancshares Corporation dated August 2, 1996


 Exhibit
 Number                         Description of Exhibit
 -------                        ----------------------
 4.5+    Series B Purchase Agreement between the Registrant and The Beacon
         Group III-Focus Value Fund, L.P., Squam Lake Investors II, L.P. and
         Bain & Company dated as of February 3, 1997

 4.5.1   Amendment to Series B Purchase Agreement between the Registrant and
         The Beacon Group III-Focus Value Fund, L.P., Squam Lake Investors
         II, L.P. and Bain & Company

 4.6+    Series C Purchase Agreement between the Registrant and The Beacon
         Group III-Focus Value Fund, L.P. dated December 22, 1997

 4.6.1   Amendment to Series C Purchase Agreement between the Registrant and
         The Beacon Group III-Focus Value Fund, L.P.

 4.7+    Series D Purchase Agreement by and among the Registrant, Conning
         Capital Limited Partnership V, The Beacon Group III-Focus Value
         Fund, L.P. and Certain Other Investors dated as of May 7, 1998

 4.7.1   Amendment to Series D Purchase Agreement between the Registrant,
         Conning Capital Limited Partnership V, The Beacon Group III-Focus
         Value Fund, L.P. and Certain Other Investors

 4.8+    Series E Preferred Stock Purchase Agreement by and among the
         Registrant and U.S. Information Technology Financing, L.P.,
         Encompass Group, Inc., Trans Cosmos USA, Inc. and Certain Other
         Parties dated as of April 16, 1999

 4.8.1 Amendment to Series E Preferred Stock Purchase Agreement by and among the Registrant and U.S. Information Technology Financing,
         L.P., Encompass Group, Inc., Trans Cosmos USA, Inc. and Certain
         Other Parties

 4.9+    Series F Preferred Stock Purchase Agreement by and among the
         Registrant and BVCF IV, L.P. and Certain Other Parties dated as of
         November 19, 1999

 4.9.1 Amendment to Series F Preferred Stock Purchase Agreement by and among the Registrant and BVCF IV, L.P. and Certain Other Parties

 4.10    Amended and Restated Registration Rights Agreement dated January 14,
         2000

 4.11    Letter Agreement by certain stockholders of the Registrant dated
         January 14, 2000

 5.1*    Opinion of Chrisman, Bynum & Johnson, P.C.

 10.1+   1997 Restated Stock Option Plan

 10.2+   1998 Restated Stock Option Plan

 10.3    2000 Stock Incentive Plan

 10.4    2000 Employee Stock Purchase Plan

 10.5    Contribution Agreement dated October 27, 1999, between the
         Registrant and Spider Technologies, Inc.

 10.6+   Distribution Plan between the Registrant and Spider Technologies,
         Inc. dated November 5, 1999

 10.7.1+ Promissory Note dated October 1, 1999, by Timothy C. O'Crowley

 10.7.2  Promissory Note Dated October 1, 1999, by Franklin D. Richards

 10.7.3+ Promissory note and pledge agreement of Timothy C. O'Crowley dated
         November 23, 1999

 10.7.4  Promissory Note dated November 20, 1998 by Franklin D. Richards

 10.8+   Sublease and Resource Sharing Agreement between the Registrant and
         Spider Technologies, Inc. effective October 1, 1999

 10.9*   Amended and Restated Software Assignment and Grant-Back License,
         Maintenance and Support Agreement between the Registrant and Spider
         Technologies, Inc. effective November 4, 1999

 10.9.1+ Intellectual Property Security Agreement between the Registrant and
         Spider Technologies, Inc. dated November 5, 1999

 10.9.2  Agreement Regarding Matters between the Registrant and Spider
         Technologies, Inc.

 10.10+  Transition Support Agreement between the Registrant and Spider
         Technologies, Inc. dated November 4, 1999


 Exhibit
  Number                         Description of Exhibit
 -------                         ----------------------

 10.11+   Separation Agreement between the Registrant and Spider Technologies,
          Inc. effective October 1, 1999

 10.12+   Tax Separation Agreement between the Registrant and Spider
          Technologies, Inc. effective
          October 1, 1999

 10.13*   Consulting Agreement between Spider Technologies, Inc. and Timothy
          O'Crowley

 10.14    Second Restated and Amended Management Employment Agreement of
          Timothy O'Crowley

 10.15    Second Amended and Restated Employment Agreement of Franklin D.
          Richards

 10.16+   Building Lease between the Registrant and the City of Fort Scott,
          Kansas dated March 8, 1999 (Fort Scott)

 10.16.1+ Addendum No. 1 to Building Lease between Registrant and the City of
          Fort Scott, Kansas dated March 8, 1999 (Fort Scott)

 10.17+   Lease between the Registrant and M&S California Fund, L.P. dated
          June 17, 1997 (San Diego)

 10.17.1+ First Amendment to Office Building Lease between the Registrant and
          M&S California Fund, L.P. dated 10.17.2

 10.18+   Office Lease between the Registrant and Westmark Terrace Tower II,
          Inc. dated June 9, 1999 (DTC)

 10.18.1+ First Amendment to Lease between the Registrant and Westmark Terrace
          Tower II dated June 1, 1999 (DTC)

 10.19    Lease of Office Space between the Registrant and Brookfield Republic
          Inc. dated November 15, 1996 (Republic Plaza)

 10.19.1  First Amendment and Lease of Additional Office Space between the
          Registrant and Brookfield Republic Inc. dated October 17, 1997
          (Republic Plaza)

 10.20+   Office Lease between the Registrant and The Equitable Life Assurance
          Society dated March 5, 1997 (Hayward)

 10.20.1+ Commencement of Term Agreement between the Registrant and The
          Equitable Life Assurance Society dated May 2, 1997 (Hayward)

 10.20.2+ Estoppel Certificate of the Registrant to ATC Partners LLC dated
          September 24, 1998 regarding Office Lease with The Equitable Life
          Assurance Society (Hayward)

 10.21+   Industrial/ Commercial Multi-Tenant Lease between the Registrant and
          Livermore Airway Business Park dated January 14, 1999 (Livermore)

 10.22+   Industrial/ Commercial Multi-Tenant Lease between the Registrant and
          Livermore Airway Business Park dated January 30, 1999 (Livermore)

 10.23+   Commercial Lease between Acorn Information Services, Inc. and Lot 4
          LLC dated January 5, 1998 (Shelton)

 10.23.1+ First Amendment of Lease between Acorn Information Services, Inc.
          and Lot 4 LLC dated April 20, 1998 (Shelton)

 10.24    Loan and Security Agreement between the Registrant and Silicon
          Valley Bank dated June 10, 1999

 10.25    Master Loan and Security Agreement between the Registrant and
          Charter Financial, Inc. dated August 26, 1999

 10.26+ Agreement and Plan of Reorganization between the Registrant and Protocall New Business Specialists, Inc. dated February 3, 1997


 Exhibit
  Number                         Description of Exhibit
 -------                         ----------------------

 10.27++  Share Purchase Agreement between Registrant, Acorn Information
          Services, Inc. and the Shareholders of Acorn Information Services,
          Inc. dated October 30, 1999

 10.28    Master Service Agreement between the Registrant and Sony
          Electronics, Inc. dated May 1, 1997

 10.28.1+ Addendum A to Master Service Agreement between the Registrant and
          Sony Electronics, Inc. dated April 1, 1999

 10.28.2  Warrant issued to Sony Electronics, Inc. dated January 14, 2000

 10.29+   Form of Indemnification Agreement

 10.30+   Kansas Economic Opportunity Initiatives Fund Loan Agreement and
          Promissory Note

 10.31+   Agreement Among the Registrant, Fort Scott Community College and the
          Kansas
          Department of Commerce and Housing dated March 15, 1999

 21.1+    Subsidiaries of the Registrant

 23.1*    Consent of Chrisman, Bynum & Johnson (included in Exhibit 5.1)

 23.2+    Consent of Arthur Andersen LLP

 23.3+    Consent of PricewaterhouseCoopers LLP

 24.1+    Power of Attorney (see Page II-5 of this Registration
          Statement)

 27.1+    Financial Data Schedule

------------------
+Confidential treatment requested as to certain portions of this exhibit.
* To be supplied by amendment.

+ Previously filed.

Item 17. Undertakings.

     We hereby undertake to provide to the underwriters at the closing specified in the underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described under Item 14 above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 20th day of January 2000.

                                          INTEK INFORMATION, INC.

                                          By:  /s/TIMOTHY C. O'CROWLEY
                                                   Timothy C. O'Crowley
                                               President and Chief Executive
                                                          Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Name                            Title                Date

      /s/ TIMOTHY C. O'CROWLEY          Chairman of the
-------------------------------------    Board, President,       January 19,
        Timothy C. O'Crowley             Chief Executive          2000
                                         Officer and
                                         Director (Principal
                                         Executive Officer)

        /s/ STEVEN Q. HANSEN            Chief Financial
-------------------------------------    Officer (Principal      January 19,
          Steven Q. Hansen               Financial and            2000
                                         Accounting Officer)

                                        Director
   /s/ STEPHEN Q. HANSEN, POA                                    January 19,
-------------------------------------                             2000
          Stephen S.S. Hyde

                                        Director
   /s/ STEVEN Q. HANSEN, POA                                     January 19,
-------------------------------------                             2000
          Steven F. Piaker

                                        Director
   /s/ STEVEN Q. HANSEN, POA                                     January 19,
-------------------------------------                             2000
           Harold W. Pote

                                        Director
   /s/ STEVEN Q. HANSEN, POA                                     January 19,
-------------------------------------                             2000
           Rick L. Weller

                                        Director
   /s/ STEVEN Q. HANSEN, POA                                     January 19,
-------------------------------------                             2000
          Eric R. Wilkinson